AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

CAMDEN LEARNING CORPORATION,

DLORAH SUBSIDIARY, INC.

AND

DLORAH, INC.

Dated as of August 7, 2009

TABLE OF CONTENTS

		Page
ARTICLE I TERMS OF THE MERGER		5
1.1	The Merger	5
1.2	The Closing; Effective Time; Effect	2
1.3	Exchange of Securities	2
1.4	Tender and Payment	5
1.5	Dissenting Company Stockholders	6
1.6	Certificate of Incorporation and Governing Documents	7
1.7	Directors and Officers; Lock Up	7
1.8	Certain Adjustments to Parent Capitalization	8
1.9	Other Effects of the Merger	9
1.10	Additional Actions	9
1.11	Tax-Free Reorganization	9
ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY		9
2.1	Due Organization and Good Standing	9
2.2	Capitalization	10
2.3	No Subsidiaries	11
2.4	Authorization; Binding Agreement	12
2.5	Governmental Approvals	12
2.6	No Violations	14
2.7	Company Financial Statements	14
2.8	Absence of Certain Changes	15
2.9	Absence of Undisclosed Liabilities	16
2.10	Compliance with Laws	16
2.11	Regulatory Agreements; Permits	20
2.12	Litigation	21
2.13	Restrictions on Business Activities	21
2.14	Material Contracts	21
2.15	Intellectual Property	23
2.16	Employee Benefit Plans	24
2.17	Taxes and Returns	27
2.18	Finders and Investment Bankers	28
2.19	Title to Properties; Assets	28
2.20	Employee Matters	33
2.21	Environmental Matters	34
2.22	Transactions with Affiliates	35
2.23	Insurance	35
2.24	Books and Records	35
2.25	Bankruptcy	36
2.27	The Aircraft	36
2.26	Information Supplied	36
ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		36

3.1	Due Organization and Good Standing	37
3.1	Capitalization of Parent	37
3.3	Merger Sub	38
3.4	Authorization; Binding Agreement	39
3.5	Governmental Approvals	39
3.6	No Violations	39
3.7	SEC Filings and Parent Financial Statements	40
3.8	Absence of Undisclosed Liabilities	42
3.9	Compliance with Laws	42
3.10	Regulatory Agreements; Permits; Qualifications	42
3.11	Absence of Certain Changes	44
3.12	Taxes and Returns	44
3.13	Restrictions on Business Activities	45
3.14	Employee Benefit Plans	46
3.15	Employee Matters	46
3.16	Material Contracts	46
3.17	Litigation	46
3.18	Transactions with Affiliates	47
3.19	Investment Company Act	47
3.20	Books and Records	47
3.21	Finders and Investment Bankers	47
3.22	Information Supplied	47
3.23	Disclaimer	48
3.24	Trust Fund	48
3.25	Intellectual Property	49
3.26	Real Property	49
3.27	Environmental Matters	49
3.28	Insurance	49
3.29	Bankruptcy	49
3.30	Over-the-Counter Bulletin Board Quotation	49
3.31	Registration of the Common Stock and the Warrants	49
3.32	Application of Takeover Protections	50
ARTICLE IV COVENANTS		50
4.1	Conduct of Business of the Company	50
4.2	Access and Information; Confidentiality	53
4.3	No Solicitation	54
4.4	Takeover Laws	55
4.5	Stockholder Litigation	55
4.6	Conduct of Business of Parent	55
4.7	Market Standoff Agreement	58
ARTICLE V ADDITIONAL COVENANTS OF THE PARTIES		58
5.1	Notification of Certain Matters	58
5.2	Commercially Reasonable Efforts	59
5.3	Indemnification	62
5.4	Public Announcements	64
5.5	Public Filings	64

5.6	Reservation of Stock	65
5.7	Special Meeting; Proxy	65
5.8	Directors and Officers of Parent and the Surviving Corporation	66
5.9	Hart-Scott-Rodino Filing	66
5.10	Use and Disbursement of Trust Fund	66
5.11	Tax Treatment	67
5.12	Listing of Common Stock on Nasdaq	67
5.13	Indemnification of Directors and Officers of the Company	67
ARTICLE VI CONDITIONS		67
6.1	Conditions to Each Party’s Obligations	67
6.2	Conditions to Obligations of Parent and Merger Sub	69
6.3	Conditions to Obligations of the Company	71
ARTICLE VII TERMINATION AND ABANDONMENT		72
7.1	Termination	72
7.2	Effect of Termination	74
7.3	Fees and Expenses	74
7.4	Amendment	74
7.5	Waiver	74
ARTICLE VIII TRUST FUND WAIVER		75
8.1	Trust Fund Waiver	75
ARTICLE IX MISCELLANEOUS		76
9.1	Survival	76
9.2	Notices	76
9.3	Binding Effect; Assignment	77
9.4	Governing Law; Jurisdiction	77
9.5	Waiver of Jury Trial	77
9.6	Counterparts	78
9.7	Interpretation	78
9.8	Entire Agreement	78
9.9	Severability	79
9.10	Specific Performance	79
9.11	Third Parties	79
9.12	Headings	79

Exhibit A – Stockholders of Dlorah and Merger Consideration Allocation
Exhibit B – Form of Warrant
Exhibit C – Statement of Designations of Class A Common Stock
Exhibit D – Form of Lock-Up Agreement
Exhibit E – Form of Registration Rights Agreement

Index of Defined Terms

Page
Accrediting Body	13
Acquisition Proposal	54
Action	21
Affiliate	78
Agreement	5
Aircraft	36
Antitrust Laws	12
Benefit Plans	25
Board	5
Board of Governors	8
Burdensome Condition	61
Business Day	78
Camden Warrant	37
CERCLA	34
Certificate	7
Certificate of Incorporation	37
Certificate of Merger	2
Certifications	40
Claim Notice	62
Class A Dividend	4
Class A Stock	2
Closing	2
Closing Date	2
Code	6
Common Stock	2
Company	5
Company Affiliate Transaction	35
Company Disclosure Schedule	9
Company Financials	14
Company Indemnified Party	62
Company Intellectual Property	23
Company Material Contract	21
Company Permits	20
Company Real Property	28
Company School	13
Company Stockholder	3
Company Stockholder Lock Up Agreement	8
Company Stockholders	3
Compliance Date	13
Confidentiality Agreement	54
Consent	12
Damages	62
DE Secretary of State	2

DGCL	5
Director	5
Dissenting Equity Interests	6
DOE	13
DOL	25
Dr. Gallentine	7
Dr. Kerr	8
Dr. Shape	8
Educational Agency	13
Educational Approval	13
Educational Law	14
Effective Time	2
Encumbrances	14
Enforceability Exceptions	12
Environmental Laws	34
Equity Interests	5
ERISA	24
ERISA Affiliate	24
Exchange Fund	5
Expenses	11
Fairway Hills III	8
GAAP	10
Governmental Authority	12
Hazardous Substance	34
HEA	13
Improvements	31
Incentive Option Plan	65
Indebtedness	11
Indemnitee	62
Indemnitor	62
Intellectual Property	24
IRS	25
Knowledge	78
Landlord Leases	28
Law	14
Laws	14
Leased Real Property	28
Leases	29
Licensed Intellectual Property	23
Material Adverse Effect	10
Merger	5
Merger Consideration	3
Merger Sub	5
Merger Sub Organizational Documents	37
Mr. Buckingham	7
Mr. Warnock	7

Off-the-Shelf Software Agreements	23
Option Securities	37
Order	21
Owned Real Property	28
Parent	5
Parent Affiliate Transaction	47
Parent Disclosure Schedule	37
Parent Financials	41
Parent Indemnified Party	62
Parent Material Contracts	46
Parent Organizational Documents	37
Parent Permits	43
Parent SEC Reports	40
Parties	5
Party	5
Paying Agent	5
Permitted Encumbrances	29
Person	78
Post-Closing Education Consents	60
Pre-Closing Education Consents	59
Prospectus	75
Proxy Matters	65
Proxy Statement	11
RCRA	34
Representatives	54
Required Company Vote	12
Required Parent Vote	39
Requisite Regulatory Approvals	68
Restricted Stock Consideration	3
Sarbanes-Oxley Act	40
SD Secretary of State	2
SDBCA	5
SEC	15
Securities Act	15
Special Meeting	65
State Licensing Agency	13
Stock Consideration	2
Student Financial Assistance	14
Subsidiary	78
Substantial Control	17
Surviving Company	2
Takeover Law	55
Tax	28
Tax Returns	27
Taxes	28
Tenant Leases	29

Title IV Programs	14
Trading Day	3
Trading Market	3
Trust Account	48
Trust Agreement	48
Trust Fund	48
Trustee	48
Units	37
Warrant Consideration	3
Warrants	37

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (this “Agreement”) is made and entered into as of August 7, 2009 by and among Dlorah, Inc., a South Dakota corporation (the “Company”), Camden Learning Corporation, a Delaware corporation (“Parent”), and Dlorah Subsidiary, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”).  Parent, Merger Sub and the Company are sometimes referred to herein as a “Party” and collectively as the “Parties.”

WITNESSETH:

A.           Parent, the Company, and Merger Sub intend to effect the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving entity in the Merger, as a result of which the entire issued and outstanding equity interests of the Company (the “Equity Interests”) will automatically be exchanged into the right to receive the Merger Consideration (as defined herein) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), as amended, and the South Dakota Business Corporation Act (the “SDBCA”).

B.           The Board of Directors of the Company (each a “Director” and collectively, the “Board”) and the Boards of Directors of each of Parent and Merger Sub have unanimously approved this Agreement and the Merger and each of them have determined that this Agreement, the Merger and the other transactions contemplated hereby are advisable and in the respective best interests of the Company, Parent and Merger Sub.

C.           The Board has resolved to recommend that its stockholders adopt this Agreement, and the Board of Directors of Parent has resolved to recommend that its stockholders adopt this Agreement, to the extent such approval is required.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I

TERMS OF THE MERGER

                1.1           The Merger.

Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL and the SDBCA, at the Effective Time (as defined herein), Merger Sub shall be merged with and into the Company.  Upon consummation of the Merger, the separate existence of Merger Sub shall thereupon cease, and the Company, as the surviving company in the Merger (the “Surviving Company”), shall continue its corporate existence under the laws of the State of South Dakota as a wholly-owned subsidiary of Parent.

                1.2           The Closing; Effective Time; Effect.

(a)           Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to Section 7.1, and subject to the satisfaction or waiver of the conditions set forth in Article VI hereof, the closing of the Merger (the “Closing”) shall take place by the exchange of original or facsimile or electronic copies of the respective Closing documents at 10:00 a.m. New York City time no later than the third Business Day after the date that all of the closing conditions set forth in Article VI have been satisfied or waived, unless another time, date or place is agreed upon in writing by the Parties hereto.  The date on which the Closing occurs is herein referred to as the “Closing Date.”

(b)           Subject to the terms and conditions hereof, concurrently with the Closing, the Parties shall file with the Secretary of State of Delaware (the “DE Secretary of State”) and the Secretary of State of South Dakota (the “SD Secretary of State”), a certificate of merger in accordance with the DGCL and the SDBCA (referred to herein as the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL and the SDBCA and shall make all other filings or recordings required under the DGCL and the SDBCA in order to effect the Merger.  The Merger shall become effective upon the filing of the Certificate of Merger or at such other time as is agreed by the Parties hereto, in accordance with the DGCL and the SDBCA and as specified in the Certificate of Merger.  The time when the Merger shall become effective is herein referred to as the “Effective Time.”

(c)           From and after the Effective Time, the Surviving Company shall possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Company.

1.3           Exchange of Securities.

(a)           At the Effective Time, by virtue of the Merger and without any action on the part of the Company or the holders of any securities of the Company, all of the Equity Interests issued and outstanding immediately prior to the Effective Time (other than Dissenting Equity Interests) shall automatically be converted into the right to receive an aggregate of: (1) 100,000 shares of a class of stock to be created immediately prior to the Closing, such series to be known as Class A Common Stock, par value $0.0001 per share, of the Parent (the “Class A Stock” or the “Stock Consideration”), which such shares shall be convertible into 15,730,000 shares of the common stock, par value $0.0001 per share, of Parent (the “Common Stock”), as such number may be adjusted pursuant to this Section 1.3 and (2) 2,800,000 newly issued common stock purchase warrants (the “Warrant Consideration”) to purchase up to 2,800,000 shares of Common Stock at a purchase price of $5.50 per share, and (3) 575,000 shares of restricted Common Stock (the “Restricted Stock Consideration”), which such shares shall not be freely tradable until such time as the Common Stock trades at or above $8.00 per share for any sixty (60) consecutive Trading Day period; provided, that such shares of restricted Common Stock shall be forfeited on the fifth (5th) anniversary of the date of issuance if such restriction has not been satisfied by then (the Stock Consideration, the Warrant Consideration and the Restricted Stock Consideration are referred to collectively herein as the “Merger Consideration”).  Notwithstanding the foregoing, and subject to potential further adjustment as described below in Sections 1.3(b), 1.3(e) and 1.8, if the Merger Consideration, following consummation of the Merger, would be less than an aggregate of seventy percent (70%) of the issued and outstanding capital stock of Parent, on an as-converted and fully diluted basis (taking into account the cancellation of the 2,800,000 common stock warrants owned by Camden Learning, LLC and the issuance of 250,000 shares of restricted Common Stock to Camden Learning, LLC), then the number of shares of Common Stock into which the Class A Stock is convertible shall be increased such that the Merger Consideration equals seventy percent (70%) of the issued and outstanding capital stock of Parent, on an as-converted and fully diluted basis.  The Merger Consideration shall be distributed to the stockholders of the Company (individually, a “Company Stockholder” and collectively, the “Company Stockholders”) in accordance with the allocation set forth on Exhibit A attached hereto.  The warrants which comprise the Warrant Consideration shall be in the form attached hereto as Exhibit B.  As used herein, “Trading Day” means a day on which the principal Trading Market is open for trading.  “Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE AMEX, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board (or any successors to any of the foregoing).

(b)           If the average of the closing sales price of the Common Stock on the Trading Market during the 10 Trading Day period ending immediately preceding Closing is less than $7.00 per share, then the number of shares of Common Stock into which the Class A Stock is convertible shall be increased such that the aggregate value of the Stock Consideration and Warrant Consideration would have the same aggregate value as if the average of the closing sales price of the Common Stock were $7.00 per share.  Such adjustment shall be in addition to and after taking into account any other adjustments to the Merger Consideration pursuant to Sections 1.3(a) and 1.8.

By way of example, assume the average of the closing sales price of the Common Stock for the 10 Trading Day period ending immediately before Closing is $6.50 per share, and further assume there were no adjustments to the Merger Consideration pursuant to Sections 1.3(a) or 1.8.  If the average of the closing sales price of the Common Stock had been $7.00 per share, then the Company would have received Stock Consideration with a presumptive value of $110,110,000 (15,730,000 shares multiplied by $7.00), and the Warrant Consideration would have had a presumptive value of $4,200,000 ($7.00, less the exercise price of $5.50, multiplied by 2,800,000 warrants), for a total value of $114,310,000.  But, because the average of the closing sales price of the Common Stock was $6.50 per share, the Company would have received Stock Consideration with a presumptive value of only $102,245,000 (15,730,000 shares multiplied by $6.50) and Warrant Consideration with a presumptive value of only $2,800,000 ($6.50, less the exercise price of $5.50, multiplied by 2,800,000 warrants), for a total value of $105,045,000.  The Parent would make up this shortfall of $9,265,000 ($114,310,000 less $105,045,000), by increasing the number of shares of Common Stock into which the Class A Stock would be convertible by 1,425,385 additional shares ($9,265,000 divided by the average trading price of $6.50, rounded to the nearest whole number).  Thus, the total number of shares of Common Stock into which the 100,000 shares of Class A Stock would be convertible would equal 17,155,385 shares.

(c)           Each issued and outstanding share of common stock, par value $0.0001 per share, of Merger Sub shall be exchanged into common stock of the Surviving Company, and all such Surviving Company common stock shall constitute the only outstanding common stock and common stock equivalents of the Surviving Company following the Effective Time.  From and after the Effective Time, any certificate representing the common stock of Merger Sub shall be deemed for all purposes to represent common stock of the Surviving Company into which such shares of common stock of Merger Sub represented thereby were exchanged in accordance with the immediately preceding sentence.

(d)           All Equity Interests (except the Dissenting Equity Interests) shall, by virtue of the Merger and without any action on the part of the Company Stockholders, be automatically cancelled and shall cease to exist, and each Company Stockholder shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

(e)           It is expressly understood and agreed by the Parties that the Merger Consideration shall be reduced on a pro rata basis with respect to those Equity Interests that constitute Dissenting Equity Interests.  By way of example, in the event there are Dissenting Equity Interests equal to 3% of all Equity Interests, the Merger Consideration shall be reduced by 3%.

(f)           Upon issuance, the Class A Stock shall have the same rights, privileges and preferences as, and shall in all respects be pari passu with, the Common Stock, except that the Class A Stock (i) will be entitled to receive an annual cumulative preferred dividend, paid quarterly, of $0.44 per share of Common Stock into which such Class A Stock converts, on an as-converted basis (the “Class A Dividend”), (ii) will be convertible into 15,730,000 shares of Common Stock, as may be adjusted pursuant to this Section 1.3, (iii) will vote on an as-converted basis, and (iv) will have such other rights and preferences as further described in the Statement of Designations attached hereto as Exhibit C.  The Common Stock will be entitled to receive an annual dividend of $0.11 per share, payable as and when the Class A Dividend is paid.  All dividend payments on the Common Stock shall be subject to corporate governance practices and procedures and to review and modification at any time and from time to time by the Board of Directors of the Surviving Company.

1.4           Tender and Payment.

(a)           Paying Agent; Deposit of Exchange Fund.  Prior to the Effective Time, Parent and the Company shall execute a Paying Agent Agreement designating Continental Stock Transfer & Trust Company as the paying agent for the Merger Consideration (the “Paying Agent”).  No later than the Effective Time, Parent shall deliver to the Paying Agent certificates representing the Stock Consideration, the Warrant Consideration and the Restricted Stock Consideration, to be held for the benefit of the Company Stockholders, other than holders of Dissenting Equity Interests (the “Exchange Fund”).  The Exchange Fund shall be held by the Paying Agent pursuant to the Paying Agent Agreement.  Pursuant to the Paying Agent Agreement, the Paying Agent shall distribute the Exchange Fund to the Company Stockholders pursuant to the allocation set forth on Exhibit A.

(b)           Distribution Procedures.  Promptly after the Effective Time, Parent and the Surviving Company shall cause the Paying Agent to mail to each Company Stockholder of record, as of the Effective Time, a letter of transmittal in such form attached to the Paying Agent Agreement which shall set forth instructions for distributing the Merger Consideration out of the Exchange Fund in respect of the Equity Interests pursuant to Section 1.3(a) hereof.  Upon delivery to the Paying Agent of the letter of transmittal (which such letter shall contain (i) customary representations and warranties, including, but not limited to, such Company Stockholders’ right, title and interest in their Equity Interest, their acceptance of the terms and conditions of the proposed transaction, and acknowledgement by such Company Stockholder that any and all rights, preferences, privileges and obligations owed by the Company to the Company Stockholder, shall cease and be of no further force or effect, and (ii) the lock-up provisions contained in Exhibit D), properly completed and duly executed by such Company Stockholder in accordance with the instructions thereto, the Company Stockholder Lock Up Agreement (as defined in Section 1.7) and such other documents as may be reasonably required pursuant to such instructions, such Company Stockholder shall be entitled to receive in exchange therefor his, her or its allocable share of the Merger Consideration, to be mailed promptly following the Paying Agent’s receipt of such letter of transmittal.  If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the Equity Interest is registered, it shall be a condition of payment that the letter of transmittal be in proper form for such transfer and that the Person requesting such payment shall have paid all transfer and other Taxes required by reason of the issuance to a Person other than the registered holder of the Equity Interest, or such Person shall have established to the satisfaction of the Surviving Company that such Tax either has been paid or is not applicable.  Until receipt from a Company Stockholder of a duly executed letter of transmittal as contemplated by this Section 1.4(b), such Company Stockholder’s Equity Interest shall be deemed at all times after the Effective Time to represent only the right to receive its allocable share of the Merger Consideration as contemplated by Section 1.3(a) hereof, without interest thereon.  The Paying Agent shall accept such letters of transmittal upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effectuate an orderly exchange thereof in accordance with normal exchange practices.

(c)           Fractional Shares.  No certificates or scrip representing fractional shares of Common Stock or book-entry credit of the same shall be issued upon the surrender of the Equity Interests for exchange.  Each Company Stockholder who receives any portion of the Merger Consideration payable in Common Stock (whether free trading or restricted) who would otherwise have been entitled to receive a fraction of a share of Common Stock shall have such fractional share rounded up to the nearest whole number.

(d)           Transfer Books; No Further Ownership Rights in the Equity Interest.  At the Effective Time, the transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of Equity Interests on the records of the Company.  From and after the Effective Time, the Equity Interests outstanding immediately prior to the Effective Time shall be cancelled and they shall cease to have any rights, except as otherwise provided for herein or by applicable Law.

(e)           Termination of Exchange Fund; No Liability.  Any portion of the Exchange Fund that remains undistributed to the Company Stockholders following the one year anniversary of the Effective Time shall be delivered to the Surviving Company upon demand, and any Company Stockholders who have not theretofore complied with this Section 1.4(e) shall thereafter be entitled to look only to the Surviving Company (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration, payable without any interest thereon.

(f)           Withholding Taxes.  Parent and the Surviving Company shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the Merger Consideration payable to a Company Stockholder pursuant to the Merger any such amounts as are required under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign Tax Law.  To the extent that such amounts are so withheld by Parent or the Surviving Company, or caused to be withheld by the Paying Agent, such withheld amounts shall be treated for all purposes as having been paid to the Company Stockholders in respect of which such deduction and withholding was made by Parent, the Surviving Company or the Paying Agent, as the case may be.

                1.5           Dissenting Company Stockholders.  Notwithstanding any provision of this Agreement to the contrary, to the extent Company Stockholders are entitled to appraisal rights under Part 13 of the SDBCA, Equity Interests issued and outstanding immediately prior to the Effective Time with respect to which the holder thereof has properly exercised and perfected the right to dissent from the Merger and to be paid fair value in accordance with the SDBCA and as to which, as of the Effective Time, the holder thereof has not failed to timely perfect or shall have not effectively withdrawn or lost dissenters’ rights under the SDBCA (the “Dissenting Equity Interests”), shall not be exchanged into or represent a right to receive the Merger Consideration, but the holder thereof shall be entitled only to such rights as are granted by the SDBCA.  Notwithstanding the immediately preceding sentence, if any Company Stockholder who demands appraisal rights with respect to his, her or its Equity Interests under the SDBCA effectively withdraws or loses (through failure to perfect or otherwise) his, her or its appraisal rights, then as of the Effective Time or the occurrence of such event, whichever later occurs, such Company Stockholder’s Equity Interest shall thereupon be deemed to have been exchanged as of the Effective Time into the right to receive its pro rata portion of the Merger Consideration as provided in Section 1.3(a) hereof, without interest thereon, and such Equity Interests shall no longer be Dissenting Equity Interests.  At the Effective Time, any holder of Dissenting Equity Interests shall cease to have any rights with respect thereto, except the rights provided under the SDBCA and as provided in this Section 1.5.  The Company shall give Parent (i) prompt written notice of any notice of intent to demand fair value for any Equity Interest, withdrawals of such notices, and any other instruments served pursuant to the SDBCA and received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for fair value of Equity Interests under the SDBCA.  The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for fair value of Equity Interest or offer to settle or settle any such demands.

1.6           Certificate of Incorporation and Governing Documents.  At and after the Effective Time and by virtue of the Merger, and until the same have been duly amended, the Certificate of Incorporation (the “Certificate”) of the Company and the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Company.

                1.7           Directors and Officers; Lock Up.

(a)           At the Effective Time, the board of directors of: (i) the Surviving Company shall be Mr. Robert Buckingham (“Mr. Buckingham”), Dr. Jerry Gallentine (“Dr. Gallentine”) and Mr. David L. Warnock (“Mr. Warnock”), and (ii) Parent shall consist of six (6) members, four of whom are to be selected by the Company (two of whom will be Mr. Buckingham and Dr. Gallentine) and two of whom are to be selected by Parent (one of whom will be Mr. Warnock).  The remaining three board members of Parent shall be “independent directors” as that term is used in the NASDAQ Stock Market Rules, all of whom shall be qualified to serve on Parent’s audit committee following the Closing.  Mr. Buckingham shall initially serve as the Chairman of the Board of Parent and the Surviving Company, until his resignation or removal.  Additionally, there shall be named an Executive Committee of the Board of Directors of Parent comprised of Mr. Buckingham (who shall be Chairman), Mr. Warnock and Dr. Gallentine, with such rights and powers as shall be set forth in an Executive Committee Charter of the Parent, such charter to be in a form and substance to be agreed upon by the Parties and to be in effect immediately upon consummation of the Merger and which shall include policies and procedures regarding the implementation, review and modification of Parent’s internal controls and procedures with respect to SEC (as defined herein) compliance.  If the requirements of any Trading Market on which Parent seeks to have the shares of Common Stock listed immediately following consummation of the Merger require a majority of independent directors, the Board of Directors of Parent shall consist of seven (7) members, with the Company selecting the additional member.  Each of the Parties shall take all necessary action to effectuate the provisions of this Section 1.7.

(b)           At the Effective Time, the Board of Directors of Parent shall create a separate operating body of the Surviving Corporation, such body to be named the “Board of Governors.”  The Board of Governors will have responsibility for the operation of the Company School (as defined herein), including the academic function and mission of the Company School, and will have such other rights and powers as are designated to it by the Board of Directors of Parent in a Board of Governors Charter in form and substance to be agreed upon by the Parties and to be in effect immediately upon consummation of the Merger.  The Board of Directors of Parent will appoint the following individuals to the Board of Governors as of the Effective Time: Mr. Buckingham, Dr. Gallentine, Linda Copper, Richard Halbert, Susan Livingston, Dr. Richard Mosier and Edward Yelick.

(c)           At the Effective Time, the Board of Directors of Parent shall appoint and designate as officers of Parent: (i) Dr. Gallentine as President, (ii) Dr. Ronald Shape (“Dr. Shape”) as Chief Executive Officer and interim Chief Financial Officer, and (iii) Dr. Samuel Kerr (“Dr. Kerr”) as Provost, Secretary and General Counsel.  With respect to the Surviving Company, Dr. Gallentine shall be named as President, Dr. Shape shall be named as Chief Executive Officer and interim Chief Financial Officer, and Dr. Kerr shall be named as Secretary and General Counsel.  Michael Buckingham shall be named as President of the Surviving Company’s real estate division.  The Company shall exercise its rights as a partner of Fairway Hills Section III (“Fairway Hills III”) to vote to appoint Mr. Buckingham as Chairman, and Michael Buckingham as President, of Fairway Hills III.  Following Closing, the Parent will commence a search for a new Chief Financial Officer to replace Dr. Shape in his role as interim Chief Financial Officer of the Parent and the Surviving Company.

(d)           If, after the Effective Time, a vacancy shall exist on the Board of Directors or in any officer position of Parent, such vacancy may thereafter be filled in the manner provided by the Parent Organizational Documents (as defined herein) or the Law.

(e)           Each Company Stockholder shall enter into a “lock-up” agreement substantially in the form set forth in Exhibit D (a “Company Stockholder Lock Up Agreement”) pursuant to which such Company Stockholder shall agree, for a period of 180 days from the Effective Time, that such Company Stockholder shall neither, on his, her or its own behalf or on behalf of entities, family members or trusts affiliated with or controlled by him, her or it, offer, issue, grant any option on, sell or otherwise dispose of any portion of the Merger Consideration issued to such Company Stockholder.

               1.8           Certain Adjustments to Parent Capitalization.

If, between the date of this Agreement and the Effective Time, the outstanding Common Stock is changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities is declared with a record date within such period, or any similar event occurs, the Merger Consideration shall be appropriately adjusted to provide to the Company Stockholders the same economic effect as contemplated by this Agreement prior to such event.

1.9           Other Effects of the Merger.

The Merger shall have all further effects as specified in the applicable provisions of the DGCL and the SDBCA.

1.10          Additional Actions.

If, at any time after the Effective Time, the Surviving Company or the Parent, as applicable, shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company or Parent its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub or the Company or otherwise carry out this Agreement, the officers and directors of the Surviving Company or Parent, as applicable, shall be authorized to execute and deliver, in the name and on behalf of Merger Sub or the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub or the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.

1.11          Tax-Free Reorganization.

The Merger is intended to be a reorganization within the meaning of Section 368(a) of the Code, and this Agreement is intended to be a “plan of reorganization” within the meaning of the regulations promulgated under Section 368(a) of the Code and for the purpose of qualifying the Merger as a tax-free transaction for federal income tax purposes.  The Parties agree to report the Merger as a tax-free reorganization under the provisions of Section 368(a).  None of the Parties will take or cause to be taken any action which would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368(a).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The following representations and warranties by the Company to Parent and Merger Sub are qualified by the Company disclosure schedules, which set forth certain disclosures concerning the Company and its divisions and businesses (the “Company Disclosure Schedule”).  Except as disclosed in the Company Disclosure Schedule, the Company hereby represents and warrants to Parent and Merger Sub as follows:

2.1           Due Organization and Good Standing.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  The Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Material Adverse Effect.  The Company has heretofore made available to Parent accurate and complete copies of the Company’s certificate of incorporation, bylaws and other organizational documents, each as currently in effect.  The Company is not in violation of any provision of its certificate of incorporation, stockholder agreements (if any), bylaws, or other organizational documents.

For purposes of this Agreement, the term “Material Adverse Effect” shall mean, with respect to a Party, any occurrence, state of facts, change, event, effect or circumstance that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on the assets, liabilities, business, results of operations or financial condition of such Party and its subsidiaries, taken as a whole, other than any occurrence, state of facts, change, event, effect or circumstance to the extent resulting from: (i) political instability, acts of terrorism or war, changes in national, international or world affairs, or other calamity or crisis, including without limitation as a result of changes in the international or domestic markets, so long as such Party is not disproportionately affected thereby, (ii) any change affecting the United States economy generally or the economy of any region in which such Party conducts business that is material to the business of such Party, so long as such Party is not disproportionately affected thereby, (iii) the announcement of the execution of this Agreement, or the pendency of the consummation of the Merger, (iv) any change in United States generally accepted accounting principles (“GAAP”) or interpretation thereof after the date hereof or (v) the execution and performance of or compliance with this Agreement.

2.2           Capitalization.

(a)           The authorized capital stock of the Company consists of 100,000 shares of common stock, par value $10.00 per share.  As of the date hereof, 28,504.6655 shares of Company common stock were issued and outstanding.  Except for the Equity Interests held by the Company Stockholders as set forth on Exhibit A, no Equity Interests are issued and outstanding.  All of the outstanding Equity Interests are duly authorized, validly issued, fully paid and non-assessable and not subject to any preemptive or similar rights.  None of the outstanding securities of the Company has been issued in violation of any foreign, federal or state securities Laws.

(b)           There are no: (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights, or (iii) subscriptions or other rights, agreements, arrangements, contracts or commitments of any character, relating to the issued or unissued Equity Interests or obligating the Company to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or Equity Interests of, or other equity interest in, the Company, or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such equity interests.  There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Equity Interest or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

(c)           There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of the Equity Interests.

(d)           No Indebtedness of the Company contains any restriction upon: (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Company or (iii) the ability of the Company to grant any Encumbrance, other than Permitted Encumbrances, on its properties or assets.  As used in this Agreement, “Indebtedness” means (A) all indebtedness for borrowed money or for the deferred purchase price of property or services (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs (other than Expenses and current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (B) any other indebtedness that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (C) all obligations under financing leases, (D) all obligations under conditional sale or other title retention agreements relating to property purchased by the Company, (E) all obligations under leases required to be accounted for as capital leases under GAAP, (F) all obligations in respect of acceptances issued or created, (G) all liabilities secured by an Encumbrance on any property and (H) all guarantee obligations.  As used in this Agreement, “Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a Party and its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement, the preparation, printing, filing or mailing of the proxy statement required to be filed by Parent in connection with the transactions contemplated hereby (the “Proxy Statement”), the solicitation of the Required Parent Vote and all other matters related to the consummation of the Merger.

(e)           Since June 1, 2005, the Company has not declared or paid any distribution or dividend in respect of the Equity Interests and has not repurchased, redeemed or otherwise acquired any Equity Interests, and the Board has not authorized any of the foregoing.

                2.3           No Subsidiaries.  The Company does not own, directly or indirectly, any shares of capital stock or other equity or voting interests in (including any securities exercisable or exchangeable for or convertible into capital stock or other equity or voting interests in) any other Person other than (i) publicly traded securities constituting less than five percent of the outstanding equity of the issuing entity, and (ii) the partnership interests in Fairway Hills III owned by the Company.  Schedule 2.3 of the Company Disclosure Schedule sets forth an accurate and complete list of all divisions, d/b/a’s, trade names and other names under which the Company conducts business.

2.4           Authorization; Binding Agreement.  The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The affirmative vote of the Company Stockholders holding at least a majority of the shares entitled to vote at a meeting at which a quorum is present (the “Required Company Vote”) is necessary to approve and adopt this Agreement and to consummate the transactions contemplated hereby (including the Merger).  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger: (i) have been duly and validly authorized by the Board, and (ii) no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby, other than receipt of the Required Company Vote.  This Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally, and the fact that equitable remedies or relief (including, but not limited to, the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

                2.5            Governmental Approvals.

(a)           No consent, approval, waiver, authorization or permit of, or notice to or declaration or filing with (each, a “Consent”), any government, any state or other political subdivision thereof, or any other entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental or regulatory authority, agency, department, board, commission, administration or instrumentality, any court, tribunal or arbitrator or any self-regulatory organization (each, excluding any Educational Agency, a “Governmental Authority”), or with any Educational Agency, on the part of the Company or the Company School is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby (including the Merger), other than: (i) the filing of the Certificate of Merger with the DE Secretary of State and the SD Secretary of State in accordance with, respectively, the DGCL and the SDBCA, (ii) such filings as may be required in any jurisdiction where the Company is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization, (iii) compliance with any applicable federal or state securities or Blue Sky laws, (iv) any such Consents required by any Educational Agency, as identified in Section 2.5(a) of the Company Disclosure Schedule, (v) pursuant to any other Laws designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), if applicable, and (vi) those Consents that, if they were not obtained or made, would not reasonably be expected to have a Material Adverse Effect.  There exists no fact or circumstance attributable to the Company or the Company School or any of their affiliates which would reasonably be expected to impact on the Company or the Company School’s ability to obtain any Consents required by any Educational Agency in connection with this Agreement or the transactions contemplated hereby, including any such Consents which must be obtained following the Effective Time.

(b)           As used herein:

(1)           “Accrediting Body” means (i) any entity or organization, whether private or quasi-private, whether foreign or domestic, which engages in the granting or withholding of accreditation of postsecondary institutions or their educational programs in accordance with standards and requirements relating to the performance, operations, financial condition and/or academic standards of such institutions or their educational programs, and whose accreditation is necessary for the Company School’s participation in and receipt of funds under the Title IV Programs; (ii) the National League for Nursing Accrediting Commission; and (iii) the Commission on Accreditation of Allied Health Education Programs.

(2)           “Company School” means the postsecondary institution owned and operated as a division of the Company, comprised of its main campus and its additional locations or branches, and assigned Identification Number 004057 by the Office of Postsecondary Education of DOE.

(3)           “Compliance Date” means July 1, 2006.

(4)           “DOE” means the U.S. Department of Education.

(5)           “Educational Agency” means the DOE, and any State Licensing Agency or any Accrediting Body.

(6)           “Educational Approval” means any license, permit, consent, authorization, certification, accreditation, or similar approval, issued or required to be issued by an Educational Agency in connection with the operations of post-secondary institutions or the participation of such institutions in any Student Financial Assistance Program, but excluding such approvals issued with respect to individual recruiters or other individual employees of such institutions.

(7)           “HEA” means the Higher Education Act of 1965, as amended, 20 U.S.C. §1001 et seq., and any amendments or successor statutes thereto, and its implementing regulations.

(8)           “State Licensing Agency” means any state educational licensing authority, agency, department, board or commission that provides a license, certification, exemption or other authorization necessary for a post-secondary institution to provide post-secondary education at a physical location in that state, including the Colorado Commission on Higher Education, the Kansas Board of Regents, the Minnesota Office of Higher Education, the Missouri Coordinating Board for Higher Education, the New Mexico Higher Education Department, the South Dakota Board of Regents and the Texas Higher Education Coordinating Board.

(9)           “Student Financial Assistance” means the Title IV Programs and any other program authorized by the HEA and administered by the DOE.

(10)         “Title IV Programs” means the programs of student financial assistance authorized by Title IV of the HEA.

                2.6           No Violations.  The execution and delivery by the Company of this Agreement, the consummation by the Company of the Merger and the other transactions contemplated hereby, and compliance by the Company with any of the provisions hereof, will not: (i) conflict with or violate any provision of the Certificate, bylaws or other organizational documents of the Company, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment or acceleration) under, any Company Material Contract to which the Company is a party or by which the Company’s assets are bound, except where such violation, breach or default would not reasonably be expected to have a Material Adverse Effect, (iii) result (immediately or with the passage of time or otherwise) in the creation or imposition of any liens, claims, mortgages, pledges, security interests, equities, options, assignments, hypothecations, preferences, priorities, deposit arrangements, easements, proxies, voting trusts or charges of any kind or restrictions (whether on voting, sale, transfer, disposition or otherwise) or other encumbrances or restrictions of any nature whatsoever, whether imposed by agreement, Law, Educational Law or equity, or any conditional sale contract, title retention contract or other contract (the “Encumbrances”), other than Permitted Encumbrances, upon any of the properties, rights or assets of the Company that would reasonably be expected to have a Material Adverse Effect, or (iv) subject to obtaining the Consents from Governmental Authorities and Educational Agencies referred to in Section 2.5 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent having been satisfied, conflict with, contravene or violate any foreign, federal, state or local Order (as defined in Section 2.12), statute, law, rule, regulation, ordinance, writ, injunction, arbitration award, directive, judgment, decree, principle of common law, constitution, treaty or any interpretation thereof enacted, promulgated, issued, enforced or entered by any Governmental Authority (but not including any Educational Agency) (each, a “Law” and collectively, the “Laws”) or any foreign, federal or state statute, law, rule, regulation, ordinance, writ, injunction, directive, judgment, decree, principle of common law or any standard or requirement enacted, promulgated, issued, enforced or entered by any Educational Agency (each, an “Educational Law” and collectively, the “Educational Laws”) to which the Company or the Company School or any of the Company’s or the Company School’s assets or properties is subject, except where such conflict, contravention or violation would not reasonably be expected to have a Material Adverse Effect.

2.7           Company Financial Statements.

(a)           As used herein, the term “Company Financials” means the Company’s audited consolidated financial statements (including, in each case, any related notes thereto), consisting, in part, of the Company’s balance sheets, statements of operations and statements of cash flow, as of May 31, 2007, May 31, 2008 and May 31, 2009 (as soon as available) and the unaudited interim financial statements of the Company for the nine month period ended February 28, 2009.  The Company has made or will make available to Parent true, correct and complete copies of the Company Financials and will deliver to Parent audited financial statements for the fiscal year ended May 31, 2009 as soon as available for inclusion in the Proxy Statement.  In addition, the Company has made available to Parent true, correct and complete copies of the Company financial statements in the form filed with the DOE for the Company’s fiscal year ended May 31, 2008.  The Company Financials: (i) in all material respects accurately reflect or will reflect the Company’s books and records as of the times and for the periods referred to therein, (ii) to the Company’s knowledge, were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, (iii) fairly present in all material respects the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated and (iv) to the extent required for inclusion in the Proxy Statement, comply or will comply in all material respects with the Securities Act of 1933, as amended (the “Securities Act”), Regulation S-X and the published general rules and regulations of the Securities Exchange Commission (“SEC”).

(b)           The Company has disclosed in writing to Parent, the Company’s outside auditors and the Board any fraud, whether or not material, which involves management or other employees who have a significant role in the Company’s internal controls over financial reporting that has occurred since January 1, 2004 and to which the Company has knowledge.

(c)           The Company has not, and to the Company’s knowledge, no auditor or accountant of the Company or any manager, director, officer, employee or consultant of the Company has, received any material written complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.  No attorney representing the Company has reported evidence of any violation of consumer protection (including rules and regulations promulgated by any state or federal Governmental Authority or Educational Agency with jurisdiction, oversight or regulatory control over the conduct of the business of the Company) or securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, Directors, employees or agents to the Board or any committee thereof or to any Director or executive officer of the Company.

2.8           Absence of Certain Changes.

(a)           Except as consented to in writing by Parent (and excluding the Merger), since May 31, 2008, the Company has conducted its businesses in the ordinary course of business consistent with past practice and there has not occurred any action that would constitute a breach of Section 4.1 hereof if such action were to occur or be taken after the date of this Agreement, except for such action that would not have or reasonably be expected to have a Material Adverse Effect.

(b)           Since May 31, 2008, there has not been any fact, change, effect, occurrence, event, development or state of circumstances that has had or would reasonably be expected to have a Material Adverse Effect.  The Company does not have any off-balance sheet arrangements.

2.9           Absence of Undisclosed Liabilities.  Except as and to the extent reflected or reserved against in the Company Financials, the Company has not incurred any liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or provided for in the Company Financials, other than liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since May 31, 2008 or that would not reasonably be expected to have a Material Adverse Effect.

2.10         Compliance with Laws.

(a)           The Company is in compliance with all Laws applicable to it and the conduct of its businesses as currently conducted and as proposed to be conducted following consummation of the Merger, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect.  The Company is not in conflict with, or in default or violation of, nor since June 1, 2004 has it received any notice of any conflict with, or default or violation of any applicable Law by which the Company, or any property or asset of the Company, is bound or affected, except for any such conflicts, defaults or violations that would not reasonably be expected to have a Material Adverse Effect.  Since the Compliance Date, the Company School has been in compliance in all material respects with all applicable Educational Laws.  Notwithstanding the generality of the foregoing: (i) the Company School is and, since the Compliance Date, has been, duly qualified as, and in compliance with the DOE definition of, a “proprietary institution of higher education”, including the provisions of 34 C.F.R. § 600.7, (ii) the Company, the Company School and, to the knowledge of the Company, its and the Company School’s agents, have marketed, sold and provided educational products and services in compliance in all material respects with all Laws and Educational Laws applicable to the business of the Company, and in the jurisdictions in which the products and services were provided, and (iii) all contracts, agreements, arrangements and transactions in effect between the Company and any affiliate are in compliance in all material respects with the requirements of all applicable Laws and Educational Laws.

(b)           For the fiscal years ending on May 31, 2006, 2007 and 2008, the Company School derived no more than ninety percent (90%) of its revenues from the Title IV Programs, as determined on a cash basis in accordance with 34 C.F.R. § 600.5.  For the fiscal year ending on May 31, 2009, the Company School derived no more than ninety percent (90%) of its revenues from the Title IV Programs, as determined based on a good faith interpretation of 34 C.F.R. § 600.5 as modified by the Higher Education Opportunity Act of 2008 (Public Law 110-315).

(c)           Neither the Company nor the Company School nor any other Person or entity that exercises substantial control over the Company or the Company School or over any affiliate of the Company or the Company School (as the term “substantial control” is defined in 34 C.F.R. § 668.174(c)(3)) (“Substantial Control”), or member of such Person’s family (as the term “family” is defined in 34 C.F.R. §600.21(f)), alone or together, (i) exercises or exercised Substantial Control over another institution that owes a liability for a violation of a Title IV Program requirement or (ii) owes a liability for a violation of a Title IV Program or other HEA program requirement.  At no time has the Company or the Company School, nor any affiliate thereof with the power to direct or cause the direction of the management or policies of the Company or the Company School, filed for relief in bankruptcy or had entered against it an order for relief in bankruptcy.  Neither the Company nor the Company School, nor any person or entity with a legal or beneficial interest in the Company or the Company School or with a right to share in the profits derived from the operation of the Company or the Company School, nor any chief executive officer thereof, has pled guilty to, has pled nolo contendere to, or has been found guilty of a crime involving the acquisition, use or expenditure of Title IV Program funds or has been judicially determined to have committed fraud involving Title IV Program funds.  To the knowledge of the Company, neither the Company nor the Company School currently employs or contracts with any individual or entity in a capacity that involves the administration or receipt of funds under the Title IV Programs, who or which has been convicted of, or has pled nolo contendere or guilty to, a crime involving the acquisition, use or expenditure of federal, state or local government funds, or has been administratively or judicially determined to have committed fraud or any other material violation of Law or Educational Law involving federal, state, or local government funds.  To the knowledge of the Company, neither the Company nor the Company School has contracted with any institution or third-party servicer that has been terminated under Section 432 or 487 of the HEA for a reason involving the acquisition, use or expenditure of federal, state or local government funds, or that has been administratively or judicially determined to have committed fraud or any other material violation of Law or Educational Law involving federal, state or local government funds.

(d)           There is no pending or, to the knowledge of the Company, threatened, proceeding or investigation to which the Company or the Company School is subject before any Governmental Authority or Educational Agency regarding whether the Company or the Company School has violated in any material respect applicable Laws or Educational Laws.  Neither the Company nor the Company School has received written notice since the Compliance Date of any material violation of, or noncompliance with, any Law or Educational Law applicable to the Company or the Company School, or directing the Company to take remedial action with respect to such applicable Law or Educational Law or otherwise, and no material deficiencies of the Company or the Company School have been asserted in writing by any Governmental Authority or Educational Agency with respect to possible violations of any applicable Laws or Educational Laws.  Since the Compliance Date, the Company has timely filed or made all material reports, statements, documents, registrations, notices, filings or submissions required to be filed with any Governmental Authority or Educational Agency, and all such reports, statements, documents, registrations, notices, filings and submissions are in material compliance (and materially complied at the relevant time) with applicable Law or Educational Law and no material deficiencies have been asserted by any Governmental Authority or Educational Agency with respect to any such reports, statements, documents, registrations, notices, filings or submissions required to be filed with any Governmental Authority or Educational Agency.

(e)           The Company and the Company School, since the Compliance Date, have held and maintained in all material respects all Educational Approvals required under applicable Educational Laws to conduct the business and operations of the Company and the Company School in the manner and to the extent that they are now being conducted and have been conducted since the Compliance Date.  The Company School is and, since the Compliance Date, has been eligible and certified by the DOE to participate in the Title IV Programs and is party to, and in material compliance with, a valid and effective Program Participation Agreement with the DOE that is in full force and effect.  Since the Compliance Date, the Company and the Company School have been and are in material compliance with the terms of their Educational Approvals.

(f)            Section 2.10(f) of the Company Disclosure Schedule includes a correct and complete list of the full address of the main campus of the Company School and any additional location at which the Company School offers 50% or more of an educational program.

(g)           There is no investigation or proceeding pending or, to the knowledge of the Company, threatened that could reasonably be expected to result in the loss of any Educational Approval.  Each Educational Approval presently required by any Educational Agency with respect to the Company or the Company School is in full force and effect, and no proceeding for the suspension, limitation, revocation, termination or cancellation of any of such Educational Approval is pending or, to the knowledge of the Company, threatened, nor since the Compliance Date, has either the Company or the Company School received written notice from an Educational Agency of its intent to initiate any such action.  The Company School is not on show cause, probation, monitoring or warning status with any Educational Agency, and, since the Compliance Date, the Company School has not been subject to any such action by any Educational Agency.  Neither the Company nor the Company School has received any written notice that any of the Educational Approvals will not be renewed.

(h)           Neither the Company nor the Company School is subject to any growth restrictions or growth limits of any kind, including any restrictions or limits related to student enrollment, new educational programs, modifications of existing educational programs, new locations or utilization of Title IV Program funds, except for any restrictions and limitations inherent to provisional certification to participate in the Title IV Programs.

(i)            Since the Compliance Date, the Company School has complied in all material respects with the regulations at 34 C.F.R. § 668.14(b)(22) concerning the provision of commissions, bonuses and other incentive payments to persons engaged in student recruiting or admissions activities or in making decisions regarding the awarding of Title IV Program funds.

(j)            For each fiscal year ending after the Compliance Date, the Company School complied with the applicable factors of financial responsibility set forth in 34 C.F.R. § 668.15 and 34 C.F.R. §§ 668.171-175, including with respect to the posting of a letter of credit pursuant to the alternative standards of financial responsibility set forth in 34 C.F.R. § 668.175.  Section 2.10(j) of the Company Disclosure Schedule includes a correct and complete list of any letters of credit posted in favor of the DOE since the Compliance Date.

(k)           The Company School has at no time since the Compliance Date been subject to the reimbursement or heightened cash monitoring level II payment method as described at 34 C.F.R. § 668.162 or any predecessor regulation, and neither the Company nor the Company School has received written notice since the Compliance Date from the DOE of its intent to place the Company School on such reimbursement or heightened cash monitoring level II payment method.

(l)            The Company School is in compliance in all material respects with (i) the requirements governing preferred lender relationships, private educational loans, and codes of conduct as set forth in 20 U.S.C. § 1094; and (ii) applicable provisions of 34 C.F.R. § 668.212 regarding prohibited inducements in the Federal Family Education Loan Program.  Since July 1, 2007, neither the Company nor the Company School nor any employee, agent or official thereof has accepted any gift, payment, inducement, benefit, staffing assistance, advisory board position, or other thing of value in exchange for directing private or Title IV Program loan applications to any lender.  Since the Compliance Date, neither the Company nor the Company School has received any written notice of any investigation by any Educational Agency or other Governmental Authority regarding the Company School’s student lending practices.

(m)           The Company and the Company School have made available to Parent and Merger Sub true and complete copies of correspondence and documents currently in its possession received from, or sent by or on behalf of the Company School to DOE, any Educational Agency or any programmatic accrediting agency listed on Section 2.10(m) of the Company Disclosure Schedule that were (i) sent or received since the Compliance Date or relate to any issue which remains pending as of the date of this Agreement and (ii) relate to (A) any written notice that any Educational Approval or programmatic accreditation is not in full force and effect or that an event has occurred which constitutes or, with the giving of notice or the passage of time or both, would reasonably be expected to result in revocation of such Educational Approval or programmatic accreditation; (B) any written notice that the Company School has violated or is violating any legal requirement, regulation, or rule related to the Title IV Programs, or DOE or any other applicable Educational Agency, or any legal requirement, regulation, or rule related to maintaining and retaining in full force and effect any Educational Approval or programmatic accreditation; (C) any audits, program reviews, investigations or site visits conducted by DOE or any other Educational Agency, any other Governmental Entity, any programmatic accrediting agency listed on Section 2.10(m) of the Company Disclosure Schedule, or any independent auditor reviewing compliance with the statutory, regulatory or other requirements of the Title IV Programs by the Company School; (D) any written notice of an intent to limit, defer, show cause, suspend, terminate, revoke, cancel, not renew or condition (including any action placing the Company School or location thereof on probation) the accreditation of the Company School; or (E) the placement or removal of the Company School on or from the reimbursement or heightened cash monitoring level II method of payment under the Title IV Programs.

2.11          Regulatory Agreements; Permits.

(a)           There are no: (i) written agreements, consent agreements, memoranda of understanding, commitment letters, cease and desist orders, or similar undertakings to which the Company is a party, on the one hand, and any Governmental Authority or Educational Agency is a party or addressee, on the other hand, (ii) Orders or directives of or supervisory letters from a Governmental Authority or Educational Agency specifically with respect to the Company or the Company School, or (iii) resolutions or policies or procedures adopted by the Company or the Company School at the request of a Governmental Authority or Educational Agency, that (A) limit in any material respect the ability of the Company to conduct its education business as currently being conducted, (B) in any manner impose any requirements on the Company in respect of the provision of educational products and services that materially add to or otherwise materially modify in any respect the requirements imposed under applicable Laws or Educational Laws, (C) require the Company or any of its divisions to make capital contributions or make loans to another division or affiliate of the Company or (D) in any manner relate to the ability of the Company to pay dividends or otherwise materially restrict the conduct of business of the Company or the Company School in any respect.

(b)           The Company holds all material permits, licenses, franchises, grants, authorizations, consents, exceptions, variances, exemptions, orders and other governmental authorizations, certificates, consents and approvals (excluding any Educational Approvals which are addressed in Section 2.10) necessary to lawfully conduct its business as presently conducted and as contemplated to be conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”), all of which are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the failure of any of the Company Permits to be in full force and effect, or the suspension or cancellation of any of the Company Permits, would not reasonably be expected to have a Material Adverse Effect.  Section 2.11(b) of the Company Disclosure Schedule sets forth each Company Permit required to be held by the Company in all jurisdictions in which it conducts business.  The Company is not in violation in any material respect of the terms of any Company Permit.

(c)           Each of the officers and employees of the Company and the Company School are in compliance with all applicable federal, state and foreign laws requiring any registration, licensing or qualification, and are not subject to any liability or disability by reason of the failure to be so registered, licensed or qualified, except where such failure to be in compliance or such liability or disability would not reasonably be expected to have a Material Adverse Effect.

(d)           No investigation, review or examination by any Governmental Authority or Educational Agency with respect to the Company is pending or, to the knowledge of the Company, threatened, nor does the Company have knowledge of any Governmental Authority’s or Educational Agency’s intention to conduct any such investigation or review, other than any review of the Company or the Company School by any Educational Agency that occurs in the normal course of business and on a routine basis with respect to all institutions regulated by such Educational Agency.

(e)           The Company and, to the knowledge of the Company, its solicitors, third party administrators, managers and agents, have marketed, sold and issued educational products and services in compliance with all applicable Laws governing sales processes and practices, except in each case as would not reasonably be expected to have a Material Adverse Effect.

                2.12         Litigation.  There is no private, regulatory or governmental inquiry, action, suit, proceeding, litigation, claim, arbitration or investigation (each, an “Action”) pending before any arbitrator, agency, court or tribunal, foreign or domestic, or, to the knowledge of the Company, threatened against the Company or any of its properties, rights or assets or any of its managers, officers or directors (in their capacities as such) that would reasonably be expected to have a Material Adverse Effect.  There is no decree, directive, order, writ, judgment, stipulation, determination, decision, award, injunction, temporary restraining order, cease and desist order or other order by, or any capital plan, supervisory agreement or memorandum of understanding with any Governmental Authority (each, an “Order”) binding against the Company or any of its properties, rights or assets or any of its managers, officers or directors (in their capacities as such) that would prohibit, prevent, enjoin, restrict or materially alter or delay any of the transactions contemplated by this Agreement (including the Merger), or that would reasonably be expected to have a Material Adverse Effect.  The Company is in material compliance with all Orders.  There is no material Action which the Company has pending against other parties.

                2.13         Restrictions on Business Activities.  There is no agreement or Order binding upon the Company which has or could reasonably be expected to have the effect of prohibiting, preventing, restricting or impairing in any respect any business practice of the Company as its business is currently conducted, any acquisition of property by the Company, the conduct of business by the Company as currently conducted, or restricting in any respect the ability of the Company from engaging in business as currently conducted or from competing with other parties, except where such agreement or Order would not reasonably be expected to have a Material Adverse Effect.

 2.14         Material Contracts.

(a)           Section 2.14 of the Company Disclosure Schedule sets forth a list of, and the Company has made available to Parent, true, correct and complete copies of, each written contract, agreement, commitment, arrangement, lease, license, permit or plan and each other instrument to which the Company is a party or by which the Company is bound as of the date hereof (each, a “Company Material Contract”) that:

(i)             is described in the Company Financials for the year ended May 31, 2008;

(ii)            would be required to be disclosed if the Company were a reporting company under the Securities Exchange Act of 1934, as amended;

(iii)           contains covenants that materially limit the ability of the Company (or which, following the consummation of the Merger, could materially restrict the ability of the Surviving Company or any of its affiliates): (A) to compete in any line of business or with any Person or in any geographic area or to sell, supply, price, develop or distribute any service, product or asset, including any non-competition covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other entity, except, in each case, for any such contract that may be canceled without any penalty or other liability to the Company upon notice of 60 days or less;

(iv)           involves any joint venture, partnership, limited liability or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company, taken as a whole;

(v)           involves any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(vi)           relates to Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) having an outstanding principal amount in excess of (1) $250,000 with respect to any non-real estate related Indebtedness or (2) $100,000 with respect to any real estate related Indebtedness;

(vii)         was entered into by the Company and has not yet been consummated, and involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of a substantial amount of the assets or capital stock or other equity interests of another Person, other than the acquisition or disposition of assets in the ordinary course of business;

(viii)         by its terms calls for aggregate payments by the Company under such contract of more than (1) $250,000 with respect to any non-real estate related payments or (2) $100,000 with respect to any real estate related payments;

(ix)           with respect to any material agreement for the acquisition or disposition, directly or indirectly (by merger or otherwise), of a substantial amount of the assets or capital stock or other equity interests of another Person, pursuant to which the Company has: (A) any continuing indemnification obligations or (B) any “earn-out” or other contingent payment obligations;

(x)            involves any managers, directors, executive officers or key employees of the Company that cannot be cancelled by the Company within 60 days’ notice without liability, penalty or premium;

(xi)           obligates the Company to provide indemnification or a guarantee in excess of (1) $250,000 with respect to any non-real estate related obligation or (2) $100,000 with respect to any real estate related obligation;

(xii)          obligates the Company to make any capital commitment or capital expenditure (including pursuant to any joint venture);

(xiii)         relates to the development, ownership, licensing or use of any Intellectual Property material to the business of the Company, other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for software commercially available on reasonable terms to the public generally, with license, maintenance, support and other fees of less than $100,000 per year (collectively, “Off-the-Shelf Software Agreements”); or

(xiv)         provides for any confidentiality or standstill arrangements.

(b)           With respect to each Company Material Contract:  (i) each Company Material Contract is legal, valid, binding and enforceable in all material respects against the Company and the Company School and, to the Company’s knowledge, the other party thereto, and in full force and effect (except as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the terms, validity or enforceability of such Company Material Contract against the Surviving Company and, to the Company’s knowledge, the other party thereto; (iii) the Company is not in breach or default in any material respect, and no event has occurred which, with the passage of time or giving of notice or both, would constitute such a breach or default by the Company, or permit termination or acceleration by the other party, under any Company Material Contract; and (iv) to the Company’s knowledge, no other party to any Company Material Contract is in breach or default in any material respect, and no event has occurred which, with the passage of time or giving of notice or both, would constitute such a breach or default by such other party, or permit termination or acceleration by the Company, under such Company Material Contract.

(c)           The Company has no written student enrollment agreements.

                2.15          Intellectual Property.

(a)           Section 2.15(a) of the Company Disclosure Schedule contains a list of: (A) all material Intellectual Property that is owned by the Company (the “Company Intellectual Property”) and (B) all material Intellectual Property, other than Off-the-Shelf Software Agreements, licensed, used or held for use by the Company in the conduct of its business (“Licensed Intellectual Property”).  Except where the failure to own, license or otherwise possess such rights has not had and would not reasonably be expected to have a Material Adverse Effect, the Company has: (i) all right, title and interest in and to all Company Intellectual Property owned by it, free and clear of all Encumbrances, other than Permitted Encumbrances and (ii) all necessary proprietary rights in and to all of its Licensed Intellectual Property, free and clear of all Encumbrances, other than Permitted Encumbrances.  The Company has not received any notice alleging it has infringed, diluted or misappropriated, or, by conducting its business as proposed, would infringe, dilute or misappropriate, the Intellectual Property rights of any Person, and to the knowledge of the Company there is no valid basis for any such allegation.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will impair or materially alter the Company’s rights to any Company Intellectual Property or Licensed Intellectual Property.  To the knowledge of the Company, there is no unauthorized use, infringement or misappropriation of the Company Intellectual Property by any third party.  The Company is not engaged in any unauthorized use, infringement or misappropriation of any Intellectual Property owned by any third party that would reasonably be expected to have a Material Adverse Effect.  All of the rights within the Company Intellectual Property are valid, enforceable and subsisting (except as such enforcement may be limited by the Enforceability Exceptions).  There is no Action pending or, to the Company’s knowledge, threatened which challenges the rights of the Company in respect of any Company Intellectual Property or the validity, enforceability or effectiveness thereof.  The Company Intellectual Property and the Licensed Intellectual Property constitute all material Intellectual Property used in or necessary for the operation by the Company of its business as currently conducted.  The Company is not in breach or default in any material respect (or would with the giving of notice or lapse of time or both be in such breach or default) under any license to use any of the Licensed Intellectual Property.

(b)           For purposes of this Agreement, “Intellectual Property” means: (A) United States, international and foreign patents and patent applications, including divisionals, continuations, continuations-in-part, reissues, reexaminations and extensions thereof and counterparts claiming priority therefrom; utility models; invention disclosures; and statutory invention registrations and certificates; (B) United States and foreign registered, pending and unregistered trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, domain names, Internet sites and web pages; and registrations and applications for registration for any of the foregoing, together with all of the goodwill associated therewith; (C) United States and foreign registered copyrights, and registrations and applications for registration thereof; rights of publicity; and copyrightable works; and (D) all inventions and design rights (whether patentable or unpatentable) and all categories of trade secrets as defined in the Uniform Trade Secrets Act, including business, technical and financial information.

2.16          Employee Benefit Plans.

(a)           Section 2.16(a) of the Company Disclosure Schedule lists, with respect to the Company and any trade or business (whether or not incorporated) which is treated as a single employer with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”): (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) loans to managers, officers, directors or employees other than advances for expense reimbursements incurred in the ordinary course of business and any securities option, securities stock purchase, phantom securities, securities appreciation right, equity-related, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs, agreements or arrangements, (iii) all bonus, pension, retirement, profit sharing, savings, deferred compensation or incentive plans, programs, policies, agreements or arrangements, (iv) other fringe, perquisite, or employee benefit plans, programs, policies, agreements or arrangements and (v) any current or former employment, consulting, change of control, retention or executive compensation, termination or severance plans, programs, policies, agreements or arrangements, written or otherwise, as to which unsatisfied liabilities or obligations (contingent or otherwise) remain for the benefit of, or relating to, any present or former employee, consultant, manager or director, or which could reasonably be expected to have any liabilities or obligations (together, the “Benefit Plans”).

(b)           Any Company Benefit Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service (“IRS”) a current favorable determination letter as to its qualified status under the Code, or has applied to the IRS for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer.

(c)           To the knowledge of the Company, there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, by the Company or by any trusts created thereunder, any trustee or administrator thereof or any other Person, with respect to any Company Benefit Plan.  Except as would not reasonably be expected to have a Material Adverse Effect (i) each Company Benefit Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all applicable Laws (including ERISA and the Code), and (ii) the Company and each ERISA Affiliate have performed all obligations required to be performed by them under, are not in any respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Company Benefit Plans.  All contributions and premiums required to be made by the Company or any ERISA Affiliate to any Company Benefit Plan have been made on or before their due dates, including any legally permitted extensions.  No Action is pending, or to the knowledge of the Company is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS, United States Department of Labor (the “DOL”) or other Governmental Authority (other than as would not reasonably be expected to have a Material Adverse Effect).  To the knowledge of the Company, each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and any awards thereunder, in each case that is subject to Section 409A of the Code, has been operated in good faith compliance, in all material respects, with Section 409A of the Code since January 1, 2007.

(d)           Except as otherwise provided in this Agreement, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event or events, (i) entitle any current or former employee, manager, director or consultant of the Company to any payment (whether of severance pay, unemployment compensation, golden parachute, bonus or otherwise), (ii) accelerate, forgive indebtedness, vest, distribute, or increase benefits or an obligation to fund benefits with respect to any employee or director of the Company, or (iii) increase the amount of compensation due any such employee, director or consultant.

(e)           Any amounts payable under any of the Company Benefit Plans or any other contract, agreement or arrangement with respect to which the Company may have any liability will be deductible for federal income Tax purposes by virtue of Section 162(m) or Section 280G of the Code.  None of the Company Benefit Plans contains any provision requiring a gross-up pursuant to Section 280G or 409A of the Code or similar Tax provisions.

(f)            No Company Benefit Plan maintained by the Company provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees, managers, directors or consultants of the Company after retirement or other termination of service (other than: (i) coverage mandated by applicable Laws, (ii) death benefits or retirement benefits under any “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, or (iii) benefits, the full direct cost of which is borne by the current or former employee, manager, director or consultant (or beneficiary thereof)).

(g)           Neither the Company nor any ERISA Affiliate has any liability with respect to any: (i) employee pension benefit plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) “multiemployer plan” as defined in Section 3(37) of ERISA or (iii) “multiple employer plan” within the meaning of Sections 4063 and 4064 of ERISA or Section 413(c) of the Code.

(h)           Neither the Company nor any of its ERISA Affiliates has used the services or workers provided by third party contract labor suppliers, temporary employees, “leased employees” (as that term is defined in Section 414(n) of the Code), or individuals who have provided services as independent contractors to an extent that would reasonably be expected to result in the disqualification of any of the Company Benefit Plans or the imposition of penalties or excise taxes with respect to the Company Benefit Plans by the IRS or the DOL.

(i)            All employees, managers, directors, and consultants are appropriately classified as such under applicable Law in all material respects, and the Company is not in material violation of any applicable Law in connection with such classification or has not received notice of any possible violation from any Governmental Authority.

                 2.17         Taxes and Returns.

(a)           The Company has or will have timely filed, or caused to be timely filed, all material federal, state, local and foreign Tax returns and reports required to be filed by it (taking into account all available extensions) (collectively, “Tax Returns”), which such Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material taxes required to be paid, collected or withheld, other than such Taxes that it is contesting in good faith or for which adequate reserves in the Company Financials have been established in accordance with GAAP.  Section 2.17 of the Company Disclosure Schedule sets forth each jurisdiction where the Company files or is required to file a Tax Return, except where the failure to file would not reasonably be expected to have a Material Adverse Effect.  There are no claims, assessments, audits, examinations, investigations or other proceedings pending against the Company in respect of any Tax, and the Company has not been notified in writing of any proposed Tax claims, assessments or audits against the Company (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established in accordance with GAAP or are immaterial in amount).  There are no material Encumbrances with respect to any Taxes upon any of the Company’s assets, other than: (i) Taxes, the payment of which are not yet due, (ii) Taxes or charges being contested in good faith by appropriate proceedings, or (iii) Taxes for which adequate reserves in the Company Financials have been established in accordance with GAAP.  The Company does not have any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes.  There are no outstanding requests by the Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b)           The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code: (i) within the two-year period ending on the date hereof or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(c)           The Company is not nor: (i) has it been at any time within the five-year period ending on the date hereof a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code and (ii) has it ever been a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.

(d)           Except as would not reasonably be expected to have a Material Adverse Effect, during the past 5 years the Company has not made any change in accounting method or received a ruling from, or signed an agreement with, any taxing authority.

(e)           The Company has not participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulation Section 1.6011-4.

(f)           The Company has not taken any action that would reasonably be expected to give rise to: (i) a “deferred intercompany transaction” within the meaning of Treasury Regulation Section 1.1502-13 or an “excess loss account” within the meaning of Treasury Regulation Section 1.1502-19, or (ii) the recognition of a deferred intercompany transaction.

(g)           Since May 31, 2008, the Company has not: (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax liability or refund.

(h)           For purposes of this Agreement, the term “Tax” or “Taxes” shall mean any tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, imposed by any Governmental Authority (including any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, net worth, premium, license, excise, franchise, employment, payroll, alternative or added minimum, ad valorem, transfer or excise tax) together with any interest, addition or penalty imposed thereon.

2.18          Finders and Investment Bankers.  Except for Stifel Nicolaus, the fees of which will be borne by the Company, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

2.19          Title to Properties; Assets.

(a)           Section 2.19(a)-1 of the Company Disclosure Schedule contains a correct and complete list of all real property owned by the Company or any partnership or joint venture in which the Company or any division of the Company directly or indirectly has an interest (“Owned Real Property”).  Section 2.19(a)-2 of the Company Disclosure Schedule contains a correct and complete list of all real property leased or subleased by the Company as tenant or subtenant (“Leased Real Property”) (the Owned Real Property and the Leased Real Property are herein sometimes collectively called the “Company Real Property”).  The list set forth in Section 2.19(a)-1 of the Company Disclosure Schedule contains, with respect to each parcel of the Owned Real Property, a description of all existing leases, licenses or other occupancy contracts to which the Company is a party or by which the Company is bound, including all amendments, modifications, extensions, renewals and supplements thereto (collectively, the “Landlord Leases”), the terms of which have been complied with by the Company in all material respects.  The list set forth in Section 2.19(a)-2 of the Company Disclosure Schedule contains, with respect to each parcel of the Leased Real Property, a description of all existing leases, subleases, licenses or other occupancy contracts to which the Company is a party or by which the Company is bound, including all amendments, modifications, extensions, assignments, subleases, renewals and supplements thereto (collectively, the “Tenant Leases”) (the Landlord Leases and the Tenant Leases are herein sometimes collectively called the “Leases ”), the terms of which have been complied with by the Company in all material respects.    The Company Real Property set forth in Section 2.19(a) of the Company Disclosure Schedule comprises all of the real property currently used in the operations of the business of the Company.  Except as would not reasonably be expected to have a Material Adverse Effect, the Company has good, valid and marketable title to all of the Owned Real Property and its related personal property, assets and rights, free and clear of all Encumbrances other than Permitted Encumbrances.  For purposes of this Agreement, the term “Permitted Encumbrances” means: (i) Encumbrances with respect to Taxes either not yet due or being contested in good faith in appropriate proceedings or for which adequate reserves have been set aside; (ii) mechanics’, materialmen’s or similar statutory Encumbrances for amounts not yet due or being contested in good faith in appropriate proceedings; (iii) any covenants, conditions, restrictions, reservations, rights, liens, easements, encumbrances, encroachments and other matters affecting title which are shown as exceptions on the Company’s title insurance policies and/or title insurance commitments or reports which have been made available to Parent; (iv) the terms and conditions of the Tenant Leases; (v) building and land use regulations and restrictions, (vi) existing easements and encroachments; (vii) building code violations not caused by the Company; and (viii) mortgages or other liens reflected in the Company’s Financials.

(b)           A correct and complete copy of each Tenant Lease has been furnished to Parent prior to the date hereof.  The Company has a valid, binding and enforceable leasehold interest under each of the Tenant Leases and each of the Tenant Leases is in full force and effect (except as such enforcement may by limited by the Enforceability Exceptions) and grants the Company the exclusive right to use and occupy the premises leased thereby.  The Company and, to the knowledge of the Company, any other party to any Tenant Lease is not in breach of or in default under, in any material respect, any of the Tenant Leases.  The Company enjoys peaceful and undisturbed possession under all Tenant Leases, has not received notice of any material default, delinquency or breach on the part of the Company under a Tenant Lease, and there are no existing material defaults (with or without notice or lapse of time or both) by the Company or, to the knowledge of the Company, any other party thereto.  No Consent under any Tenant Lease is required in connection with the transactions contemplated hereby.

(c)           Except as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor, to the knowledge of the Company, any other party to any Landlord Lease, is in breach of or in default under any of the Landlord Leases.

(d)           Schedule 2.19(d) is a true, correct and complete list of all material service, maintenance, supply, management and other agreements relating to the operation or ownership of the Owned Real Property, together with all modifications and amendments thereof and supplements relating thereto in effect as of the date hereof. True and complete copies of (i) all Tenant Leases, together with all modifications, extensions, amendments and assignments thereof, if any, affecting or relating to the Owned Real Property, (ii) all liens (including, without limitation, all mortgages or other monetary encumbrances), occupancy agreements, possessory rights, options and rights of first refusal (other than Permitted Encumbrances) relating to or affecting any parcel of Owned Real Property, (iv) all material licenses, permits, variances, approvals, special exemptions and permanent certificates of occupancy (including any and all environmental permits and all beer, wine and/or liquor licenses), if any, needed in connection with the ownership, development, construction, use, occupancy and maintenance of any parcel of Company Real Property by the Company have heretofore been furnished to Parent.

(e)           There is no action, suit, litigation, hearing or administrative proceeding pending or, to the Company’s knowledge, threatened against the Company or any partnership in which the Company owns an interest, with respect to all or any portion of the Company Real Property, in each case which is not or would not be fully covered by insurance, except as would not reasonably be expected to have a Material Adverse Effect.

(f)           There are no condemnation or eminent domain proceedings pending, or to the Company’s knowledge, threatened against any Owned Real Property and, to the Company’s knowledge, there are no condemnation or eminent domain proceedings pending or threatened against any Leased Real Property.

(g)           Except for the purchase agreements relating to the sale of condominium units, the Company has not granted any Person a purchase option, right of first refusal, right of first offer or other right to purchase any Owned Real Property.

(h)           The Company has not sent to any holder of any mortgage or other interest (secured or unsecured) in any Company Real Property, nor has the Company received from any such holder, a notice of default under any financing, loan or other document or security agreement with respect to any Company Real Property.

(i)           There are no finder’s fees, brokerage commissions or tenant improvement allowances outstanding with respect to any Company Real Property except for brokerage commissions, if any, payable with respect to sales of condominium units.

(j)           There are no tax certiorari or tax appeal proceedings outstanding with respect to any Owned Real Property as of the date hereof.

(k)           The Company has not assigned its interest as lessor or lessee under any Lease, other than collateral assignments in connection with any existing financing of any Company Real Property.

(l)           The Company has insurable (to the Company’s knowledge at regular rates) and marketable title to all Owned Real Property subject to Permitted Encumbrances.  The Company has received no notice of, or other writing referring to, any requirements or recommendations by any insurance company that has issued a policy covering any part of the Company Real Property or by any board of fire underwriters or other body exercising similar functions, requiring or recommending any repairs or work to be done on any part of the Company Real Property, which repair or work has not been completed.

(m)           The Company has no knowledge of any proceeding pending for the adjustment of the assessed valuation of all or any portion of any Company Real Property or abatement with respect to all or any portion of the real estate taxes payable on any Company Real Property.

(n)           To the knowledge of the Company, the use and operation of the Company Real Property in the conduct of the business of the Company does not violate any instrument of record or agreement affecting such Owned Real Property, except for such violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  Valid policies of title insurance have been issued insuring all fee simple title to the Owned Real Property, except where the failure of such policies to be in full force and effect would not reasonably be expected to have a Material Adverse Effect.  To the best knowledge of the Company, such policies are in full force and effect.  No material claim has been made against any such policy.

(o)           The Company has no knowledge (a) that any certificate, permit or license from any Governmental Authority having jurisdiction over any of the Company Real Property or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Real Property or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Company Real Property has not been obtained and is not in full force and effect, or of any pending threat of modification or cancellation of any of same, except where the failure to have the same would not reasonably be expected to have a Material Adverse Effect, (b) of any written notice of any violation of the Company Real Property of any federal, state or municipal law, ordinance, order, regulation or requirement issued by any Governmental Authority which would have a Material Adverse Effect, (c) of any structural defects relating to any Company Real Property which would have a Material Adverse Effect, (d) of any Company Real Property whose building systems are not in working order to such an extent that it would have a Material Adverse Effect, or (e) of any physical damage to any Company Real Property which would have a Material Adverse Effect for which there is no insurance in effect covering the cost of the restoration.  No approvals from any Government Authority is required, as a result of the transactions contemplated by this Agreement, to be issued after the date hereof in order to permit the Company, following the Closing, to continue to own or operate the Company Real Property in the same manner as heretofore operated which, if not issued, would have a Material Adverse Effect.

(p)           For the purposes of this Agreement, “Improvements” shall mean all buildings, improvements, structures and fixtures now or on the Closing Date located on any Owned Real Property, including, without limitation, landscaping, parking lots and structures, roads, drainage and all above ground and underground utility structures, equipment systems and other so-called “infrastructure” improvements.  With respect to those Improvements being constructed on any Owned Real Property, to the knowledge of the Company: (i) the budget for the construction of the Improvements fairly and accurately reflects the Company’s good faith estimate of the costs and expenses shown thereon reasonably necessary to develop and construct the Improvements substantially in accordance with the plans and specifications therefor, and the Company has adhered to said budget in all material respects and has permitted no material deviations from said budget or the plans and specifications for the Improvements that are not reflected in the budget; (ii) the plans and specifications for the Improvements have been approved by all applicable Governmental Authorities having jurisdiction over the Owned Real Property, the development and construction of the Improvements and the use and occupancy thereof for its intended purposes, and/or any providers of utility services to the Owned Real Property; (iii) all utility services necessary for the development and construction of the Improvements and the use and occupancy thereof for its intended purposes are available through public or private easements or rights-of-way at the boundaries of the Owned Real Property, including, without limitation, sanitary sewer, electricity, gas, water, telephone, and storm water drainage; (iv) all roads necessary for ingress and egress to the Owned Real Property, and for the full utilization of the Owned Real Property for its intended purposes, have either been completed pursuant to public or private easements, or the necessary rights-of-way therefor have been dedicated to public use and accepted by the appropriate Governmental Authority; (v) all building permits, curb cuts, sewer and water taps, and other material permits, licenses, approvals, authorizations and consents required for the development and construction of the Improvements have been obtained; (vi) the plans and specifications for the Improvements, the development and construction of the Improvements pursuant thereto, and the use and occupancy of the Improvements for their respective intended purposes comply with all applicable zoning ordinances, building regulations, restrictive covenants and governmental laws, rules, regulations and ordinances, and comply and will comply with all applicable requirements, standards and regulations of appropriate supervising boards of fire underwriters and similar agencies, authorities or boards; (vii) the Company: (A) has diligently pursued the development, construction and installation of the Improvements; and (B) has performed or will perform such duties as may be necessary to complete the development, construction and installation of the Improvements substantially in accordance with the plans and specifications (as the same may be modified by the Company in the good faith exercise of its business judgment), and without Encumbrances (other than Permitted Encumbrances), claims or assessments, actual or contingent, asserted against any Owned Real Property for any material, labor or other items furnished in connection therewith; (viii) the Company has complied and will comply in all material respects with all laws, ordinances, rules, regulations, judgments, orders, injunctions, writs and decrees of any government or political subdivision or agency thereof, or any court or similar entity established by any of them, applicable to the construction of the Improvements, and has paid when due all taxes and assessments upon the Improvements or Owned Real Property and all claims for labor or materials, rents and other obligations that, if unpaid, will or might become a material Encumbrance against the Improvements or any Company Real Property; (ix) the Company has maintained, in commercially reasonable amounts, and in commercially reasonable form and substance: (A) builder’s risk insurance insuring the Improvements against fire, theft, extended coverage, vandalism, and such other hazards as the Company reasonably deems appropriate and will maintain such insurance in full force and effect at all times until the completion of construction of the Improvements; and (B) such other insurance, in such amounts and for such terms, as the Company has from time to time, in the exercise of its reasonable business judgment, deemed appropriate insuring against such casualties or losses which at the time were commonly insured against in the case of premises similarly situated; and (x) the Improvements have been constructed substantially in accordance with the plans and specifications therefor as the same may be modified by the Company in the reasonable exercise of its business judgment, and in a good and workmanlike manner.

2.20          Employee Matters.

(a)           During the past 5 years, there has been: (i) to the knowledge of the Company, no labor union organizing or attempting to organize any employee of the Company into one or more collective bargaining units; and (ii) no labor dispute, strike, work slowdown, work stoppage, lock out or other collective labor action by or with respect to any employees, managers or consultants of the Company pending or, to the Company’s knowledge, threatened against the Company.  The Company is not a party to, or bound by, any collective bargaining agreement or other agreement with any labor organization applicable to the employees, managers or consultants of the Company and no such agreement is currently being negotiated.

(b)           Except as would not reasonably be expected to result in a Material Adverse Effect, the Company: (i) is in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, including Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, (ii) has not, during the past 5 years, received written notice, or to the knowledge of the Company any other form of notice, that there is any unfair labor practice charge or complaint against the Company pending, (iii) is not liable for any arrears of wages or any penalty for failure to comply with any of the foregoing and (iv) is not liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).  Except as would not result in any material liability to the Company, there are no complaints, lawsuits, arbitrations, administrative proceedings, or other Actions pending or, to the knowledge of the Company, threatened against the Company or any division or affiliate of the Company or any of their respective employees, managers, consultants or former employees brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, any class of the foregoing, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

2.21          Environmental Matters.

(a)           The Company is not the subject of any federal, state, local or foreign Order, judgment or written claim under any Environmental Law, and the Company has not received any written notice or claim, or entered into any negotiations or agreements with any Person under any Environmental Law, that has or would reasonably be expected to have a Material Adverse Effect.

(b)           To the knowledge of the Company, the Company is in compliance with all applicable Environmental Laws, except where such failure to be in compliance would not reasonably be expected to have a Material Adverse Effect.

(c)           To the knowledge of the Company, the Company has not manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or released any Hazardous Substance, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material liability under all applicable Environmental Laws.

(d)           The Company holds and is in compliance with all permits, licenses or approvals required to conduct its business and operations under all applicable Environmental Laws, except where the failure to hold and be in compliance with such permit, license or approval would not reasonably be expected to have a Material Adverse Effect.

(e)           Neither the Company nor any of its properties are subject to any pending Order, judgment or written claim asserted or arising under any Environmental Law.

“Environmental Laws” means any Law relating to: (a) the protection, pollution, regulation, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release, discharge, emission or disposal of Hazardous Substances, in each case as in effect at the date hereof.

“Hazardous Substance” means any substance which is or contains: (a) any “hazardous substance” as defined in §101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. §9601 et seq.) (“CERCLA”) or any regulations promulgated under CERCLA; (b) any “hazardous waste” defined in the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.) (“RCRA”) or regulations promulgated under RCRA; (c) any substance regulated by the Toxic Substances Control Act (15 U.S.C. §2601 et seq.); (d) gasoline, diesel fuel, or other petroleum hydrocarbons; (e) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (f) polychlorinated biphenyls; (g) radon gas; (i) any substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National and Hazardous Substances Contingency Plan, 40 C.F.R. Section 300.5; and (j) any additional substances or materials which are classified or considered to be hazardous or toxic under any Environmental Laws and which: (1) requires reporting, investigation or remediation under Environmental Laws; (2) causes or threatens to cause a nuisance on or under any land, or on or in any improvements, owned or leased by the Company or any adjacent property or poses or threatens to pose a hazard to the health or safety of persons on or under such land, or on or in such improvements or adjacent property; or (3) which, if it emanated or migrated from such land or on or in the improvements, could constitute a trespass that poses a risk to human health.

The representation and warranties made in this Section 2.21 are the exclusive representations and warranties of the Company relating to Environmental Laws, Hazardous Substances and Company Permits relating to Environmental Laws or Hazardous Substances, and no other provision of this Agreement shall be deemed to constitute, directly or indirectly, a representation or warranty with respect to such matters.

2.22          Transactions with Affiliates.  Section 2.22 of the Company Disclosure Schedule sets forth a true, correct and complete list of the contracts or arrangements in existence as of the date of this Agreement under which there are any existing or future liabilities or obligations between the Company, on the one hand, and, on the other hand, any: (i) present or former employee, manager, officer or director of the Company, or any family member of any of the foregoing or (ii) record or beneficial owner of more than 5% of the Company’s outstanding capital stock as of the date hereof (each, a “Company Affiliate Transaction”).

2.23          Insurance.  The Company is covered by valid and currently effective insurance policies issued in favor of the Company that are customary for companies of similar size in the industry and locales in which the Company operates.  Section 2.23 of the Company Disclosure Schedule sets forth a true, correct and complete list of all material insurance policies, and their respective coverage amounts, premiums and deductibles, maintained by the Company, under which the Company is or was a named insured at any time within the last five (5) years.  With respect to each current insurance policy: (i) the policy is in full force and effect and all premiums due thereon have been paid, (ii) the Company is not in any material respect, in breach of or default under, and the Company has not taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy, (iii) to the knowledge of the Company, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and (iv) no notice of cancellation or termination has been received with respect to any such policy, and the Company knows of no reason any such insurance policy would be cancelled or modified in any material respect as a result of the transactions contemplated hereby.

                2.24          Books and Records.  All of the books and records of the Company are complete and accurate in all material respects and have been maintained in the ordinary course and in accordance with applicable Laws and standard industry practices with regard to the maintenance of such books and records.  The records, systems, controls, data and information of the Company are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its accountants (including all means of access thereto and therefrom).

2.25          Bankruptcy.  The Company has not: (i) commenced a voluntary case, or had entered against it a petition, for relief under the federal bankruptcy code or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors; (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non judicial proceedings, to hold, administer or liquidate all or substantially all of its property; or (iii) made an assignment for the benefit of creditors.

2.26          The Aircraft.  With respect to all aircraft owned by the Company or any division thereof (collectively, the “Aircraft”):

(a)            all Aircraft have been operated in material compliance with all Laws applicable thereto; and

(b)            at the Closing Date, the Company will have all consents and approvals of, and will have provided proper notice to, all governmental authorities and agencies required in connection with the transactions contemplated hereby.

2.27          Information Supplied.  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K or any other report, form, registration, or other filing made with any Governmental Authority with respect to the transactions contemplated hereby or (b) in the Proxy Statement, in either case, will, at the date the Proxy Statement is first mailed to Parent’s stockholders or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by the Parent which is contained in the Proxy Statement or other filing made in connection with the transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

The following representations and warranties by Parent and Merger Sub to the Company are qualified by the Parent Disclosure Schedule, which sets forth certain disclosures concerning Parent and Merger Sub (the “Parent Disclosure Schedule”).  Except as disclosed in the Parent Disclosure Schedule, Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

3.1           Due Organization and Good Standing.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Each of Parent and Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Material Adverse Effect.  Parent has heretofore made available to Company accurate and complete copies of Parent’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and bylaws (the “Parent Organizational Documents”) and the equivalent organizational documents of Merger Sub (the “Merger Sub Organizational Documents”), each as currently in effect.  Neither Parent nor Merger Sub is in violation of any provision of the Parent Organizational Documents or the Merger Sub Organizational Documents, as applicable.

3.2           Capitalization of Parent.

(a)           The authorized capital stock of Parent consists of 20,000,000 shares of Common Stock, par value $0.0001 per share and 1,000,000 shares of preferred stock, par value $0.0001 per share.  As of the Closing, the authorized capital stock of Parent will consist of 50,000,000 shares of Common Stock, 100,000 shares of Class A Stock, and 1,000,000 shares of “blank check”, undesignated preferred stock.  As of the date hereof, (i) 8,188,800 shares of Common Stock, (ii) 9,426,300 warrants (the “Warrants”), (iii) 6,626,300 units (the “Units”) and (iv) no shares of preferred stock were issued and outstanding.  As of the date hereof, options to purchase 376,300 shares of Common Stock and 376,300 warrants (convertible into 376,300 shares of Common Stock), in the aggregate, were issued and outstanding (collectively, the “Option Securities”).  Except as set forth above, no shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding.  All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Parent Organizational Documents or any contract to which Parent is a party.  To the knowledge of Parent, none of the outstanding securities of the Parent has been issued in violation of any foreign, federal or state securities Laws.

(b)           None of the Warrants issued and outstanding, other than the 2,800,000 common stock purchase warrant issued to Camden Learning, LLC as part of a private placement immediately after the Parent’s IPO (the “Camden Warrant”), has a cashless exercise feature, and each of the Warrants, other than the Camden Warrant, has an exercise price of $5.50.  Upon exercise of any of the Warrants, other than the Camden Warrant, the cash paid for the exercise price will be paid directly to the Parent.  By way of example, if 1,815,950 Warrants are exercised after the Closing, the Parent will receive aggregate proceeds from such exercise in the amount of $9,987,725.00.

(c)           Except for the Warrants and Option Securities, and other than the conversion rights set forth in the Prospectus, there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights, or (iii) subscriptions or other rights, agreements, arrangements, contracts or commitments of any character, relating to the issued or unissued Common Stock or obligating Parent or Merger Sub to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or Common Stock or securities convertible into or exchangeable for such shares, or obligating the Parent or Merger Sub to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such Common Stock.  Other than the conversion rights set forth in the Prospectus, there are no outstanding obligations of Parent or Merger Sub to repurchase, redeem or otherwise acquire any shares of Common Stock of Parent or Merger Sub.

(d)           There are no stockholders or members agreements, voting trusts or other agreements or understandings to which Parent or Merger Sub is a party with respect to the voting of any equity interest or the capital stock or equity interests of Parent or any Merger Sub.

(e)           No Indebtedness of the Parent or Merger Sub contains any restriction upon: (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Parent or Merger Sub or (iii) the ability of Parent or Merger Sub to grant any Encumbrance on its properties or assets.

(f)           Since the date of Parent’s formation, other than a stock dividend of 0.3888888 which was effective as of November 20, 2007, neither Parent nor Merger Sub has declared or paid any distribution or dividend in respect of the Common Stock.

3.3           Merger Sub.

(a)           All the outstanding shares of common stock in Merger Sub have been validly issued and are fully paid and nonassessable and owned by Parent, free and clear of all Encumbrances.

(b)           Except for 100% of the common stock of Merger Sub, Parent does not as of the date hereof own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

(c)           Since the date of its formation, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, and the performance of its obligations hereunder.  Merger Sub was incorporated solely for the consummation of the transactions contemplated hereby.

3.4           Authorization; Binding Agreement.  Parent and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (i) have been duly and validly authorized by the Board of Directors of Parent and Merger Sub, and (ii) no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby, other than receipt of the Required Parent Vote (as defined below).  The affirmative vote of the stockholders of Parent holding at least a majority of the issued and outstanding Common Stock of Parent (the “Required Parent Vote”) is necessary to approve and adopt this Agreement, all Proxy Matters and to consummate the transactions contemplated hereby and thereby (including the Merger), provided, however, that stockholders of Parent holding thirty percent (30%) or more of the shares of Common Stock sold in Parent’s initial public offering shall not have voted against the Merger and exercised their conversion rights under the Certificate of Incorporation to convert their shares of Common Stock into a cash payment from the Trust Fund.  This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and (assuming the due authorization, execution and delivery hereof by the Company) constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

3.5           Governmental Approvals.

(a)           No Consent of or with any Governmental Authority or Educational Agency on the part of Parent or Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by Parent and Merger Sub of this Agreement or the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Merger) other than (i) the filing of the Certificate of Merger with the DE Secretary of State and the SD Secretary of State in accordance with, respectively, the DGCL and the SDBCA, (ii) such filings as may be required with the SEC and foreign and state securities Laws administrators, (iii) pursuant to Antitrust Laws, (iv) the filing of the Proxy Statement with, and the acceptance thereof by, the SEC, and (v) those Consents that, if they were not obtained or made, would not reasonably be expected to have a Material Adverse Effect.

(b)           The execution, delivery and performance by Parent and Merger Sub of this Agreement and the transactions contemplated hereby, and the consummation of the Merger, do not and will not require any material registration with, Consent or approval of, or notice to or other action to, with or by, any Governmental Authority or Educational Agency.

                3.6           No Violations.  The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby, and compliance by Parent and Merger Sub with any of the provisions hereof, will not (i) conflict with or violate any provision of the certificate of incorporation or bylaws or other governing instruments of Parent or Merger Sub, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment or acceleration) under, any Parent Material Contract to which Parent or Merger Sub is a party or by which its assets are bound, (iii) result (immediately or with the passage of time or otherwise) in the creation or imposition of any Encumbrance upon any of the properties, rights or assets of Parent or Merger Sub or (iv) subject to obtaining the Consents from Governmental Authorities and Educational Agencies referred to in Section 3.5 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent having been satisfied, conflict with, contravene or violate in any respect any Law to which Parent or Merger Sub or any of their respective assets or properties is subject, except, in the case of clauses (ii), (iii) and (iv) above, for any deviations from the foregoing that would not reasonably be expected to have a Material Adverse Effect.

3.7           SEC Filings and Parent Financial Statements.

(a)           Parent has filed all forms, reports, schedules, statements and other documents required to be filed or furnished by the Parent with the SEC since April 10, 2007 under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement.  Section 3.7 of the Parent Disclosure Schedule lists and, except to the extent available in full without redaction on the SEC’s web site through EDGAR for at least two (2) days prior to the date of this Agreement, Parent has delivered to the Company copies in the form filed with the SEC of all of the following: (i) Parent’s Annual Reports on Form 10-K for each fiscal year of Parent beginning with the first year Parent was required to file such a form, (ii) Parent’s Quarterly Reports on Form 10-QSB for each fiscal quarter that Parent was required to file a Quarterly Report on Form 10-QSB in each of the fiscal years of Parent referred to in clause (i) above, (iii) all proxy statements relating to Parent’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iv) all Current Reports on Form 8-K filed since the beginning of the first fiscal year referred to in clause (i) above, (v) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 3.7) filed by Parent with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), (iv) and (v) above, whether or not available through EDGAR, are, collectively, the “Parent SEC Reports”) and (vi) all certifications and statements required by (w) Rules 13a-14 or 15d-14 under the Exchange Act, or (x) 18 U.S.C. §1350 (Section 906) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) with respect to any report referred to in clause (i) or (ii) above (collectively, the “Certifications”).  The Parent SEC Reports (y) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (z) did not at the time they were filed with the SEC (except to the extent that information contained in any Parent SEC Report has been revised or superseded by a later filed Parent SEC Report) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  The Certifications are each true and correct.  Parent maintains disclosure controls and procedures required by Rules 13a-15(e) or 15d-15(e) under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Parent and Merger Sub is made known on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC and other public disclosure documents.  Each director and executive officer of Parent has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since the date of Parent’s formation.  As used in this Section 3.7, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)           The financial statements and notes contained or incorporated by reference in the Parent SEC Reports (“Parent Financials”) fairly present in all material respects the consolidated financial condition and the results of operations, changes in stockholders’ equity, and cash flow of Parent and Merger Sub as at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP and (ii) Regulation S-X or Regulation S-B, as applicable, and the omission of notes to the extent permitted by Regulation S-X or Regulation S-B, as applicable.  No financial statements other than those of Parent and Merger Sub are required by GAAP to be included in the consolidated financial statements of Parent.  Section 3.7 of the Parent Disclosure Schedule contains a description of all non-audit services performed by the Parent’s auditors for Parent and Merger Sub since the date of such entity’s formation and the fees paid for such services; further, all such non-audit services were approved by the Board of Directors of Parent.  Neither Parent nor Merger Sub has any off-balance sheet arrangements.  The Parent Financials, to the extent required for inclusion in the Proxy Statement, comply in all material respects with the Securities Act, Regulation S-X and the published general rules and regulations of the SEC.

(c)           Neither Parent nor Merger Sub, or any manager, director, officer or employee of Parent or Merger Sub has received any complaint, allegation, assertion or claim, whether or not in writing, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or Merger Sub or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Parent or Merger Sub has engaged in questionable accounting or auditing practices.  No attorney representing Parent or Merger Sub, whether or not employed by Parent or Merger Sub, has reported evidence of any violation of consumer protection or securities Laws, breach of fiduciary duty or similar violation by Parent or any of its officers, Directors, employees or agents to the Board or any committee thereof or to any Director or executive officer of Parent.

(d)           Merger Sub has never been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

3.8           Absence of Undisclosed Liabilities.  Except as and to the extent reflected or reserved against in the Parent Financials, neither the Parent nor Merger Sub has incurred any liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or provided for in the Parent Financials, other than liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since December 31, 2007 in the ordinary course of business.

3.9           Compliance with Laws.  Parent and Merger Sub are each in compliance with all Laws applicable to them and the conduct of their respective businesses as currently conducted and as proposed to be conducted following consummation of the Merger.  Neither the Parent nor Merger Sub is in conflict with, or in default or violation of, nor since April 10, 2007 have either of them received any notice of any conflict with, or default or violation of, (A) any applicable Law by which Parent or Merger Sub or any their respective property or assets is bound or affected, or (B) any Parent Material Contract to which the Parent or Merger Sub is a party or by which the Parent or Merger Sub or any property, asset or right of the Parent or Merger Sub is bound or affected, except, in each case, for any such conflicts, defaults or violations that would not reasonably be expected to be material to the Parent or Merger Sub.  Notwithstanding the generality of the foregoing, (x) since April 10, 2007, the Parent and Merger Sub have given or made all required notices, submissions, reports or other filings under applicable Laws and (y) all contracts, agreements, arrangements and transactions in effect between the Parent, Merger Sub and any affiliate are in compliance in all material respects with the requirements of all applicable Laws.  There is no pending or, to the knowledge of Parent, threatened proceeding or investigation to which Parent or Merger Sub is subject before any Governmental Authority or Educational Agency regarding whether Parent or Merger Sub has violated in any material respect any applicable Laws.  Neither Parent nor Merger Sub has received notice since April 10, 2007 of any material violation of, or noncompliance with, any Law applicable to Parent or Merger Sub or directing Parent or Merger Sub to take any remedial action with respect to such applicable Law or otherwise, and no material deficiencies of Parent or Merger Sub have been asserted by any Governmental Authority or Educational Agency with respect to possible violations of any applicable Laws.  Since April 10, 2007, Parent and Merger Sub have filed all material reports, statements, documents, registrations, filings or submissions required to be filed with any regulatory or Governmental Authority or Educational Agency, and all such reports, registrations, filings and submissions are in compliance (and complied at the relevant time) with applicable Law and no material deficiencies have been asserted by any such Governmental Authority or Educational Agency with respect to any reports, statements, documents, registrations, filings or submissions required to be filed with respect to Parent or Merger Sub with any Governmental Authority or Educational Agency that have not been remedied.

                3.10          Regulatory Agreements; Permits; Qualifications.

(a)           There are no (1) written agreements, consent agreements, memoranda of understanding, commitment letters, cease and desist orders, or similar undertakings to which the Parent or Merger Sub is a party, on the one hand, and any Governmental Authority or Educational Agency is a party or addressee, on the other hand, (2) Orders or directives of or supervisory letters from a Governmental Authority or Educational Agency specifically with respect to the Parent or Merger Sub or any property or asset owned by such party, or (3) resolutions or policies or procedures adopted by the Parent or Merger Sub at the request of a Governmental Authority or Educational Agency, that (A) limit in any material respect the ability of the Parent or Merger Sub to conduct its business as currently being conducted or (B) in any manner relate to the ability of Parent or Merger Sub to pay dividends or otherwise materially restrict the conduct of business of the Parent or Merger Sub in any respect.

(b)           Parent and Merger Sub hold all permits, licenses, franchises, grants, authorizations, consents, exceptions, variances, exemptions, orders and other governmental authorizations, certificates, consents and approvals necessary to lawfully conduct their businesses as presently conducted and contemplated to be conducted, and to own, lease and operate their assets and properties (collectively, the “Parent Permits”), all of which are in full force and effect, and no suspension or cancellation of any of the Parent Permits is pending or, to the knowledge of Parent, threatened, except where the failure of any Parent Permits to have been in full force and effect, or the suspension or cancellation of any of the Parent Permits, would not reasonably be expected to have a Material Adverse Effect.  Section 3.10(b) of the Parent Disclosure Schedule sets forth each Parent Permit.  The Parent and Merger Sub are not in violation in any material respect of the terms of any Parent Permit.

(c)           No investigation, review or market conduct examination by any Governmental Authority or Educational Agency with respect to the Parent or Merger Sub, or any affiliate thereof, is pending or, to the knowledge of Parent, threatened, nor does the Parent have knowledge of any Governmental Authority’s or Educational Agency’s intention to conduct any such investigation or review.

(d)           Neither the Parent nor the Merger Sub, nor any other Person or entity that exercises Substantial Control over the Parent or the Merger Sub, or member of such Person’s family (as the term “family” is defined in 34 C.F.R. § 600.21 (f)), alone or together, (i) exercises or exercised Substantial Control over another institution that owes a liability for a violation of a Title IV Program requirement or (ii) owes a liability for a violation of a Title IV Program requirement.  At no time has the Parent or Merger Sub, nor any affiliate thereof with the power to direct or cause the direction of the management or policies of the Parent or Merger Sub, filed for relief in bankruptcy or had entered against it an order for relief in bankruptcy.  Neither the Parent nor the Merger Sub, nor any person or entity with a legal or beneficial interest in the Parent or the Merger Sub or with a  right to share in the profits derived from the operation of the Parent or Merger Sub, nor any chief executive officer thereof, has pled guilty to, has pled nolo contendere to, or has been found guilty of a crime involving the acquisition, use or expenditure of Title IV Program funds or has been judicially determined to have committed fraud involving Title IV Program funds.  To the knowledge of Parent, neither the Parent nor the Merger Sub currently employs any individual or entity in a capacity that involves the administration or receipt of funds under the Title IV Programs who or which has been convicted of, or has pled nolo contendere or guilty to, a crime involving the acquisition, use or expenditure of federal, state or local government funds or has been administratively or judicially determined to have committed fraud or any other material violation of Law or Educational Law involving federal, state or local government funds.  To the knowledge of Parent, neither the Parent nor the Merger Sub has contracted with any institution or third-party servicer that has been terminated under Section 432 or 487 of the HEA for a reason involving the acquisition, use, or expenditure of federal, state or local government funds, or that has been administratively or judicially determined to have committed fraud or any other material violation of Law or Educational Law involving federal, state, or local government funds.

3.11           Absence of Certain Changes.

(a)           Except as set forth in the Parent Disclosure Schedule or as consented to in writing by Company (and excluding the Merger), since their respective dates of incorporation, Parent and Merger Sub have conducted their respective businesses in the ordinary course of business consistent with past practice and there has not occurred any action that would constitute a breach of Section 4.6 if such action were to occur or be taken after the date of this Agreement.

(b)           Since their respective dates of incorporation, there has not been any fact, change, effect, occurrence, event, development or state of circumstances that has had or would reasonably be expected to have a Material Adverse Effect.

3.12           Taxes and Returns.

(a)           Parent has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it or Merger Sub (taking into account all available extensions), which such Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Parent Financials have been established in accordance with GAAP.  Section 3.12 of the Parent Disclosure Schedule sets forth each jurisdiction where the Parent and Merger Sub files or is required to file a Tax Return.  There are no claims, assessments, audits, examinations, investigations or other proceedings pending against the Parent or Merger Sub in respect of any Tax, and neither the Parent nor Merger Sub has been notified in writing of any proposed Tax claims or assessments against the Parent or Merger Sub (other than, in each case, claims or assessments for which adequate reserves in the Parent Financials have been established in accordance with GAAP or are immaterial in amount).  There are no material Encumbrances with respect to any Taxes upon any of the Parent’s or Merger Sub’s assets, other than (i) Taxes, the payment of which is not yet due, or (ii) Taxes or charges being contested in good faith by appropriate proceedings and for which adequate reserves in the Parent Financials have been established in accordance with GAAP.  Neither the Parent nor Merger Sub has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes.  There are no outstanding requests by the Parent or Merger Sub for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b)           Neither the Parent nor Merger Sub has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Parent is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (i) within the two-year period ending on the date hereof or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(c)           Neither the Parent nor Merger Sub is or (i) has been at any time within the five-year period ending on the date hereof a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code and (ii) has ever been a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Parent is or was the common parent corporation.

(d)           Except as would not reasonably be expected to have a Material Adverse Effect, neither Parent nor Merger Sub has made any change in accounting method or received a ruling from, or signed an agreement with, any taxing authority.

(e)           The Parent is not a party to any contract, agreement, plan or arrangement that, individually or collectively, could reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 162(m) of the Code.

(f)           Neither the Parent nor Merger Sub participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulation Section 1.6011-4.

(g)           Neither the Parent nor Merger Sub has taken any action that would reasonably be expected to give rise to (i) a “deferred intercompany transaction” within the meaning of Treasury Regulation Section 1.1502-13 or an “excess loss account” within the meaning of Treasury Regulation Section 1.1502-19, or (ii) the recognition of a deferred intercompany transaction.

(h)           Since December 31, 2008, neither the Parent nor Merger Sub have (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund, or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax liability or refund.

                3.13          Restrictions on Business Activities.  There is no agreement or Order binding upon the Parent or Merger Sub which has or could reasonably be expected to have the effect of prohibiting, preventing, restricting or impairing in any respect any business practice of the Parent or Merger Sub as their businesses are currently conducted, any acquisition of property by the Parent or Merger Sub, the conduct of business by the Parent or Merger Sub as currently conducted, or restricting in any material respect the ability of the Parent or Merger Sub from engaging in business as currently conducted or from competing with other parties.

3.14          Employee Benefit Plans.  Parent does not maintain, and has no liability under, any Benefit Plan, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Parent, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

3.15          Employee Matters.  Neither Parent nor Merger Sub has ever had any current or former employees.

3.16          Material Contracts.

(a)           Except as set forth in the Parent SEC Reports filed prior to the date hereof or in the Prospectus, or on Schedule 3.16 hereto, there are no contracts, agreements, leases, mortgages, indentures, notes, bonds, liens, license, permit, franchise, purchase orders, sales orders or other understandings, commitments or obligations (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which Parent is a party or by or to which any of the properties or assets of Parent may be bound, subject or affected, which either (i) creates or imposes a liability greater than $50,000, or (ii) may not be cancelled by Parent on less than 60 days’ prior notice (the “Parent Material Contracts”).  All Parent Material Contracts have been made available to the Company, and are set forth in Section 3.16(a) of the Parent Disclosure Schedule other than those that are exhibits to the Parent SEC Reports.

(b)           With respect to each Parent Material Contract: (i) the Parent Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Parent Material Contract is legal, valid, binding and enforceable in all material respects against the Parent or the Merger Sub and, to the Parent’s knowledge, the other party thereto, and in full force and effect (except as such enforcement may be limited by the Enforceability Exceptions); (iii) neither Parent nor Merger Sub is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by Parent or Merger Sub, or permit termination or acceleration by the other party, under the Parent Material Contract; and (iv) to the Parent’s knowledge, no other party to the Parent Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by Parent or Merger Sub, under any Parent Material Contract.

3.17          Litigation.  There is no Action pending before any arbitrator, agency, court or tribunal, foreign or domestic, or, to the knowledge of Parent, threatened against Parent, Merger Sub, any of their respective subsidiaries or any of their respective properties, rights or assets or, any of their respective officers, directors, partners, managers or members (in their capacities as such).  There is no Order against Parent, Merger Sub, any of their respective subsidiaries or any of their respective properties, rights or assets or any of their respective officers, directors, partners, managers or members (in their capacities as such).  There is no material Action that Parent or Merger Sub has pending against other parties.

3.18          Transactions with Affiliates.  Section 3.18 of the Parent Disclosure Schedule sets forth a true, correct and complete list of the contracts or arrangements that are in existence as of the date of this Agreement under which there are any existing or future liabilities or obligations between Parent or Merger Sub, on the one hand, and, on the other hand, any (i) director, officer, employee or affiliate of either Parent or Merger Sub, or any family member of any of the foregoing, or (ii) record or beneficial owner of more than 5% of the Parent’s outstanding Common Stock as of the date hereof (each, a “Parent Affiliate Transaction”).

3.19          Investment Company Act.  Parent is not an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

3.20          Books and Records.  All of the books and records of the Parent and Merger Sub are complete and accurate in all material respects and have been maintained in the ordinary course and in accordance with applicable Laws and standard industry practices with regard to the maintenance of such books and records.  The records, systems, controls, data and information of Parent and Merger Sub are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Parent or its accountants (including all means of access thereto and therefrom).

3.21          Finders and Investment Bankers.  Except for Morgan Joseph & Co. Inc. and Signal Hill Capital Group LLC, the fees of which will be borne by Parent and paid from funds available to it in the Trust Fund, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub.

3.22          Information Supplied.  None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in (a) any Current Report on Form 8-K or any other report, form, registration, or other filing made with any Governmental Authority with respect to the transactions contemplated hereby or (b) the Proxy Statement will, at the date it is first mailed to Parent’s stockholders or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Parent with respect to statements made or incorporated by reference therein based solely on information supplied by the Company in writing for inclusion or incorporation by reference in the Proxy Statement.  None of the information supplied or to be supplied by Parent or Merger Sub for inclusion in the Proxy Statement shall, at the time such document is filed, at the time amended or supplemented, or at the time the Proxy Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Proxy Statement will comply as to form in all material respects with the provisions of the Securities Act.  Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to any information supplied by the Company which is contained in the Proxy Statement.

3.23          Disclaimer.  Parent and Merger Sub each acknowledge and agree that, other than to the extent set forth in, or otherwise relied on for use in, the Proxy Statement, neither the Company nor any other person is making any representations or warranties in connection with, or will have or be subject to any claim, liability, or indemnification obligation (under Section 5.3 hereof or otherwise) to Parent, Merger Sub or any other person resulting from, any projections, forecasts, or any other information made available to Parent or Merger Sub in certain data rooms or in management presentations (formal or informal) or in any other manner prior to the execution of this Agreement, unless any such information is expressly included in a representation or warranty contained in Article II hereof.

3.24          Trust Fund.

(a)           Parent has, and since December 5, 2007, Parent has had, at least $49,589,984 in a trust fund established by Parent for the benefit of its public stockholders (the “Trust Fund”), invested in U.S. government securities in a trust account at JP Morgan Chase Bank, N.A. (the “Trust Account”), held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Account Agreement, dated as of November 29, 2007, between Parent and Trustee (the “Trust Agreement”).  Upon consummation of the Merger and notice thereof to the Trustee and disbursement from the Trust Account by the Trustee, the Trust Account will terminate and the Trustee shall thereupon be obligated to release as promptly as practicable to Parent the Trust Fund held in the Trust Account and, after deducting any funds paid to stockholders of Parent holding shares of Common Stock sold in Parent’s initial public offering who shall have voted against the Merger and demanded that Parent convert their shares of Common Stock into cash pursuant to the Certificate of Incorporation and payment of (1) any taxes then due and owing, (2) any deferred underwriting compensation to Morgan Joseph & Co. Inc. and (3) any fees and expenses payable to the Parent’s attorneys, accountants and other advisors, such Trust Fund will be free of any Encumbrances whatsoever, and will be available for use in the businesses of Parent and the Company.

(b)           As of the Effective Time, those obligations of Parent to dissolve or liquidate within a specified time period as contained in the Certificate of Incorporation will terminate, and effective as of the Effective Time, Parent shall have no obligation whatsoever to dissolve and liquidate the assets of Parent by reason of the consummation of the Merger, and following the Effective Time no Parent stockholder shall be entitled to receive any amount from the Trust Account except to the extent such stockholder votes against the approval of this Agreement and demands, contemporaneous with such vote, that Parent convert such stockholder’s shares of Common Stock into cash pursuant to the Certificate of Incorporation.

3.25           Intellectual Property.  Parent and Merger Sub do not own, license or otherwise have any right, title or interest in any Intellectual Property.

3.26           Real Property.  Other than as set forth in public filings of Parent made with the SEC, Parent and Merger Sub do not own or lease any real property, and have no commitments or obligations to purchase or lease real property either prior to or after the Effective Time.

3.27           Environmental Matters.  Except for such matters that are not reasonably expected to have a Material Adverse Effect, Parent and Merger Sub: (i) have, to the knowledge of Parent, complied with all applicable Environmental Laws; (ii) have not received any notice, demand, letter, claim or request for information alleging that Parent or Merger Sub may be in violation of or liable under any Environmental Law; and (iii) are not subject to any Order or other arrangement with any Governmental Authority or subject to any indemnity or other agreement with any third party relating to Liability under any Environmental Law.

3.28           Insurance.  Set forth on Schedule 3.28 is a complete list of all liability insurance coverage maintained by Parent and Merger Sub which coverage is in full force and effect.

3.29           Bankruptcy.  Neither Parent nor Merger Sub has: (i) commenced a voluntary case, or had entered against it a petition, for relief under the federal bankruptcy code or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors; (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non judicial proceedings, to hold, administer and/or liquidate all or substantially all of its property; or (iii) made an assignment for the benefit of creditors.

3.30           Over-the-Counter Bulletin Board Quotation.  The Common Stock, Units and the Warrants are quoted on the Over-the-Counter Bulletin Board.  There is no Action pending, or to the Parent’s knowledge, threatened against Parent by NASDAQ or FINRA with respect to any intention by such entities to prohibit or terminate the quotation of the Common Stock or the Warrants.

3.31           Registration of the Common Stock and the Warrants.  The Common Stock, Units and the Warrants are registered pursuant to Section 15(d) of the Exchange Act, and Parent has taken no action designed to, or which is likely to have the effect of, terminating the registration of the Common Stock, Units and the Warrants under the Exchange Act nor has Parent received any notification that the SEC is contemplating terminating such registration.  Parent is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such registration requirements.

3.32           Application of Takeover Protections.  Parent and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Parent Organizational Documents (or similar charter documents) that is or could become applicable to the Company Stockholders as a result of the Merger, including without limitation as a result of the Parent’s issuance of the Class A Stock.

ARTICLE IV

COVENANTS

4.1           Conduct of Business of the Company.

(a)           Unless Parent shall otherwise consent in writing (such consent not to be unreasonably withheld), during the period from the date of this Agreement to the Effective Time, except as expressly contemplated by this Agreement or as set forth on Section 4.1 of the Company Disclosure Schedule: (i) the Company shall conduct its business, in all material respects, in the ordinary course of business consistent with past practice and (ii) the Company shall use commercially reasonable efforts consistent with the foregoing to preserve intact, in all material respects, its business organization, to keep available the services of its managers, directors, officers, key employees and consultants, to maintain, in all material respects, existing relationships with all Persons with whom it does significant business, and to preserve the possession, control and condition of its assets.

(b)           Without limiting the generality of the foregoing clause (a), except as set forth on Section 4.1 of the Company Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, other than as contemplated hereby and in the Proxy Statement, the Company will not (except as specifically contemplated by the terms of this Agreement), without the prior written consent of Parent (such consent not to be unreasonably withheld):

(i)            amend, waive or otherwise change, in any respect, its Certificate, bylaws, or other organizational documents or enter into any stockholder, partnership or other agreement;

(ii)            authorize for redemption or issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any Equity Interest, any shares of capital stock or other securities or other equity interests or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell Equity Interests, any shares of capital stock or other securities or other equity interests, including any securities convertible into or exchangeable for Equity Interests;

(iii)           split, combine, recapitalize or reclassify any of its Equity Interests or issue any other securities in respect thereof, or declare, pay or set aside any distribution or other dividend (whether in cash, equity or property or any combination thereof) in respect of its Equity Interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its Equity Interests; provided, however, the Company may declare, pay or set aside any distributions in an amount equal to the Company’s accrual for Taxes as computed consistently with past practices and presented on the Company Financials dated May 31, 2009, in which case the Company shall notify Parent within seven (7) days of such distributions;

(iv)           incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), make a loan or advance to or investment in any third party, or guarantee or endorse any indebtedness, liability or obligation of any Person, other than in the ordinary course of business consistent with past practice;

(v)           increase the wages, salaries or compensation of any of its current or former consultants, officers, managers, directors or employees by more than five percent (5%), or increase bonuses for the foregoing individuals for fiscal year 2009 in an aggregate amount greater than 120% of the amounts paid to such individuals in fiscal year 2008, or increase other benefits of any of the foregoing individuals, or enter into, establish, amend or terminate any Company Benefit Plan or any other employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity or equity-related, pension, retirement, consulting, vacation, severance, separation, termination, deferred compensation, fringe, perquisite or other compensation or benefit plan, policy, program, agreement, trust, fund or other arrangement with, for or in respect of any current or former consultant, officer, manager, director or employee, in each case other than in the ordinary course of business consistent with past practice (but in no event to exceed $100,000) or other than as required by applicable Law or pursuant to the terms of any Company Benefit Plan or Company Material Contract in effect on the date of this Agreement;

(vi)           make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or GAAP;

(vii)           other than in the ordinary course of business consistent with past practice (but in no event in an amount in excess of $100,000), transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any of the Company Intellectual Property or Licensed Intellectual Property, other than nonexclusive licenses, or disclose to any Person who has not entered into a confidentiality agreement any material trade secrets;

(viii)         other than in the ordinary course of business consistent with past practice, terminate or waive or assign any material right under any Company Material Contract or enter into any contract (A) involving amounts potentially exceeding $250,000, (B) that would be a Company Material Contract or (C) with a term longer than one year that cannot be terminated without payment of a material penalty and upon notice of 60 days or less (in the event any such contract is entered into, Company will, within seven (7) days of execution of same, provide a fully executed copy thereof to Parent);

(ix)           establish any subsidiary or enter into any new line of business outside the education industry;

(x)            make aggregate capital expenditures in excess of $3,200,000;

(xi)           fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(xii)           fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to the assets, operations and activities of the Company in an amount and scope of coverage as are currently in effect;

(xiii)         other than as required to be in compliance with SEC rules and regulations or with GAAP, or as approved by the Company’s outside auditors, revalue any of its material assets or make any change in accounting methods, principles or practices;

(xiv)         waive, release, assign, settle or compromise any Action (including any third-party Action relating to this Agreement or the transactions contemplated hereby, including the Merger), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company) not in excess of $100,000 individually or in the aggregate, or otherwise pay, discharge or satisfy any claims, liabilities or obligations other than in the ordinary course of business consistent with past practice, unless such amount has been reserved in the Company Financial Statements;

(xv)           close or materially reduce the Company’s activities;

(xvi)         acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, other than in the ordinary course of business consistent with past practice (but in no event in an amount in excess of $100,000);

(xvii)        adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii)       voluntarily incur any material liability or obligation (whether absolute, accrued, contingent or otherwise) other than in the ordinary course of business consistent with past practice;

(xix)          sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights, other than in the ordinary course of business consistent with past practice (but in no event in an amount in excess of $100,000);

(xx)           enter into any agreement, understanding or arrangement with respect to the voting of the Equity Interests;

(xxi)          take any action that would reasonably be expected to delay or impair the obtaining of any consents or approvals of any Governmental Authority or Educational Agency to be obtained in connection with this Agreement;

(xxii)         enter into any material contract or otherwise take any material action with respect to (A) any real estate transaction or (B) the opening or construction of any additional facilities or locations;

(xxiii)        enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Company Affiliate Transaction; or

(xxiv)       authorize or agree orally or in writing to do any of the foregoing actions.

4.2           Access and Information; Confidentiality.

(a)           Between the date of this Agreement and the Effective Time, each Party shall give, and shall direct its accountants and legal counsel to give, the other Party and its Representatives, at reasonable times and upon reasonable intervals and notice, access to all offices and other facilities and to all employees, properties, contracts, agreements, commitments, books and records of or pertaining to such Party and its subsidiaries (including Tax Returns, internal work papers, client files, client contracts and director service agreements) and such financial and operating data and other information, all of the foregoing as the requesting Party or its Representatives may reasonably request regarding such Party’s business, assets, liabilities, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, in the form such financial statements have been delivered to the other Party prior to the date hereof) and instruct such Party’s Representatives to cooperate with the requesting Party in its investigation (including by reading available independent public accountant’s work papers) and to provide a copy of each material report, schedule and other document filed or received pursuant to the requirements of applicable securities Laws; provided that the requesting Party shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Party providing such information.

(b)           All information obtained by the Company, on the one hand, and Parent or Merger Sub, on the other hand, pursuant to this Agreement shall be kept confidential in accordance with and subject to the Mutual Non-Disclosure Agreement, dated as of April 13, 2009, between Parent and the Company (the “Confidentiality Agreement”).

4.3           No Solicitation.

(a)           For purposes of this Agreement, “Acquisition Proposal” means (other than the Merger) any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group, at any time relating to a merger, reorganization, recapitalization, consolidation, asset sale, share exchange, business combination or similar transaction, including any single or multi-step transaction or series of related transactions involving the Company, Parent or Merger Sub on the one hand and any third party on the other hand or acquisition or purchase of assets of or by the Company, Parent or Merger Sub representing 50% or more of such Person’s assets or business.  Without limiting the foregoing, the term Acquisition Proposal includes any inquiry, proposal or offer by Parent, Merger Sub, or the Company or any indication of interest in making an offer or proposal by Parent, Merger Sub, or the Company to any third-party at any time relating to a merger, reorganization, recapitalization, consolidation, asset sale, share exchange, business combination or similar transaction, including any single or multi-step transaction or series of related transactions with Parent, Merger Sub, the Company or any of their respective affiliates.

(b)           In order to induce the Company and the Parent to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, from the date hereof until November 30, 2009, neither the Company nor the Parent or Merger Sub shall (unless otherwise required by applicable Law), directly or indirectly, and shall not, directly or indirectly, authorize or permit any officer, manager, director, employee, accountant, consultant, legal counsel, financial advisor, agent or other representative of such Person (collectively, the “Representatives”) to: (i) solicit, encourage, assist, initiate or facilitate the making, submission or announcement of any Acquisition Proposal, (ii) furnish any non-public information regarding the Company, the Parent, Merger Sub or the Merger to any Person or group (other than a Party to this Agreement or their Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage, participate in or continue discussions or negotiations with any Person or group with respect to, or which could be expected to lead to, an Acquisition Proposal, (iv) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to the Company or Parent, the approval of this Agreement or the Merger or the recommendation by the Board of Directors of the Company or Parent that its respective shareholders adopt this Agreement, (v) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (vi) discuss, negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vii) release any third party from, or waive any provision of, any confidentiality agreement to which the Company or Parent or Merger Sub is a party (except as may be permitted pursuant to the Confidentiality Agreement).  Without limiting the foregoing, each Party agrees it shall be responsible for the actions of its Representatives that would constitute a violation of the restrictions set forth in this Section 4.3 if done by such Party.  Each Party shall promptly inform its Representatives of the obligations undertaken in this Section 4.3.

(c)           Each Party shall notify the other Party hereto promptly (and in any event within 48 hours) orally and in writing of the receipt by such Party or any of its Representatives of: (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal and (ii) any request for non-public information relating to such Party, specifying in each case the material terms and conditions thereof (including a copy thereof if in writing) and the identity of the party making such inquiry, proposal, offer or request for information.  Each Party shall keep the other Party hereto promptly informed of the status of any such inquiries, proposals, offers or requests for information.  From and after the date of this Agreement, each Party shall immediately cease and cause to be terminated any solicitations, discussions or negotiations with any parties with respect to any Acquisition Proposal and shall direct, and use its commercially reasonable efforts to cause, its Representatives to cease and terminate any such solicitations, discussions or negotiations.

4.4           Takeover Laws.  Notwithstanding any other provision in this Agreement, if any “fair price”, “business combination”, “moratorium”, “control share acquisition” or similar anti-takeover Law (collectively, “Takeover Law”) may become, or may purport to be, applicable to the transactions contemplated by this Agreement, the Company and the members of its Board, or the Parent and the members of its Board of Directors, as applicable, will grant such approvals and take such actions as are necessary so the transactions contemplated by this Agreement may be consummated promptly on the terms and conditions contemplated hereby and otherwise act to eliminate the effect of any Takeover Law on any of the transactions contemplated by this Agreement.

4.5           Stockholder Litigation.  Parent shall give the Company the opportunity to participate in, subject to a customary joint defense agreement, any stockholder litigation against Parent, its managers, directors or officers relating to the Merger or any other transactions contemplated hereby; provided, however, that no settlement of any such litigation shall be agreed to without Parent’s consent.

4.6           Conduct of Business of Parent.

(a)           Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld), during the period from the date of this Agreement to the Effective Time, except as specifically contemplated by the terms of this Agreement: (i) Parent and Merger Sub shall conduct their respective business in, and shall not take any action other than in, the ordinary course of business consistent with past practice, (ii) Parent and Merger Sub shall use commercially reasonable efforts to continue to maintain, in all material respects, their respective assets, properties, rights and operations in accordance with present practice in a condition suitable for their current use, and (iii) Parent and Merger Sub shall use commercially reasonable efforts consistent with the foregoing to conduct the business of Parent and Merger Sub in compliance with applicable Laws in all material respects, including without limitation the timely filing of all reports, forms or other documents with the SEC required to be filed with the SEC by Parent pursuant to the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and to preserve intact the business organization of Parent.

(b)           Without limiting the generality of the foregoing clause (a), during the period from the date of this Agreement to the Effective Time, neither Parent nor Merger Sub will (except as specifically contemplated by this Agreement), without the prior written consent of the Company (such consent not to be unreasonably withheld):

(i)            authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell Common Stock (including upon exercise of any outstanding option, warrant or similar right to acquire such Common Stock), Class A Stock, any other shares of capital stock or other securities or equity interests, including any securities convertible into or exchangeable for Common Stock or equity interest of any class and any other equity-based awards or alter in any way its outstanding securities or make any changes in outstanding shares of capital stock or its capitalization, whether by means of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise or agree to register under the Securities Act any capital stock of Parent or Merger Sub, except as contemplated in the Proxy Statement;

(ii)           declare, pay or set aside any dividend;

(iii)          incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), make a loan or advance to or investment in any third party, or guarantee or endorse any indebtedness, liability or obligation of any Person or subject any of its assets, properties or rights, or any part thereof to any Encumbrances or other limitation or restriction;

(iv)          make any change in any Parent Organizational Documents or any Merger Sub Organizational Documents;

(v)           redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of the capital stock, membership interests or other ownership interests of Parent or Merger Sub, unless Parent determines, in its sole discretion, to purchase Common Stock prior to the date of the Special Meeting;

(vi)          except in the ordinary course of business consistent with past practice, acquire, lease or sublease any material tangible assets, raw material or properties (including real property);

(vii)         enter into any Benefit Plan or any employment, severance, or change of control agreement;

(viii)        make capital expenditures in excess of $50,000, or commit to make capital expenditures for any period following the Effective Time;

(ix)          make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or GAAP;

(x)           other than in the ordinary course of business consistent with past practice or as contemplated hereunder, or for legal, accounting, fairness opinion and other fees to be incurred in connection with the transactions contemplated hereunder, terminate or waive or assign any material right under any Parent Material Contract or enter into any contract (A) involving amounts potentially exceeding $25,000, (B) that would be a Parent Material Contract or (C) with a term longer than one year that cannot be terminated without payment of a material penalty and upon notice of 60 days or less (in the event any such contract is entered into, Parent will, within seven (7) days of execution of same provide a fully executed copy thereof to Company);

(xi)           fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(xii)         establish any subsidiary (other than as contemplated hereby) or enter into any new line of business;

(xiii)         fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to the assets, operations and activities of the Parent and Merger Sub in an amount and scope of coverage as are currently in effect;

(xiv)        revalue any of its material assets or make any change in accounting methods, principles or practices, except as required by GAAP and approved by the Parent’s outside auditors;

(xv)         waive, release, assign, settle or compromise any Action (including any third-party Action relating to this Agreement or the transactions contemplated hereby, including the Merger), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Parent or Merger Sub) not in excess of $50,000 individually or in the aggregate, or otherwise pay, discharge or satisfy any claims, liabilities or obligations other than in the ordinary course of business consistent with past practice, unless such amount has been reserved in the Parent financial statements included in the Parent SEC Reports;

(xvi)        acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets;

(xvii)       adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii)      voluntarily incur any material liability or obligation (whether absolute, accrued, contingent or otherwise) other than in the ordinary course of business consistent with past practice;

(xix)         sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xx)          take any action that would reasonably be expected to delay or impair the obtaining of any Consents of any Governmental Authority or Educational Agency to be obtained in connection with this Agreement;

(xxi)         enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Parent Affiliate Transaction;

                                             (xxii)         enter into any agreement, understanding or arrangement with respect to the voting of the Class A Stock or the capital equity of the Merger Sub; or

                                             (xxiii)        authorize or agree to do any of the foregoing actions.

4.7           Market Standoff Agreement.  Prior to the Closing, none of the Company or any officer, director, stockholder or affiliate of the Company shall sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of Parent without the prior written consent of Parent.

ARTICLE V

ADDITIONAL COVENANTS OF THE PARTIES

                5.1           Notification of Certain Matters.  Each of Parent and the Company shall give prompt notice to the other (and, if in writing, furnish copies of) if any of the following occurs after the date of this Agreement: (i) there has been a material failure on the part of the Party providing the notice to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (ii) receipt of any notice or other communication in writing from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, (including the Merger or as a result of the transactions contemplated hereby) or any non-compliance with any Law or Educational Law; (iii) receipt of any notice or other communication from any Governmental Authority or Educational Agency in connection with the transactions contemplated by this Agreement (including the Merger or as a result of the transactions contemplated hereby); (iv) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Merger set forth in Article VI not being satisfied or the satisfaction of those conditions being materially delayed; or (v) the commencement or threat, in writing, of any Action against any Party or any of its affiliates, or any of their respective properties or assets, or, to the knowledge of the Company or Parent, as applicable, any officer, director, partner, member or manager, in his or her capacity as such, of the Company or Parent, as applicable, or any of their affiliates with respect to the consummation of the Merger.  No such notice to any Party shall constitute an acknowledgement or admission by the Party providing notice regarding whether or not any of the conditions to Closing or to the consummation of the Merger have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

                5.2           Commercially Reasonable Efforts.

(a)           Subject to the terms and conditions of this Agreement, prior to the Effective Time, each Party shall use commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement and the Proxy Statement (including the receipt of all Requisite Regulatory Approvals, and the satisfaction, but not the waiver, of the Closing conditions set forth in Article VI), and to comply promptly with all requirements of Governmental Authorities and Educational Agencies applicable to the transactions contemplated by this Agreement.

(b)           Parent, Merger Sub and the Company will cooperate with each other and will take all commercially reasonable steps, and proceed diligently and in good faith: (i) to submit any necessary filings, amendments or revisions to any required Governmental Authority in connection with the transactions contemplated hereby, and (ii) promptly to submit and make other applications, notices and submissions (or amendments to any of the foregoing previously submitted) with any Educational Agencies which must be filed in order for the Company and the Company School to obtain (A) all approvals and permits which must be obtained from such Educational Agencies prior to the Closing, as required, in order for the Company and the Company School to: (1) operate as they are currently operated and currently intended by the Company to be operated following the Closing, and (2) participate in the Student Financial Assistance Programs under the ownership of the Surviving Company (collectively, the “Pre-Closing Education Consents”, identified as such in Schedule 5.2(A) of the Company Disclosure Schedule), and (B) all approvals and permits which must be obtained from such Educational Agencies after the Closing in order for the Company and the Company School to (1) operate as they are currently operated and currently intended by the Company to be operated following the Closing and (2) participate in the Student Financial Assistance Programs under the ownership of the Surviving Company (collectively, the “Post-Closing Education Consents”, identified as such in Schedule 5.2(B) of the Company Disclosure Schedule); provided, however, that the Company shall not file any application, notice or other submission to any Educational Agency without providing Parent a reasonable opportunity to review and comment on such application, notice or other submission and without obtaining the consent of Parent (which consent shall not be unreasonably withheld or delayed); provided, further, however, that the Company shall be solely responsible for the submission of all such applications, notices and submissions, subject only to the right of Parent to review and consent to such applications, notices and submissions as provided for in this Section 5.2(b).  All such filings related to the Pre-Closing Education Consents shall be made, if not already made, as promptly as practicable (but no later than 30 days after the date of this Agreement) and the Parent shall supply as promptly as reasonably practicable any additional information and documentary material that may be requested by the Company or any Educational Agency in connection with the Pre-Closing Education Consents and Post-Closing Education Consents.

(c)           In furtherance and not in limitation of the covenants of the Parties contained in Section 5.2(a) and (b): (i) as soon as reasonably practicable following the date of this Agreement, the Company and Parent shall cooperate in all respects with each other and use (and shall cause their respective subsidiaries to use) their respective commercially reasonable efforts to prepare and file with Educational Agencies, requests for approval of the transactions contemplated by this Agreement (including the Merger) and shall use all commercially reasonable efforts to have such Educational Agencies approve the transactions contemplated by this Agreement, and (ii) each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall give prompt written notice if such Party receives any notice from such Educational Agencies in connection with the transactions contemplated by this Agreement, and, in the case of any such written notice, shall promptly furnish the other Party with a copy thereof.  If any Educational Agency requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for representatives to be present for such hearing or meeting.

(d)           In furtherance and not in limitation of the covenants of the Parties contained in Sections 5.2(a), (b) and (c), if any objections are asserted with respect to the transactions contemplated hereby under any applicable Law or Educational Law or if any suit is instituted (or threatened to be instituted) by any applicable Governmental Authority, Educational Agency or any private party challenging any of the transactions contemplated hereby as violative of any applicable Law or Educational Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, Parent and the Company shall use their commercially reasonable efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby (including the Merger).

(e)           In the event any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority, Educational Agency or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, Parent and the Company shall cooperate in all respects with each other and use their respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(f)           Notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement shall obligate Parent, Merger Sub, the Company or any of their respective affiliates to take any action or commit to take any action, or consent or agree to any condition, restriction or undertaking requested or imposed by any Governmental Authority or Educational Agency, whether in connection with obtaining any Requisite Regulatory Approval or otherwise, if, in the good faith determination of Parent or the Company, respectively, such action, condition, restriction or undertaking, individually or in the aggregate, with all other such actions, conditions, restrictions or undertakings, would materially adversely affect the benefits, taken as a whole, that Parent or Company reasonably expects to derive from the transactions contemplated by this Agreement (a “Burdensome Condition”); including, without limitation, (i) any requirement that Parent, the Company, the Surviving Company or any of its or their subsidiaries (A) provide or commit to provide additional capital to the Surviving Company and the Company, (B) provide any maintenance, guarantee, keep-well or similar agreements or commitments that are more burdensome than currently required of the Company by such Governmental Authority or Educational Agency, (C) provide an irrevocable letter of credit or other surety in an amount greater than $10,000,000, as a condition of such Educational Agency issuing any Requisite Regulatory Approval, or (D) provide a guaranty or assume joint and several liability for any outstanding or future Title IV Program liabilities of the Company School; (ii) any restriction by any Educational Agency on the Company’s or the Company School’s ability to add new educational programs, to modify existing educational programs, to add new locations or branches or to increase student enrollments after the Closing; or (iii) any requirement by the Higher Learning Commission that the Company School’s accreditation status be returned to candidacy status.

(g)           Prior to the Effective Time, Parent and the Company shall use their commercially reasonable efforts to obtain any Consents of third parties with respect to any contracts to which they are a party as may be necessary or appropriate for the consummation of the transactions contemplated hereby or required by the terms of any contract as a result of the execution, performance or consummation of the transactions contemplated hereby (including the Merger).

(h)           Notwithstanding anything herein to the contrary, neither Parent nor the Company shall be required to agree to any term, condition or modification with respect to obtaining any Consents in connection with the Merger or the consummation of the transactions contemplated by this Agreement that would result in, or would be reasonably likely to result in: (i) a Material Adverse Effect of either Party, (ii) Parent, Merger Sub or the Company having to cease, sell or otherwise dispose of any assets or business (including the requirement that any such assets or business be held separate), or (iii) a Burdensome Condition.

                5.3           Indemnification.

(a)           Indemnification by the Company.  From the date of this Agreement through the Closing Date, but only in the event Parent terminates this Agreement pursuant to Section 7.1, the Company shall indemnify and hold harmless each of Parent and Merger Sub, their affiliates and each of their respective successors and assigns, and their respective officers, directors, employees and agents (each, a “Parent Indemnified Party”) from and against any liabilities, claims (including claims by third parties), demands, judgments, losses, costs, damages or expenses whatsoever (including reasonable attorneys’, consultants’ and other professional fees and disbursements of every kind, nature and description) (collectively, “Damages”) such Parent Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to any fraud committed by the willful breach of this Agreement by the Company occurring prior to termination of this Agreement.

(b)           Indemnification by Parent.  From the date of this Agreement through the Closing Date, but only in the event the Company terminates this Agreement pursuant to Section 7.1, each of Parent and Merger Sub shall indemnify and hold harmless the Company, its affiliates and each of its successors and assigns, and its officers, directors, employees and agents (each, a “Company Indemnified Party”) from and against any Damages such Company Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to any fraud committed by the willful breach of this Agreement by Parent or Merger Sub occurring prior to the termination of this Agreement.

(c)           Indemnification Procedures.  A Person seeking indemnification under this Section 5.3 (the “Indemnitee”) must give timely written notice to the Person from whom indemnification is sought (the “Indemnitor”) as soon as practical after the Indemnitee becomes aware of any condition or event that gives rise to Damages for which indemnification is sought under this Section 5.3.  The failure of the Indemnitee to give timely notice shall not affect the Indemnitee’s rights to indemnification hereunder except to the extent the Indemnitor demonstrates it was materially prejudiced by such failure.  In the event a claim or demand is made by a party against an Indemnitee, the Indemnitee shall promptly notify the Indemnitor of such claim or demand, specifying the nature and the amount of the Damages (the “Claim Notice”).  The Indemnitor shall notify the Indemnitee within twenty (20) days after receipt of the Claim Notice whether the Indemnitor will undertake, conduct and control, through counsel of its own choosing (subject to the consent of Indemnitee, such consent not to be unreasonably withheld or delayed, it being agreed that each of Ellenoff Grossman & Schole LLP and Gray, Plant, Mooty, Mooty & Bennett, P.A. are hereby deemed approved by each of the Parties) and at its expense, the settlement or defense thereof, and Indemnitee shall cooperate with Indemnitor in connection therewith, provided that if Indemnitor undertakes such defense: (i) Indemnitor shall not thereby permit to exist any Encumbrance or other adverse charge upon any asset of Indemnitee or settle such action without first obtaining the consent of Indemnitee, except for settlements solely covering monetary matters for which Indemnitor has acknowledged responsibility for payment; (ii) Indemnitor shall permit Indemnitee (at Indemnitee’s sole cost and expense) to participate in such settlement or defense through counsel chosen by Indemnitee; and (iii) Indemnitor shall agree promptly to reimburse Indemnitee for the full amount of any Damages resulting from such claim, except for those costs expressly assumed by the Indemnitee hereunder.  The Indemnitee agrees to preserve and provide access to all evidence that may be useful in defending against such claim and to provide reasonable cooperation in the defense thereof or in the prosecution of any action against a third party in connection therewith.  The Indemnitor’s defense of any claim or demand shall not constitute an admission or concession of liability therefor or otherwise operate in derogation of any rights Indemnitor may have against Indemnitee or any third party.  So long as Indemnitor is reasonably contesting any such claim in good faith, Indemnitee shall not pay or settle any such claim.  If Indemnitor does not notify Indemnitee within twenty (20) days after receipt of Indemnitee’s Claim Notice that it elects to undertake the defense thereof, Indemnitee shall have the right to contest the claim in the exercise of its exclusive, reasonable discretion at the expense of the Indemnitor (provided the Indemnitor shall not be required to pay Indemnitee's expenses for the defense, settlement or compromise of claims which are not covered by Indemnitor’s obligations under this Section 5.3 or which Indemnitor has not consented to).

(d)           Insurance Effect.  Notwithstanding the foregoing, to the extent that any Damages that are subject to indemnification pursuant to this Agreement are covered by insurance, the Indemnitee shall use commercially reasonable efforts to obtain the maximum recovery under such insurance.  If the Indemnitee receives payment from the Indemnitor for indemnification under this Section 5.3 and later receives proceeds from insurance or other amounts in respect of such Damages, then it shall hold such proceeds or other amounts in trust for the benefit of the Indemnitor and shall pay to the Indemnitor, as promptly as practicable after receipt, a sum equal to the amount of the proceeds or other amount received, up to the aggregate amount of any payments received from the Indemnitor pursuant to this Agreement in respect of such Damages.

(e)           Exclusive Remedy.  The rights of any Parent Indemnified Party or Company Indemnified Party for indemnification relating to this Agreement or the transactions contemplated hereby shall be strictly limited to those contained in this Section 5.3, and, except as specifically set forth in Section 9.10, such indemnification rights and the right to terminate this Agreement pursuant to Section 7.1 shall be the sole and exclusive remedies of such Parent Indemnified Party or Company Indemnified Party, as applicable, with respect to this Agreement or any matter arising under or in connection with this Agreement.  To the maximum extent permitted by applicable Law, the Parent Indemnified Parties and the Company Indemnified Parties hereby waive all other rights and remedies, and release all claims against each other, with respect to this Agreement or any matter arising under or in connection with this Agreement, whether under any applicable Law, at common law or otherwise.

(f)            Limitations on Indemnification.  The Parties’ rights to indemnification hereunder are subject to the following limitations:

(i)           Any claim for indemnification hereunder may not be pursued and is hereby released by the Parties and irrevocably waived upon and after the Closing Date.

(ii)           Parent and Merger Sub may not seek indemnification from the Company Stockholders and may only seek indemnification hereunder against the Company.

(iii)           The Company may not seek indemnification against the Trust Fund and may only seek indemnification hereunder against Parent.

(iv)           Notwithstanding anything contained herein to the contrary, the Company and its stockholders hereby irrevocably waive in perpetuity any and all claims for indemnification hereunder against all other entities controlled by Parent or its officers and directors.

5.4           Public Announcements.  Parent and the Company agree that no public release or announcement concerning this Agreement or the Merger shall be issued by either Party or any of their affiliates without the prior consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except such release or announcement as may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that either Parent or the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous public releases or announcements made by Parent or the Company in compliance with this Agreement.

5.5           Public Filings.  Parent shall make all necessary filings with respect to the Merger and the transactions contemplated thereby under the Securities Act and the Exchange Act and applicable “blue sky” laws and the rules and regulations thereunder, including filing a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement.  Parent will promptly advise the Company when any supplement or amendment to the Proxy Statement has been filed, or any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto, or requests by the SEC for additional information.  No filing with respect to the Merger and the transactions contemplated thereby, and no amendment or supplement to such filings shall be made without the prior written approval of the Company, which approval shall not be unreasonably withheld, delayed or conditioned.  If at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective affiliates, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Parent.

5.6           Reservation of Stock.  Parent hereby agrees there shall be, or Parent shall cause to be, reserved for issuance and delivery such number of shares of Common Stock as shall be required for issuance and delivery of the Merger Consideration, and for conversion of the Class A Stock into Common Stock.  Parent covenants it will authorize or cause to be authorized such number of shares of Class A Stock and Common Stock as shall be sufficient to issue the Merger Consideration and as will be needed for the conversion of the Class A Stock, and exercise of the Warrants, for Common Stock.

5.7           Special Meeting; Proxy.  As promptly as practicable following the execution of this Agreement, Parent, acting through its board of directors, shall, in accordance with applicable Law:

(a)           duly call, give notice of, convene and hold a special meeting of its stockholders (the “Special Meeting”) for the purposes of considering and taking action upon: (i) an amendment to the Amended and Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock to 50,000,000 shares, (ii) an amendment to the Amended and Restated Certificate of Incorporation to change the name of Parent to “NAU Holdings, Inc.” and for all such other changes as required in connection with the Merger, (iii) an amendment to the Amended and Restated Certificate of Incorporation to provide for the elimination of certain special purpose acquisition company provisions therein, to provide for the perpetual existence of the Parent and to remove any staggered or classified board provisions, (iv) approval of the Merger, including the issuance of the Merger Consideration, (v) the creation of the Class A Stock and (vi) the authorization and establishment by Parent of an incentive option plan for the grant of up to 5% of the Common Stock issued and outstanding as of the Closing Date (the “Incentive Option Plan”) for the directors, employees and consultants of Parent, the Company and their respective affiliates (collectively, the “Proxy Matters”).  Parent shall: (x) use commercially reasonable efforts to solicit the approvals required by the stockholders of Parent and (y) include in the Proxy Statement (A) the board of directors’ recommendation to the stockholders of Parent that they vote in favor of all Proxy Matters and (B) all other requests or approvals necessary to consummate the transactions contemplated by this Agreement.  Notwithstanding the foregoing, Parent may adjourn or postpone the Special Meeting as and to the extent required by applicable Law.  Parent shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable after the Proxy Statement is declared effective by the SEC.  The Company shall cooperate and assist Parent and its counsel in preparing the Proxy Statement and acknowledges that a substantial portion of the Proxy Statement shall include disclosure regarding the Company and its management, operations and financial condition.  The Company shall make its managers, directors, officers, employees and consultants available to Parent and its counsel in connection with the drafting of the Proxy Statement and responding in a timely manner to comments from the SEC.  Prior to the filing of the Proxy Statement with the SEC and each amendment thereto, the Company shall confirm in writing to Parent and its counsel that it has reviewed the Proxy Statement (and each amendment thereto) and approved any information provided by the Company and the Company Stockholders.  If, prior to the Effective Time, any event occurs with respect to the Company, or any change occurs with respect to other information supplied by the Company or inclusion in the Proxy Statement, the Company shall promptly notify Parent of such event, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to Parent’s stockholders; and

(b)           promptly transmit any amendment or supplement to its stockholders, if at any time prior to the Special Meeting there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement.

5.8           Directors and Officers of Parent and the Surviving Corporation.  Subject to any limitation imposed under applicable Laws, the Parties shall take all necessary actions so that the persons identified in Section 1.7(a) are elected to the positions of officers and directors of Parent and the Surviving Corporation, effective immediately after the Closing.

5.9           Hart-Scott-Rodino Filing.  If required pursuant to the Hart-Scott-Rodino Act, as promptly as practicable after the date of this Agreement, Parent and the Company shall each prepare and file the notification required of it thereunder in connection with the transactions contemplated by this Agreement and shall promptly and in good faith respond to all information requested of it by the Federal Trade Commission and Department of Justice in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Authorities.  Parent and the Company shall (a) promptly inform the other of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Authority regarding the transactions contemplated by this Agreement, (b) give the other prompt notice of the commencement of any action, suit, litigation, arbitration, proceeding or investigation by or before any Governmental Authority with respect to such transactions and (c) keep the other reasonably informed as to the status of any such action, suit, litigation, arbitration, proceeding or investigation.  Parent shall be responsible for all fees and expenses relating to such filing.

5.10          Use and Disbursement of Trust Fund.  Parent shall use commercially reasonable efforts to maximize the amount remaining in the Trust Fund at Closing, which amount shall be no less than $22,166,290.00 after payment in full of any taxes then due and owing, the deferred underwriting fee owed to Morgan Joseph & Co. Inc., any fees and expenses payable to the Parent’s investment bankers, attorneys, accountants and other advisors, any amounts paid or payable to Parent stockholders, warrant holders or unit holders for repurchase, redemption or conversion of their Common Stock or Units or repurchase of their Warrants, and any other of Parent’s or Merger Sub’s unpaid costs, fees and expenses associated with this Agreement, the Proxy Statement and the transactions contemplated hereby and thereby.

5.11          Tax Treatment.  Each of the Company and Parent and Merger Sub shall use commercially reasonable efforts to cause the Merger to qualify as a “reorganization” under the provisions of Section 368(a) of the Code and will not take any action inconsistent with the Merger qualifying as a reorganization under Section 368(a) of the Code.  The Company and Parent shall treat the Merger Consideration received in the Merger by holders of Equity Interests as property permitted to be received by Section 354 of the Code without the recognition of gain.  Each of the Company and Parent covenants and agrees to use its commercially reasonable efforts to defend in good faith all challenges to the treatment of the Merger as a reorganization as described in this Section 5.11.  Each of the Company and Parent agree that if such Party becomes aware of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization described in Section 368(a) of the Code, it will promptly notify the other Party in writing of such fact or circumstance.  Each of the Company and Parent will comply with all reporting and record-keeping obligations set forth in the Code and the Department of Treasury regulations that are consistent with the Merger qualifying as a “reorganization” under the provisions of Section 368(a) of the Code.

5.12          Listing of Common Stock on Nasdaq.  The Parties will use their reasonable best efforts to cause the Common Stock and the Warrants to be listed on either the Nasdaq Capital Market or the Nasdaq Global Market, as the Parties may mutually determine, as of the Closing Date.

5.13          Indemnification of Directors and Officers of the Company.  The Surviving Company will indemnify each individual who served as a director or officer of the Company at any time prior to the Effective Time from and against any and all actions, suits, proceedings, hearings, investigations, charges, complaints, injunctions, orders, decrees, rulings, Damages, dues, penalties, fines, amounts paid in settlement, obligations, taxes, and liens, resulting from, arising out of, relating to, in the nature of, or caused by this Agreement or any of the transactions contemplated herein.

5.14          Release of Personal Guarantees.  The Parties will use their reasonable best efforts to cause Mr. Buckingham to be released from any personal guarantees provided by him on behalf of the Company.

ARTICLE VI

CONDITIONS

6.1            Conditions to Each Party’s Obligations.

The obligations of each Party to consummate the Merger shall be subject to the satisfaction or waiver (where permissible), at or prior to the Effective Time, of the following conditions:

(a)           Parent Stockholder Approval.

(1)           The Required Parent Vote shall have been obtained in accordance with the DGCL, and

(2)           The stockholders of Parent holding thirty percent (30%) or more of the shares of Common Stock sold in Parent’s initial public offering shall not have voted against the Merger and exercised their conversion rights under Parent’s Certificate of Incorporation, as amended, to convert their shares of Common Stock into a cash payment from the Trust Fund.

(b)           Antitrust Laws.  If applicable, the required waiting period (and any extension thereof) under any Antitrust Laws, if any, shall have expired or been terminated.

(c)           Requisite Regulatory Approvals and Consents.  All authorizations, approvals and permits required to be obtained from or made with any Governmental Authority or Educational Agency in order to consummate the transactions contemplated by this Agreement, including, without limitation all Pre-Closing Education Consents (collectively, the “Requisite Regulatory Approvals”), and all Consents from third parties required in connection with the transactions contemplated by this Agreement, shall have been obtained or made.

(d)           No Law or Order.  No Governmental Authority or Educational Agency shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and has the effect of making the Merger illegal or otherwise preventing or prohibiting consummation of the Merger.

(e)           Creation and Issuance of Class A Stock.  Parent shall have authorized the creation and issuance, and authorized the distribution to the Company Stockholders, of the Class A Stock, the creation of such stock to have been approved and authorized at the Special Meeting.

(f)           Updating of Disclosure Schedules.  Final versions of the Parent Disclosure Schedules and Company Disclosure Schedules shall have been delivered by the appropriate Party to the other Parties hereto and such schedules shall have been certified as the final, true, correct and complete schedules of such Party.

(g)           Burdensome Condition.  None of the Requisite Regulatory Approvals or the Consents shall have included or contained, or resulted in the imposition of, any Burdensome Condition.

(h)           Litigation.  There shall be no pending Action against any Party or any of its affiliates, or any of their respective properties or assets, or any officer, director, partner, member or manager, in his or her capacity as such, of any Party or any of their affiliates, with respect to the consummation of the Merger or the transactions contemplated thereby which could reasonably be expected to have a Material Adverse Effect.

(i)             Board of Directors and Officers.  The Board of Directors and the officers of Parent and the Surviving Corporation shall be constituted as set forth in Section 1.7 hereof, effective as of the Effective Time.

(j)             Listing of Common Stock on Nasdaq.  The Common Stock and the Warrants shall be listed on either the Nasdaq Capital Market or the Nasdaq Global Market.

(k)           Incentive Plan and Restricted Stock Issuance.  Parent shall have established the Incentive Option Plan, and reserved for issuance to management of the Parent following the Closing from the Incentive Option Plan a number of shares of Common Stock equal to an aggregate of 1.5% of the Common Stock issued and outstanding as of the Closing Date.

(l)             Fiscal Year.  Parent shall have changed its fiscal year end to May 31.

(m)           Employment Agreements.  Dr. Shape shall have entered into an employment agreement, and each of Mr. Buckingham and Dr. Gallentine shall have entered into an amendment to his current employment agreement, reasonably satisfactory to Parent and the Company and satisfactory to such individuals.

6.2           Conditions to Obligations of Parent and Merger Sub.

The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver by Parent, at or prior to the Effective Time, of the following additional conditions:

(a)           Representations and Warranties.  Each of the representations and warranties of the Company set forth in this Agreement that are qualified by materiality shall be true and correct and those not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time (except to the extent that any of such representations and warranties expressly speaks only as of an earlier date).

(b)           Agreements and Covenants.  The Company shall have performed, in all material respects, all of its obligations and complied with, in all material respects, all of its agreements and covenants to be performed or complied with by it under this Agreement at or prior to the Effective Time.

(c)            Officer Certificate.  The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by the chief executive officer or chief financial officer of the Company, certifying in such capacity as to the satisfaction of the conditions specified in Sections 6.2(a), (b), (e) and (f).

(d)           Secretary’s Certificate.  The Company shall have delivered to Parent a true copy of the resolutions of the Board of the Company authorizing the execution of this Agreement and the consummation of the Merger and transactions contemplated herein, certified by the Secretary of the Company or similar officer.

(e)           Material Adverse Effect.  No Material Adverse Effect shall have occurred with respect to the Company’s business since the date of this Agreement.

(f)            Required Company Vote.  The Required Company Vote shall have been obtained.

(g)           Legal Opinion.  Parent shall have received an opinion of the Company’s counsel, Gray, Plant, Mooty, Mooty & Bennett, P.A., in form and substance to be agreed upon by the Parties and their respective counsel, addressed to Parent, and dated as of the Closing Date.

(h)           Lock Up Agreements.  Parent shall have received the Company Stockholder Lock Up Agreements, as set forth in Section 1.7(b).

(i)            Fairness Opinion.  Parent shall have received a fairness opinion from an independent investment bank reasonably acceptable to the Company stating the Merger Consideration to be paid by Parent is fair to Parent and Merger Sub, from a financial point of view.

(j)             Company Financials.  Parent shall have received from the Company audited financial statements for the Company’s last two fiscal years, together with such other statements that would be in compliance with Regulation S-X and the General Rules and Regulations of the Securities Act, and such unaudited financial statements as otherwise required for the quarterly periods (ending August 31, 2008, November 30, 2008 and February 28, 2009) since the last audit.  The Company shall also deliver to Parent its audited financial statements for its fiscal year ended May 31, 2009, prior to filing the final Proxy Statement.  The auditing firm shall be Deloitte & Touche LLP, or such other nationally recognized accounting firm as is acceptable to Parent and the Company.

(k)            Payment of Certain Obligations.  The Company shall have paid in full, not later than the Closing Date, the obligations to those Persons set forth on Section 6.2(k)-1 of the Company Disclosure Schedule, and shall have ceased, as of the Closing Date, the payments set forth on Section 6.2(k)-2 of the Company Disclosure Schedule.

(l)             Fairway Hills III.  Each of Robert Buckingham, Mary Ellen Buckingham, Susan Lein and Linda Copper shall have brought their book-basis capital in Fairway Hills III to $0.

6.3           Conditions to Obligations of the Company.

The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver by the Company, at or prior to the Effective Time, of the following additional conditions:

(a)            Representations and Warranties.  Each of the representations and warranties of the Parent and Merger Sub set forth in this Agreement that are qualified by materiality shall be true and correct and those not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time (except to the extent that any of such representations and warranties expressly speaks only as of an earlier date).

(b)           Agreements and Covenants.  Each of Parent and Merger Sub shall have performed, in all material respects, its obligations and complied with, in all material respects, its agreements and covenants to be performed or complied with by it under this Agreement at or prior to the Effective Time, including, without limitation, the resignation from the Board of Directors of Parent of those persons currently on the Board of Directors of Parent who are not named as directors following the Effective Time in the Proxy Statement.

(c)            Officer Certificate.  Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by the chief executive officer or chief financial officer of Parent, certifying in such capacity as to the satisfaction of the conditions specified in Sections 6.3(a), (b) and (e).

(d)           Secretary’s Certificate.  Parent shall have delivered to the Company a true copy of the resolutions of the Board of Directors of the Parent authorizing the execution of this Agreement and the consummation of the Merger and transactions contemplated herein, certified by the Secretary of Parent or similar officer.

(e)           Material Adverse Effect.  No Material Adverse Effect shall have occurred with respect to the Parent’s business since the date of this Agreement.

(f)            Legal Opinion.  The Company shall have received opinions of the Parent’s and Merger Subs’ counsel, Ellenoff Grossman & Schole LLP, in form and substance to be agreed upon by the Parties and their respective counsel, addressed to the Company, and dated as of the Closing Date.

(g)           Closing Date.  The Closing Date shall be not later than November 29, 2009; provided, however, such date shall be extended through January 31, 2010 in the event Parent is able to obtain stockholder approval to extend the corporate existence of the Parent; provided, further, that, except with respect to November, 2009, the Parties shall use their reasonable efforts to effectuate the Closing within the first fifteen (15) calendar days of a month.

(h)           Amount in Trust.  The cash amount available from the Trust Fund for working capital of Parent following the Closing shall be not less than $22,166,290, after payment in full of the deferred underwriting fee owed to Morgan Joseph & Co. Inc., any fees and expenses payable to the Parent’s investment bankers, attorneys, accountants and other advisors, any amounts paid or payable to Parent stockholders, warrant holders or unit holders for repurchase, redemption or conversion of their Common Stock or Units or repurchase of their Warrants, and any other of Parent’s or Merger Sub’s unpaid costs, fees and expenses associated with this Agreement, the Proxy Statement and the transactions contemplated hereby and thereby.

(i)            Trading Price of Common Stock.  The trading price of the Common Stock on the Trading Market shall be not less than $5.50 per share.

(j)            Registration Rights Agreement.  Parent shall have executed a registration rights agreement, in the form attached hereto as Exhibit E, granting demand and “piggy-back” registration rights to the Company Stockholders with respect to the Common Stock received by them, or receivable by them upon conversion or exercise of the Stock Consideration and the Warrant Consideration, in the Merger.

(k)           Purchase of Common Stock.  Camden Learning, LLC shall have purchased not less than $4,000,000 of Common Stock in the open market or in privately negotiated transactions.

(l)            Cancellation of Warrants.  The 2,800,000 common stock purchase warrants owned by Camden Learning, LLC shall have been cancelled and exchanged for 250,000 shares of restricted Common Stock, which such shares shall not be freely tradable until such time as the Common Stock trades at or above $8.00 per share for any sixty (60) consecutive Trading Day period; provided, that such shares of restricted Common Stock shall be forfeited on the fifth (5th) anniversary of the date of issuance if such restriction has not been satisfied by then.

6.4           Frustration of Conditions.  Notwithstanding anything contained herein to the contrary, neither Parent nor the Company may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such Party’s failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE VII

TERMINATION AND ABANDONMENT

7.1           Termination.  This Agreement may be terminated and the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding any approval of the matters presented in connection with the Merger by the stockholders of Parent and the Company Stockholders, as follows:

(a)           by mutual written consent of the Company and Parent, as duly authorized by the Board of Directors of Parent and the Board;

(b)           by written notice by either Parent or the Company if the Closing conditions set forth in Section 6.1 have not been satisfied by the Company or Parent, as the case may be (or waived by Parent or the Company as the case may be) by November 29, 2009; provided, however, such date shall be extended through January 31, 2010 in the event Parent is able to obtain stockholder approval to extend the corporate existence of the Parent.  Notwithstanding the foregoing, the right to terminate this Agreement under this Section 7.1(b) shall not be available to Parent or the Company due primarily to failure by Parent or Merger Sub, on one hand, or the Company, on the other hand, to fulfill any obligation under this Agreement;

(c)           by written notice by either Parent or the Company, if any Governmental Authority or Educational Agency shall have enacted, issued, promulgated, enforced or entered any Order or Law that is, in each case, then in effect and is final and nonappealable and has the effect of permanently restraining, enjoining or otherwise preventing or prohibiting the transactions contemplated by this Agreement (including the Merger); provided, however, the right to terminate this Agreement under this Section 7.1(c) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, any such Order or Law to have been enacted, issued, promulgated, enforced or entered;

(d)           by written notice by Parent, if (i) there has been a breach by the Company of any of its material representations, warranties, covenants or agreements contained in this Agreement, or if any material representation or warranty of the Company shall have become untrue or inaccurate, and (ii) the breach or inaccuracy is incapable of being cured prior to the Closing or is not cured within twenty (20) days of notice of such breach or inaccuracy;

(e)           by written notice by the Company, if (i) there has been a breach by Parent or Merger Sub of any of its material representations, warranties, covenants or agreements contained in this Agreement, or if any material representation or warranty of Parent or Merger Sub shall have become untrue or inaccurate, and (ii) the breach or inaccuracy is incapable of being cured prior to the Closing or is not cured within twenty (20) days of notice of such breach or inaccuracy;

(f)           by written notice by Parent if the Closing conditions set forth in Section 6.2, other than Sections 6.2(a) and 6.2(b) (which are addressed by Section 7.1(d)), have not been satisfied by the Company (or waived by Parent) by November 29, 2009; provided, however, such date shall be extended through January 31, 2010 in the event Parent is able to obtain stockholder approval to extend the corporate existence of the Parent.  Notwithstanding the foregoing, the right to terminate this Agreement under this Section 7.1(f) shall not be available to Parent if Parent is in material breach of any representation, warranty or covenant contained in this Agreement, and such breach has primarily caused such Closing conditions to not be satisfied; or

(g)           by written notice by Company if the Closing conditions set forth in Section 6.3, other than Sections 6.3(a) and 6.3(b) (which are addressed by Section 7.1(e)), have not been satisfied by Parent (or waived by the Company) by November 29, 2009; provided, however, such date shall be extended through January 31, 2010 in the event Parent is able to obtain stockholder approval to extend the corporate existence of the Parent.  Notwithstanding the foregoing, the right to terminate this Agreement under this Section 7.1(g) shall not be available to the Company if the Company is in material breach of any representation, warranty or covenant contained in this Agreement, and such breach has primarily caused such Closing conditions to not be satisfied.

7.2           Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, and there shall be no liability on the part of any Party or any of their respective affiliates or the directors, officers, partners, members, managers, employees, agents or other representatives of any of them, and all rights and obligations of each Party shall cease, except: (i) as set forth in Section 4.2(b), this Section 7.2 and in Section 7.3 and (ii) subject to Section 5.3, nothing herein shall relieve any Party from liability for any fraud committed by the willful breach of this Agreement prior to termination.  Without limiting the foregoing, and except as provided in Section 5.3, the Parties’ sole right with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 7.1.  Section 5.3, this Section 7.2 and Section 7.3 shall survive the termination of this Agreement.

                7.3           Fees and Expenses.  Except as otherwise set forth in this Agreement, including this Section 7.3, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such Expenses, whether or not the Merger or any other related transaction is consummated.  For purposes of clarification, Parent understands and agrees that, in addition to the other Expenses it has incurred and will incur in connection with the Merger, it will be solely responsible for all Expenses related to the preparation and filing of the Proxy Statement, holding the Special Meeting and obtaining the Required Stockholder Vote, the deferred underwriting fees of Morgan Joseph & Co. Inc. and any and all legal, accounting, investment banking, finders or similar fees and Expenses, all of which Parent shall pay prior to, or simultaneously with, the Closing.  Upon the Closing, the Surviving Company will be responsible for any unpaid Expenses incurred by the Company in connection with the Merger, including, without limitation, any and all legal, accounting, investment banking, finders or similar fees and Expenses.  Each Party shall, upon the request of the other Party, disclose the costs that such Party has incurred or anticipates to incur with respect to the Merger and the transactions contemplated herein.

               7.4           Amendment.  This Agreement may be amended by the Parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time.  This Agreement may only be amended pursuant to a written agreement signed by all of the Parties hereto.

7.5           Waiver.  At any time prior to the Effective Time, subject to applicable Law, any Party hereto may in its sole discretion: (a) extend the time for the performance of any obligation or other act of any other Party hereto, (b) waive any inaccuracy in the representations and warranties by such other Party contained herein or in any document delivered pursuant hereto and (c) waive compliance by such other Party with any agreement or condition contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.  Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

ARTICLE VIII

TRUST FUND WAIVER

8.1           Trust Fund Waiver.  Reference is made to the final prospectus of Parent, dated November 29, 2007 (the “Prospectus”).  The Company understands that, except for a portion of the interest earned on the amounts held in the Trust Fund, Parent may disburse monies from the Trust Fund only: (a) to its public stockholders in the event of the redemption of their shares or the dissolution and liquidation of Parent, (b) to Parent and the underwriters listed in the Prospectus (with respect to such underwriters’ deferred underwriting compensation only) after Parent consummates a business combination (as described in the Prospectus) or (c) as consideration to the sellers of a target business with which Parent completes a business combination.  The Company agrees that the Company does not now have, and shall not at any time prior to the Closing have, any claim to, or make any claim against, the Trust Fund or any asset contained therein, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company, on the one hand, and Parent and/or Merger Sub, on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability.  The Company hereby irrevocably waives any and all claims it may have, now or in the future (in each case, however, prior to the consummation of a business combination), and will not seek recourse against, the Trust Fund for any reason whatsoever in respect thereof.  To the extent the Company commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Parent or Merger Sub, which proceeding seeks, in whole or in part, monetary relief against Parent or Merger Sub, the Company hereby acknowledges and agrees its sole remedy shall be against funds held outside of the Trust Fund and that such claim shall not permit the Company (or any party claiming on the Company’s behalf or in lieu of the Company) to have any claim against the Trust Fund or any amounts contained therein.  This Section 8.1 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Effective Time.

ARTICLE IX

MISCELLANEOUS

9.1           Survival.  None of the respective representations, warranties or covenants or the indemnity provided for herein of the Company and Parent contained herein or in any certificates or other documents delivered prior to or at the Closing shall survive the Effective Time, except for any covenant that by its terms contemplates performance after the Effective Time.

9.2           Notices.

All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile, receipt confirmed, or on the next Business Day when sent by reliable overnight courier to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(i)            if to the Company, to:

Dlorah, Inc.
5301 S. Highway 16, Suite 200
Rapid City, SD 57701
Attention:  Robert Buckingham
Facsimile: (605) 721-5241

with a copy to (but which shall not constitute notice to the Company):

Gray, Plant, Mooty, Mooty & Bennett, P.A.
500 IDS Center
80 South Eighth Street
Minneapolis, MN 55402
Attn: Mark D. Williamson, Esq.
Facsimile: (612) 632-4379

(ii)           if to Parent or Merger Sub, to:

Camden Learning Corporation
500 East Pratt Street, Suite 1200
Baltimore, MD 21202
Attn: David Warnock
Facsimile: (410) 878-6868

with a copy to (but which shall not constitute notice to Parent or Merger Sub):

Ellenoff Grossman & Schole LLP
150 East 42nd Street
New York, New York 10017
Attention:  Douglas S. Ellenoff, Esq.
Facsimile: (212) 370-7889

9.3           Binding Effect; Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.  This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the other Parties, and any assignment without such consent shall be null and void, except that Parent and Merger Sub may assign any or all of their rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent following not less than ten (10) days prior written notice to the other Parties hereto; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

9.4           Governing Law; Jurisdiction.  This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof.  All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New Castle County, Delaware.  The Parties hereby: (a) submit to the exclusive jurisdiction of any Delaware state or federal court for the purpose of any Action arising out of or relating to this Agreement brought by any Party and (b) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.  Each of Parent, Merger Sub, and the Company agrees that a final judgment in any action or proceeding with respect to which all appeals have been taken or waived, shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by Law.  Each of Parent, Merger Sub, and the Company irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such Party.  Nothing in this Section 9.4 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

9.5           Waiver of Jury Trial.  Each of the Parties hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby.  Each of the Parties: (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of any Action, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.5.

9.6           Counterparts.  This Agreement may be executed and delivered (including by facsimile or electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.7           Interpretation.  The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.  As used in this Agreement: (a) the term “Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Governmental Authority, an Educational Agency and any other entity, (b) unless otherwise specified herein, the term “affiliate,” with respect to any Person, shall mean and include any Person, directly or indirectly, through one or more intermediaries controlling, controlled by or under common control with such Person, (c) the term “subsidiary” of any specified Person shall mean any corporation a majority of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity a majority of the total equity interests of which, is directly or indirectly (either alone or through or together with any other subsidiary) owned by such specified Person, (d) the term “knowledge,” when used with respect to the Company, shall mean the actual knowledge, after reasonable inquiry of the matters presented (with reference to what is customary and prudent for the applicable individuals in connection with the discharge by the applicable individuals of their duties as officers or directors of the Company), of Mr. Buckingham, Dr. Gallentine, Dr. Shape and Dr. Kerr, and, when used with respect to Parent and Merger Sub, shall mean the knowledge, after reasonable inquiry, of the executive officers of Parent and Merger Sub, and (e) the term “Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

9.8           Entire Agreement.  This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto and the Disclosure Schedules referred to herein, which exhibits, schedules and Disclosure Schedules are incorporated herein by reference, embody the entire agreement and understanding of the Parties in respect of the subject matter contained herein.  There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein.  This Agreement and such other agreements supersede all prior agreements and understandings among the Parties with respect to such subject matter.

9.9           Severability.  In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

9.10         Specific Performance.  The Parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed by the Company or the Parent or Merger Sub in accordance with their specific terms or were otherwise breached.  Accordingly, the Parties further agree that prior to the termination of this Agreement pursuant to Article VII, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, whether at law or in equity.

9.11         Third Parties.  Nothing contained in this Agreement or in any instrument or document executed by any Party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a party hereto or thereto or a successor or permitted assign of such a Party other than Section 5.3 hereof (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

9.12         Headings.  The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement and Plan of Reorganization to be signed and delivered by their respective duly authorized officers as of the date first above written.

DLORAH, INC.

By:	/s/ Robert Buckingham
	Name:	Robert Buckingham
	Title:	Chairman

CAMDEN LEARNING CORPORATION

By:	/s/ David L. Warnock
	Name:	David L. Warnock
	Title:	Chief Executive Officer, President and Chairman

DLORAH SUBSIDIARY, INC.

By:	/s/ David L. Warnock
	Name:	David L. Warnock
	Title:	President

 [SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]

EXHIBIT A

EQUITY INTERESTS

Company Stockholder	Equity Interests Held by Company Stockholder	Percentage of All Equity Interests Held	Allocation of Merger Consideration
H. & E. Buckingham Limited Partnership	22,054.6655	77.37%	77.37%
Robert D. Buckingham Living Trust	6,450	22.63%	22.63%

EXHIBIT B

FORM OF WARRANT

NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.  THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

COMMON STOCK PURCHASE WARRANT

CAMDEN LEARNING CORPORATION

Warrant Shares: [________]	Issue Date: _______, 2009.

THIS COMMON STOCK PURCHASE WARRANT (the “Warrant”) certifies that, for value received, [_______], his, her or its successors or assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the date set forth as the issue date above (the “Initial Exercise Date”) and on or prior to the close of business on _____, 2011, the two year anniversary of the Initial Exercise Date (the “Termination Date”) but not thereafter, to subscribe for and purchase from Camden Learning Corporation, a Delaware corporation (the “Company”), up to _____ shares (the “Warrant Shares”)1 of common stock, par value $0.001, of the Company (“Common Stock”).  The purchase price of one share of Common Stock under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b), subject to adjustment as described in this Warrant.

Section 1. Definitions.

a) Capitalized terms used and not otherwise defined herein shall have the meanings set forth in that certain Agreement and Plan of Merger (the “Merger Agreement”), dated _________, 2009, among the Company, Dlorah Subsidiary, Inc. and Dlorah, Inc.

[1]
The holders of Equity Interests will notify Parent of the allocation of Warrant Shares prior to the Effective Time.  At the Effective Time, Warrants for the purchase of 2,800,000 shares of Common Stock will be issued in accordance with Section 1.3(a) of the Merger Agreement.

Exhibit B-1

b) “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) first, if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) second, if the OTC Bulletin Board is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board, (c) third, if the Common Stock is not then listed or quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) finally, in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

c) “Trading Day” means a day on which the principal Trading Market is open for trading.

d) “Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE Alternext, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board (or any successors to any of the foregoing).

Section 2. Exercise.

a) Exercise of Warrant.  Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date by delivery to the Company (or such other office or agency of the Company as it may designate by notice in writing to the Holder at the address of the Holder appearing on the books of the Company) of a duly executed facsimile copy of the Notice of Exercise Form annexed hereto; and, within three (3) Trading Days of the date said Notice of Exercise is delivered to the Company, the Company shall have received payment of the aggregate Exercise Price of the shares thereby purchased by wire transfer or cashier’s check or, if available, pursuant to the cashless exercise procedure specified in Section 2(c) below.  Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days of the date the final Notice of Exercise is delivered to the Company.  The Holder, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

Exhibit B-2

b) Exercise Price.  The exercise price per share of the Common Stock under this Warrant shall be $5.50, subject to adjustment hereunder (the “Exercise Price”).

c) Cashless Exercise.  This Warrant may also be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive a certificate for the number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) =	the VWAP on the Trading Day immediately preceding the date on which Holder elects to exercise this Warrant by means of a “cashless exercise,” as set forth in the applicable Notice of Exercise;

(B) =	the Exercise Price of this Warrant; and

(X) =
the number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

d) Mechanics of Exercise.

i. Delivery of Certificates Upon Exercise.  This Warrant shall be deemed to have been exercised on the first date on which both the Notice of Exercise and payment of the Exercise Price, if any, shall have been delivered to the Company.  The Warrant Shares shall be deemed to have been issued, and Holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes, as of the date the Warrant has been exercised, with payment to the Company of the Exercise Price (or by cashless exercise, if permitted) and all taxes required to be paid by the Holder, if any, prior to the issuance of such shares, having been paid.

ii. Delivery of New Warrants Upon Exercise.  If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant, at the time of delivery of the certificate or certificates representing Warrant Shares, deliver to Holder a new Warrant evidencing the rights of Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

iii. No Fractional Shares or Scrip.  No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant.  As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share.

Exhibit B-3

iv. Charges, Taxes and Expenses.  Issuance of certificates for Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event certificates for Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto.

v. Closing of Books.  The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

Section 3. Certain Adjustments and Registration Rights.

a) Stock Dividends Split Ups. If after the date hereof, and subject to the provisions of Section 3(f) below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split up of shares of Common Stock, or other similar event, then, on the effective date of such stock dividend, split up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in outstanding shares of Common Stock.

b) Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 3(f), the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

c) Adjustments in Exercise Price. Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrant is adjusted, as provided in Section 3(a) and 3(b) above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

d) Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change covered by Section 3(a) or (b) hereof or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Holder shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrant and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Holder would have received if such Holder had exercised his, her or its Warrant(s) immediately prior to such event. The provisions of this Section 3(d) shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

Exhibit B-4

e) Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of shares issuable on exercise of a Warrant, the Company shall give written notice thereof to the Holder, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of the Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 3(a), 3(b), 3(c) or 3(d), then, in any such event, the Company shall give written notice to the Hlder, at the last address set forth for such Holder in the Company’s records, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

f) No Fractional Shares. Notwithstanding any provision contained in this Warrant Agreement to the contrary, the Company shall not issue fractional shares upon exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 3, the Holder would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round up to the nearest whole number the number of the shares of Common Stock to be issued to the Holder.

g) Form of Warrant. The form of this Warrant will not be changed because of any adjustment pursuant to this Section 3 unless requested by Holder.  Any warrants issued in substitution of this Warrant, if any, after such adjustment may state the same Warrant Price and the same number of shares as is stated in this Warrant.

h) Registration Rights.  This Warrant and the Warrants Shares are subject to certain registrations rights pursuant to the Registration Rights Agreement to be executed in conjunction with this Warrant and the Merger Agreement (the “Registration Rights Agreement”).

Exhibit B-5

Section 4. Transfer of Warrant.

a) Transferability.  Subject to compliance with any applicable securities laws, this Warrant and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or his, her or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer.  Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled.  The Warrant, if properly assigned in accordance herewith, may be exercised by a new Holder for the purchase of Warrant Shares without having a new Warrant issued.

b) New Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or his, her or its agent or attorney.  Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto.

c) Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), initially in the name of Holder and in the name of such other Holders of this Warrant from time to time.  The Company may deem and treat the Holder as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

d) Transfer Restrictions. If, at the time of the surrender of this Warrant in connection with any transfer of this Warrant, the transfer of this Warrant shall not be either (i) registered pursuant to an effective registration statement under the Securities Act and under applicable state securities or blue sky laws or (ii) eligible for resale without volume or manner-of-sale restrictions or current public information requirements pursuant to Rule 144, the Company may require, as a condition of allowing such transfer, that transferee of this Warrant comply with the terms, limitations and restrictions hereof and of the Registration Rights Agreement.

e) Representation by the Holder.  The Holder, by the acceptance hereof, represents and warrants that he, she or it is acquiring this Warrant and, upon any exercise hereof, will acquire the Warrant Shares issuable upon such exercise, for its own account and not with a view to or for distributing or reselling such Warrant Shares or any part thereof in violation of the Securities Act or any applicable state securities law, except pursuant to sales registered or exempted under the Securities Act.

Exhibit B-6

Section 5. Miscellaneous.

a) No Rights as Stockholder Until Exercise.  This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise hereof as set forth herein.

b) Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

c) Saturdays, Sundays, Holidays, etc.  If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then, such action may be taken or such right may be exercised on the next succeeding Business Day.

d) Authorized Shares.

The Company covenants that, during the period the Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant.  The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for the Warrant Shares upon the exercise of the purchase rights under this Warrant.  The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Common Stock may be listed.  The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of the Holder as set forth in this Warrant against impairment.  Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant.

Exhibit B-7

Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

e) Governing Law. This Warrant shall be governed by, construed and enforced in accordance with the laws of the State of Delaware without regard to the conflict of laws principles thereof.  All actions, proceedings or claims arising out of or relating to this Warrant shall be heard and determined exclusively in any state or federal court located in New Castle County, Delaware.  The parties hereby (a) submit to the exclusive jurisdiction of any Delaware state or federal court for the purpose of any actions, proceedings or claims arising out of or relating to this Warrant brought by any party, and (b) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such action, proceeding or claim, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action, proceeding or claim is brought in an inconvenient forum, that the venue of the action, proceeding or claim is improper, or that this Warrant or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.  Each of the parties agree that a final judgment in any action or proceeding with respect to which all appeals have been taken or waived, shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.  Each of parties irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Warrant, on behalf of itself or its property, by personal delivery of copies of such process to such party.  Nothing in this Section 5(e) shall affect the right of any party to serve legal process in any other manner permitted by law.

f) Restrictions.  The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered, will have restrictions upon resale imposed by state and federal securities laws.

Exhibit B-8

g) Nonwaiver and Expenses.  No course of dealing or any delay or failure to exercise any right hereunder on the part of the Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies, notwithstanding the fact that all rights hereunder terminate on the Termination Date.  If the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to such Holder any amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

h) Notices.  Any notice, request or other document required or permitted to be given or delivered to the Holder by the Company shall be delivered in accordance with the notice provisions of the Merger Agreement or pursuant to any Assignment Form duly delivered to the Company by the Holder.

i) Limitation of Liability.  No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

j) Remedies.  The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant.  The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

k) Successors and Assigns.  Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and assigns of Holder.  The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder.

l) Amendment.  This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.

m) Severability.  Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

Exhibit B-9

n) Headings.  The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

********************
(Signature Pages Follow)

Exhibit B-10

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.

CAMDEN LEARNING CORPORATION

By:
Name: David Warnock
Title: President

Exhibit B-11

NOTICE OF EXERCISE

TO: [_______________________

(1) The undersigned hereby elects to purchase ________ Warrant Shares of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2) Payment shall take the form of (check applicable box):

☐ in lawful money of the United States; or

☐ the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 2(c) of this Warrant, to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 2(c).

(3) Please issue a certificate or certificates representing said Warrant Shares in the name of the undersigned or in such other name as is specified below:

   _______________________________

The Warrant Shares shall be delivered to the following DWAC Account Number or by physical delivery of a certificate to:

_______________________________

_______________________________

_______________________________

[SIGNATURE OF HOLDER]

Name of Investing Entity: ________________________________________________________________________
Signature of Authorized Signatory of Investing Entity: _________________________________________________
Name of Authorized Signatory: ___________________________________________________________________
Title of Authorized Signatory: ____________________________________________________________________
Date: ________________________________________________________________________________________

ASSIGNMENT FORM

(To assign the foregoing warrant, execute
this form and supply required information.
Do not use this form to exercise the warrant.)

FOR VALUE RECEIVED, [____] all of or [_______] shares of the foregoing Warrant and all rights evidenced thereby are hereby assigned to

_______________________________________________ whose address is

_______________________________________________________________.

_______________________________________________________________

       Dated:  ______________, _______

Holder’s Signature: _____________________________

Holder’s Address: _____________________________

 _____________________________

Signature Guaranteed:  ___________________________________________

NOTE:  The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank or trust company.  Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.

EXHIBIT C

STATEMENT OF DESIGNATIONS

OF

CAMDEN LEARNING CORPORATION

CLASS A COMMON STOCK

This Statement of Designations (this “Statement of Designations”) describes the rights, preferences, powers, privileges and restrictions, qualifications and limitations of the Class A Common Stock (the “Class A Stock”) of Camden Learning Corporation, a Delaware corporation (the “Corporation”):

1. Dividends.

(a) On the first day of each of the eight successive fiscal quarters for the Corporation that follow the first issuance of any shares of Class A Stock (the “Class A Original Issue Date”), dividends shall accrue or be paid (the “Class A Dividends”) on shares of Class A Stock at the rate of $0.11 per quarter (for a total of $0.44 per year) for each share of common stock, par value $0.0001 per share of the Corporation (the “Common Stock”), issuable to the holder of a share of Class A Stock pursuant to the Class A Conversion Ratio defined and described in Section 4 of this Statement of Designations (the “Converted Share Amount”), subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Class A Stock or the Common Stock.  Class A Dividends, to the extent not paid, shall accrue from day to day, whether or not declared, and shall be cumulative.  At such time as the Corporation shall pay all or any portion of any Class A Dividends to the holders of the Class A Stock then outstanding, then the Corporation shall simultaneously declare and pay to the holders of Common Stock then outstanding (but not the holders of Class A Stock) a per share dividend equal to one fourth (1/4) of the per share amount of any Class A Dividends then paid (the “Common Pro Rata Portion”).  Except as otherwise provided in this Statement of Designations, all accrued dividends shall be payable only when, as, and if declared by the Board of Directors of the Corporation (the “Board of Directors”).

(b) The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation unless (i) the holders of the Class A Stock then outstanding shall first receive, or simultaneously receive, the Class A Dividends then accrued and not previously paid and (ii) the holders of Common Stock simultaneously receive the Common Pro Rata Portion of the amount of the Class A Dividend then paid.  Any dividends paid following such payments shall be paid to the holders of Class A Stock (for each share of Common Stock issuable to the holder of a share of Class A Stock based on the Converted Share Amount) and Common Stock together on a pro rata basis.

Exhibit C-1

2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1 Payments of Dividends.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, (a) the holders of shares of Class A Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, an amount per share equal to the Class A Dividends accrued but not paid as of the date of the completion of such liquidation, dissolution or winding up, and (b) the holders of shares of Common Stock then outstanding (but not the holders of Class A Stock) shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, the Common Pro Rata Portion of the amount of the Class A Dividend then paid.  If upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Class A Stock and Common Stock the full amount to which they shall be entitled under this Section 2.1, then the holders of shares of Class A Stock and Common Shares shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.2 Payments to Holders of Class A Stock and Common Stock.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment of all amounts required to be paid to the holders of shares of Class A Stock and Common Stock in accordance with Section 2.1 of this Statement of Designations, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock and the holders of Class A Stock, on an as-converted basis, pro rata based on the number of shares held by each such holder on an as-converted basis.

2.3 Deemed Liquidation Events.

2.3.1 Definition.  The sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly-owned subsidiary of the Corporation, shall be considered a “Deemed Liquidation Event” for purposes of this Statement of Designations.

2.3.2 Effecting a Deemed Liquidation Event.  The Corporation shall not have the power to effect a Deemed Liquidation Event unless the agreement or other arrangement for such transaction (the “Deemed Liquidation Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2.1 and 2.2 of this Statement of Designations.

Exhibit C-2

2.3.3 Amount Deemed Paid or Distributed.  The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity.  The value of such property, rights or securities shall be determined in good faith by the Board of Directors.

2.3.4 Allocation of Escrow. If any portion of the consideration payable to the stockholders of the Corporation upon a Deemed Liquidation Event is placed into escrow or is payable to the stockholders of the Corporation subject to contingencies, the Deemed Liquidation Agreement shall provide that (a) the portion of such consideration that is not placed in escrow or not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2.1 and 2.2 of this Statement of Designations as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event, and (b) any additional consideration which becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2.1 and 2.2 of this Statement of Designations after taking into account the previous payment out of the Initial Consideration as part of the same transaction.

3. Voting.

On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Class A Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Class A Stock held by such holder are convertible pursuant to the Converted Share Amount as of the record date for determining stockholders entitled to vote on such matter.  Except as provided by the General Corporation Law of the State of Delaware or other applicable law, holders of Class A Stock shall vote together with the holders of Common Stock as a single class.

4. Optional Conversion.

The holders of the Class A Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1 Right to Convert.

4.1.1 Conversion Ratio.  Each share of Class A Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into [157.3]1 shares of Common Stock (the “Class A Conversion Ratio”).  The Class A Conversion Ratio shall be subject to adjustment as provided below.

[1]
The Class A Conversion Ratio will be determined in accordance with Section 1.3 of the Agreement and Plan of Merger by and among the Corporation, Dlorah, Inc., and Dlorah Subsidiary, Inc., dated August ___, 2009 (the “Merger Agreement”) and will be inserted at or immediately prior to the Effective Time (as that term is used in the Merger Agreement) and before the Corporation’s Amended and Restated Certificate of Incorporation, which will set forth these rights of the Class A Stock, becomes effective and is filed with the Secretary of State of the State of Delaware.

Exhibit C-3

4.1.2 Termination of Conversion Rights.  In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, following the allocation and payment of the consideration payable to the stockholders of the Corporation in accordance with Sections 2.1 and 2.2 of this Statement of Designations, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Class A Stock.

4.2 Mechanics of Conversion.

4.2.1 Notice of Conversion.  In order for a holder of Class A Stock to voluntarily convert shares of Class A Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Class A Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Class A Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Class A Stock represented by such certificate or certificates.  Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued.  If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing.  The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date.  The Corporation shall, as soon as practicable after the Conversion Time, issue and deliver to such holder of Class A Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Class A Stock represented by the surrendered certificate that were not converted into Common Stock, together with cash in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion.

4.2.2 Reservation of Shares.  The Corporation shall at all times when the Class A Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Class A Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class A Stock.  If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Class A Stock, then the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.  Before taking any action which would cause an adjustment reducing the Class A Conversion Ratio below the then par value of the shares of Common Stock issuable upon conversion of the Class A Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock pursuant to the Class A Conversion Ratio.

Exhibit C-4

4.2.3 Effect of Conversion.  All shares of Class A Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of any accrued but unpaid dividends thereon.  Such accrued but unpaid dividends shall be paid by the Corporation at the time of its next dividend payment.  Any shares of Class A Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Class A Stock accordingly.

4.2.4 No Further Adjustment.  Upon any such conversion, no adjustment to the Class A Conversion Ratio shall be made on the Class A Stock surrendered for conversion.

4.2.5 Taxes.  The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Class A Stock pursuant to this Section 4.  The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Class A Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.3 Adjustment for Stock Splits and Combinations.  If the Corporation at any time or from time to time after the Class A Original Issue Date shall effect a split or subdivision of the outstanding Common Stock, then the Class A Conversion Ratio in effect immediately before that subdivision shall be adjusted (as determined in good faith by the Board of Directors) so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding.  If the Corporation shall at any time or from time to time after the Class A Original Issue Date combine or effect a reverse split of the outstanding shares of Common Stock, then the Class A Conversion Ratio in effect immediately before the combination shall be adjusted (as determined in good faith by the Board of Directors) so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding.  Any adjustment under this Section 4.3 shall become effective at the close of business on the date the subdivision or combination becomes effective.

Exhibit C-5

4.4 Certain Dividends and Distributions.  If the Corporation at any time or from time to time after the Class A Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in the form of additional shares of Common Stock, then and in each such event the holders of Class A Stock shall simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Class A Stock had been converted into Common Stock on the date of such event.

4.5 Adjustments for Other Dividends and Distributions.  If the Corporation at any time or from time to time after the Class A Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property, and the provisions of Section 1 of this Statement of Designations do not apply to such dividend or distribution, then and in each such event the holders of Class A Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Class A Stock had been converted into Common Stock on the date of such event.

4.6 Adjustment for Merger or Reorganization, etc.  Subject to the provisions of Section 2.3 of this Statement of Designations, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Class A Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections 4.4 or 4.5 of this Statement of Designations), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Class A Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Class A Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Class A Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Class A Conversion Ratio) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Class A Stock.

Exhibit C-6

4.7 Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Class A Conversion Ratio pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 30 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Class A Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Class A Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Class A Stock (but in any event not later than 30 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (a) the Class A Conversion Ratio then in effect, and (b) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Class A Stock.

4.8 Notice of Record Date.  In the event (a) the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Class A Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security, (b) of any proposed capital reorganization of the Corporation, reclassification of the Common Stock of the Corporation, or Deemed Liquidation Event, or (c) of any proposed voluntary or involuntary dissolution, liquidation or winding-up of the Corporation, then, and in each such case, the Corporation will send or cause to be sent to the holders of the Class A Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Class A Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Class A Stock and the Common Stock.  Such notice shall be sent at least 30 days prior to the record date or effective date for the event specified in such notice.

5. Mandatory Conversion.

5.1 Trigger Events.  On December 1, 2011 (the “Mandatory Conversion Time”), (a) all outstanding shares of Class A Stock shall automatically be converted into shares of Common Stock at the then effective Class A Conversion Ratio, and (b) such shares may not be reissued by the Corporation.

5.2 Procedural Requirements.  At the Mandatory Conversion Time, each holder of shares of Class A Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice.  If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing.  All rights with respect to the Class A Stock converted pursuant to Section 5.1 of this Statement of Designations will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 5.2.  The Corporation shall, as soon as practicable after the Mandatory Conversion Time, (a) issue and deliver to such holder of Class A Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof, together with cash in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion, and (b) pay all accrued but unpaid Class A Dividends on all shares of Class A Stock (in which case the Corporation shall declare and pay to the holders of Common Stock (but not  the holders of Class A Stock) the Common Pro Rata Portion of the amount of the Class A Dividend then paid).  Such converted Class A Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Class A Stock accordingly.

Exhibit C-7

6. Redeemed or Otherwise Acquired Shares.  Any shares of Class A Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred.  Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Class A Stock following redemption.

7. Waiver.  Any of the rights, powers, preferences and other terms of the Class A Stock set forth herein may be waived on behalf of all holders of Class A Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Class A Stock then outstanding.

8. Notices.  Any notice required or permitted by the provisions of this Statement of Designations to be given to a holder of shares of Class A Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law of the State of Delaware, and shall be deemed sent upon such mailing or electronic transmission.

Exhibit C-8

EXHIBIT D

FORM OF LOCK-UP AGREEMENT

LOCK UP AGREEMENT

To:          Camden Learning Corporation
500 East Pratt Street, Suite 1200
Baltimore, MD  21202

Re:  Proposed Business Combination Involving Camden Learning Corporation and Dlorah, Inc.

1.
Acknowledgement. The undersigned acknowledges that Camden Learning Corporation ("Camden") and Dlorah, Inc. ("Dlorah") are intending to complete a proposed business combination pursuant to the Agreement and Plan of Merger (the "Merger Agreement") dated [         ], 2009 between Camden, Dlorah and Dlorah Subsidiary, Inc., a wholly-owned subsidiary of Camden pursuant to which the shares of Dlorah stock held by the undersigned are to be converted into the right to receive, as a portion of the consideration for such shares of Dlorah stock, shares of Camden common stock, par value $0.001 per share.  In consideration of the transactions contemplated by the Merger Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the undersigned), with respect to the shares of Camden common stock and warrants issued or issuable to the undersigned (or to persons or entities with respect to which the undersigned would have beneficial ownership of such shares within the rules and regulations of the Securities and Exchange Commission), whether pursuant to the Merger Agreement or otherwise, and any other security of Dlorah or Camden that is convertible into, or exercisable or exchangeable for, Camden common stock (the “Camden Shares”), the undersigned covenants and agrees with Camden as follows.

2.
Lock-Up.  The undersigned represents and warrants to Camden that, for the duration of the Lock-Up Period (as defined below), the undersigned will not, directly or indirectly: (i) offer, sell, contract to sell, pledge, lend, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, any Camden Shares, (ii) establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” with respect to any Camden Shares (in each case within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) or otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of any Camden Shares, whether or not such transaction is to be settled by delivery of Camden Shares, other securities, cash or other consideration, or (iii) engage directly or indirectly in any transaction the likely result of which would involve a transaction prohibited by either of clauses (i) or (ii). The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to, or reasonably expected to lead to, or result in, a sale or disposition of any Camden Shares even if such Camden Shares would be disposed of by someone other than the undersigned.  Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Camden Shares or with respect to any security that includes, relates to, or derives any significant part of its value from the Camden Shares.  The undersigned agrees and consents to the entry of stop transfer instructions with Camden’s transfer agent and registrar against, and authorizes Camden to cause the transfer agent and registrar to decline, the transfer of relevant securities held by the undersigned except in compliance with the foregoing restrictions.

Notwithstanding the foregoing, the undersigned may sell, contract to sell, dispose of, or otherwise transfer for value or otherwise, the Camden Shares by (i) gift, will or intestacy, or (ii) distribution to partners, members, shareholders or beneficiaries of the undersigned; provided however, that in the case of a transfer pursuant to (i) or (ii) above, it shall be a condition to such transfer that the transferee execute an agreement stating that the transferee is receiving and holding the Camden Shares subject to the provisions of this Lock Up Agreement.

3.
Lock-Up Period.  For the purposes hereof, the “Lock-Up Period” shall mean with respect to all of the Camden Shares, the period beginning on the date of the Effective Time (as such term is defined in the Merger Agreement) and ending on the date that is one hundred eighty (180) days following the date of the Effective Time.

4.
Termination.   This agreement may be terminated by mutual written consent of the parties hereto.  This agreement shall be terminated upon the earlier of (i) the termination of the Merger Agreement and (ii) one calendar day following the date that is one hundred eighty-one (181) days following the date of the Effective Time, in accordance with its terms.  The undersigned further understands that this agreement is irrevocable, and that all authority herein conferred or agreed to be conferred shall survive death or incapacity of the undersigned and will be binding on the undersigned and the respective successors, heirs, personal representatives, and assigns of the undersigned.

5.	Authority. The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into the agreements set forth herein.

6.
Public Disclosure. The undersigned agrees not to make any public disclosure or announcement of or pertaining to this agreement, the Merger Agreement or the transactions contemplated thereby or hereby without the prior written consent of Camden except as required by law.

7.
Damages. The undersigned recognizes and acknowledges that this agreement is an integral part of the Merger Agreement and that a breach by the undersigned of any covenants or other commitments contained in this Agreement will cause the other party to sustain injury for which it may not have an adequate remedy at law for money damages.  Therefore, the undersigned agrees that in the event of any such breach, Camden shall be entitled to the remedy of specific performance of such covenants or commitments and preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity, and the undersigned agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

8.	Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable therein (without regard to conflict of laws principles).

9.
Facsimile.  Camden and the undersigned shall be entitled to rely on delivery of a facsimile copy hereof which shall be legally effective to create a valid and binding agreement of the undersigned and Camden in accordance with the terms hereof.

Exhibit D-2

10.
Counterparts.  This agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

11.	Entire Agreement. This agreement constitutes the entire agreement and understanding between the parties pertaining to the subject matter of this agreement.

H&E BUCKINGHAM LIMITED PARTNERSHIP

By:
Signature of Witness		Name:
Title:

Name of Witness (please print)

5301 S. Highway 16, Suite 200
Rapid City, SD 57701
Fax No.: (605) 721-5241
Address and fax number

Number of Camden Acquisition Corp. Common Shares subject to this Lock Up Agreement

[ ]

[SIGNATURE PAGE CONTINUED]

Exhibit D-3

ROBERT D. BUCKINGHAM LIVING TRUST

By:
Signature of Witness		Name:
Title:

Name of Witness (please print)

5301 S. Highway 16, Suite 200
Rapid City, SD 57701
Fax No.: (605) 721-5241
Address and fax number

Number of Camden Acquisition Corp. Common Shares subject to this Lock Up Agreement

[ ]

The foregoing is agreed and accepted as of the _____ day of _________________, 2009.

CAMDEN LEARNING CORPORATION

Per:
Authorized Signatory

Exhibit D-4

EXHIBIT E

FORM OF REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is entered into as of the ____ day of ________, 2009, by and among Camden Learning Corporation, a Delaware corporation (the “Company”), and each of ________ and ______ (each such purchaser, a “Purchaser” and, collectively, the “Purchasers”).

This Agreement is made pursuant to the Agreement and Plan of Merger, dated as of _________ __, 2009, by and among the Company, Dlorah Subsidiary, Inc. and Dlorah, Inc. (the “Merger Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS.  Capitalized terms used and not otherwise defined herein that are defined in the Merger Agreement shall have the meanings given such terms in the Merger Agreement.  The following capitalized terms used herein have the following meanings:

“Agreement” means this Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

“Commission” means the Securities and Exchange Commission, or any other federal agency then administering the Securities Act or the Exchange Act.

“Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company” is defined in the preamble to this Agreement.

“Demand Registration” is defined in Section 2.1.1.

“Demanding Holder” is defined in Section 2.1.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Form S-3” is defined in Section 2.2.4.

“Indemnified Party” is defined in Section 4.3.

“Indemnifying Party” is defined in Section 4.3.

“Maximum Number of Shares” is defined in Section 2.1.4.

“Notices” is defined in Section 6.2.

“Piggy-Back Registration” is defined in Section 2.2.1.

“Purchaser” is defined in the preamble to this Agreement.

“Purchaser Indemnified Party” is defined in Section 4.1.

“Register,” “registered” and “registration” mean a registration with respect to the Registrable Securities effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registrable Securities” means (a) the Common Stock issuable or issued upon conversion of the Series A Stock, (b) the 2,800,000 common stock warrants representing the Warrant Consideration and the Common Stock issuable or issued upon exercise or other conversion of such warrants, (c) any Common Stock, or any Common Stock issued or issuable (directly or indirectly) upon conversion or exercise of any other securities of the Company acquired by the Purchasers after the date hereof, and (d) any warrants, shares of capital stock or other securities of the Company issued as a dividend or other distribution with respect to or in exchange for or in replacement of the shares of Common Stock referenced in clauses (a), (b) and (c) above.  As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act; (ii) such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; or (iv) the Registrable Securities are saleable under Rule 144 without volume limitations or time restrictions.

“Registration Statement” means a registration statement filed by the Company with the Commission in compliance with the Securities Act for a public offering and sale of Common Stock (other than a registration statement on Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

Exhibit E-2

2.  REGISTRATION RIGHTS.

2.1 Demand Registration.

2.1.1. Request for Registration. At any time and from time to time on or after the date of this Agreement, the holders of a majority-in-interest of the Registrable Securities, held by the Purchasers or the transferees of the Purchasers, may make a written demand for registration under the Securities Act of all or part of their Registrable Securities (a “Demand Registration”).  Any demand for a Demand Registration shall specify the number and type of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof. The Company will notify all holders of Registrable Securities of the demand within ten (10) days from the receipt of the Demand Registration, and each holder of Registrable Securities who wishes to include all or a portion of such holder’s Registrable Securities in the Demand Registration (each such holder including shares of Registrable Securities in such registration, a “Demanding Holder”) shall so notify the Company within fifteen (15) days after the receipt by the holder of the notice from the Company. Upon any such request, the Demanding Holders shall be entitled to have their Registrable Securities included in the Demand Registration, subject to Section 2.1.4 and the provisos set forth in Section 3.1.1.  The Company shall not be obligated to effect more than an aggregate of four (4) Demand Registrations under this Section 2.1.1 in respect of Registrable Securities.

2.1.2. Effective Registration.  A registration will not count as a Demand Registration until the Registration Statement filed with the Commission with respect to such Demand Registration has been declared effective and the Company has complied with all of its obligations under this Agreement or otherwise with respect thereto; provided, however, if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders thereafter elect to continue the offering; provided, further, the Company shall not be obligated to file a second Registration Statement until a Registration Statement that has been filed is counted as a Demand Registration or is terminated.

2.1.3. Underwritten Offering.  If a majority-in-interest of the Demanding Holders so elect and such holders so advise the Company as part of their written demand for a Demand Registration, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering. In such event, the right of any holder to include its Registrable Securities in such registration shall be conditioned upon such holder’s participation in such underwriting and the inclusion of such holder’s Registrable Securities in the underwriting to the extent provided herein. All Demanding Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such underwriting by a majority-in-interest of the holders initiating the Demand Registration.

Exhibit E-3

2.1.4. Reduction of Offering.  If the managing Underwriter or Underwriters for a Demand Registration that is to be an underwritten offering advises the Company and the Demanding Holders in writing that the dollar amount or number of shares of Registrable Securities which the Demanding Holders desire to sell, taken together with all other shares of Common Stock or other securities which the Company desires to sell and the shares of Common Stock, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights held by other shareholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the “Maximum Number of Shares”), then the Company shall include in such registration: (i) first, the Registrable Securities as to which Demand Registration has been requested by the Demanding Holders (pro rata in accordance with the number of shares of Registrable Securities which such Demanding Holders have requested be included in such registration, regardless of the number of shares of Registrable Securities held by each Demanding Holder) that can be sold without exceeding the Maximum Number of Shares; (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (iii) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Shares; and (iv) fourth, to the extent that the Maximum Number of Shares have not been reached under the foregoing clauses (i), (ii), and (iii), the shares of Common Stock that other shareholders desire to sell that can be sold without exceeding the Maximum Number of Shares.

2.1.5. Withdrawal.  If a majority-in-interest of the Demanding Holders disapprove of the terms of any underwriting or are not entitled to include all of their Registrable Securities in any offering, such majority-in-interest of the Demanding Holders may elect to withdraw from such offering by giving written notice to the Company and the Underwriter or Underwriters of their request to withdraw prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Demand Registration.  In such event, the Company need not seek effectiveness of such Registration Statement for the benefit of other Purchasers.  If the majority-in-interest of the Demanding Holders withdraws from a proposed offering relating to a Demand Registration, then such registration shall not count as a Demand Registration.

2.2 Piggy-Back Registration.

2.2.1. Piggy-Back Rights.  If at any time on or after the date of this Agreement, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for stockholders of the Company for their account (or by the Company and by stockholders of the Company including, without limitation, pursuant to Section 2.1), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall (x) give written notice of such proposed filing to the holders of Registrable Securities as soon as practicable but in no event less than thirty (30) days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to the holders of Registrable Securities in such notice the opportunity to register the sale of such number of shares of Registrable Securities as such holders may request in writing within twenty (20) days following receipt of such notice (a “Piggy-Back Registration”). The Company shall cause such Registrable Securities to be included in such registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration to be included on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders of Registrable Securities proposing to distribute their securities through a Piggy-Back Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Piggy-Back Registration.

Exhibit E-4

2.2.2. Reduction of Offering.  If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an underwritten offering advises the Company and the holders of Registrable Securities in writing that the dollar amount or number of shares of Common Stock which the Company desires to sell, taken together with shares of Common Stock, if any, as to which registration has been demanded pursuant to written contractual arrangements with persons other than the holders of Registrable Securities hereunder, the Registrable Securities as to which registration has been requested under this Section 2.2, and the shares of Common Stock, if any, as to which registration has been requested pursuant to the written contractual piggy-back registration rights of other shareholders of the Company, exceeds the Maximum Number of Shares, then the Company shall include in any such registration:

(i) If the registration is undertaken for the Company’s account: (A) first, the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the shares of Common Stock or other securities, if any, including the Registrable Securities, as to which registration has been requested pursuant to the applicable written contractual piggy-back registration rights of such security holders (pro rata in accordance with the number of shares of Common Stock which each such person has actually requested to be included in such registration, regardless of the number of shares of Common Stock with respect to which such persons have the right to request such inclusion) that can be sold without exceeding the Maximum Number of Shares; and (C) third, to the extent that the Maximum Number of shares has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual piggy-back registration rights with such persons (pro rata in accordance with the number of shares of Common Stock which each such person has actually requested to be included in such registration, regardless of the number of shares of Common Stock with respect to which such persons have the right to request such inclusion) that can be sold without exceeding the Maximum Number of Shares; and

Exhibit E-5

(ii) If the registration is a “demand” registration undertaken at the demand of persons other than the holders of Registrable Securities or pursuant to contractual arrangements with such persons, (A) first, the shares of Common Stock for the account of the demanding persons that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the Registrable Securities as to which registration has been requested under this Section 2.2 ( pro rata in accordance with the number of shares of Registrable Securities held by each such holder); and (D) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other securities for the account of other persons that the Company is obligated to register, if any, as to which registration has been requested pursuant to written contractual arrangements with such persons that can be sold without exceeding the Maximum Number of Shares.

2.2.3. Withdrawal.  Any holder of Registrable Securities may elect to withdraw such holder’s request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to the Company of such request to withdraw prior to the effectiveness of the Registration Statement. The Company (whether on its own determination or as the result of a withdrawal by persons making a demand pursuant to written contractual obligations) may also elect to withdraw a Registration Statement at any time prior to the effectiveness of the Registration Statement.

2.2.4. Registrations on Form S-3.  The holders of Registrable Securities may at any time and from time to time, request in writing that the Company register the resale of any or all of such Registrable Securities on Form S-3 or any similar short-form registration which may be available at such time (“Form S-3”); provided, however, that the Company shall not be obligated to effect such request through an underwritten offering. Upon receipt of such written request, the Company will promptly give written notice of the proposed registration to all other holders of Registrable Securities, and, as soon as practicable thereafter, effect the registration of all or such portion of such holder’s or holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other holder or holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration pursuant to this Section 2.2.4 if Form S-3 is not available for such offering. Registrations effected pursuant to this Section 2.2 shall not be counted as Demand Registrations effected pursuant to Section 2.1.

2.3 No Net Cash Settlement Value.  In connection with the exercise of the warrants issued in connection with the Warrant Consideration, the Company will not be obligated to deliver securities pursuant to a Registration Statement, and there will be no contractual penalties for failure to deliver securities pursuant to a Registration Statement, if a Registration Statement is not effective at the time of exercise of such warrants.  The Company may satisfy its obligation under such warrants, however, by delivering unregistered shares of Common Stock to the holder or holder of such warrants.  In no event will the Company be required to net cash settle the exercise of  such a warrant.

Exhibit E-6

2.4 Limitations on Subsequent Registration Rights.  From and after the date of this Agreement, the Company shall not, without the prior written consent of the Purchasers or other holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that allow such holder or prospective holder (a) to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number of the Registrable Securities that are included, or (b) allow such holder or prospective holder to initiate a demand for registration of any securities of the Company held by such holder or prospective holder.

3. REGISTRATION PROCEDURES.

3.1 Filings; Information.  Whenever the Company is required to effect the registration of any Registrable Securities pursuant to Section 2, the Company shall use its best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:

3.1.1. Filing Registration Statement.  The Company shall, as expeditiously as possible (and in any event within sixty (60) days after the date notice of a Demand Registration is given by Demanding Holders), prepare and file with the Commission a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its best efforts to cause such Registration Statement to become and remain effective for the period required by Section 3.1.3; provided, however, that the Company shall have the right to defer any Demand Registration for up to thirty (30) days, and any Piggy-Back Registration for such period as may be applicable to deferment of any demand registration to which such Piggy-Back Registration relates, in each case if the Company shall furnish to the Demanding Holders a certificate signed by the Chief Executive Officer of the Company stating that, in the good faith judgment of the Board of Directors of the Company (in the exercise of its fiduciary duties to the Company and its stockholders), it would be materially detrimental to the Company and its stockholders for such Registration Statement to be effected at such time, because such action would (a) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company, (b) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential, or (c) render the Company unable to comply with requirements under the Securities Act or the Exchange Act, then the Company shall have the right to defer taking action with respect to such filing; provided further, however, that the Company shall not have the right to exercise the right set forth in the immediately preceding proviso more than once in any 365-day period in respect of a Demand Registration hereunder; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such thirty (30) day period other than (i) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan, (ii) a registration relating to a Rule 145 transaction, (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

Exhibit E-7

3.1.2. Copies.  The Company shall, prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the holders of Registrable Securities included in such registration, and such holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as the holders of Registrable Securities included in such registration or legal counsel for any such holders may request in order to facilitate the disposition of the Registrable Securities owned by such holders.

3.1.3. Amendments and Supplements.  The Company shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement (which period shall not exceed the sum of one hundred eighty (180) days plus any period during which any such disposition is interfered with by any stop order or injunction of the Commission or any governmental agency or court) or such securities have been withdrawn.

3.1.4. Notification.  After the filing of a Registration Statement, the Company shall promptly, and in no event more than two (2) business days after such filing, notify the holders of Registrable Securities included in such Registration Statement of such filing, and shall further notify such holders promptly and confirm such advice in writing in all events within two (2) business days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to the holders of Registrable Securities included in such Registration Statement any such supplement or amendment; except that before filing a Registration Statement or prospectus or any amendment or supplement thereto, including documents incorporated by reference, the Company shall furnish to the holders of Registrable Securities included in such Registration Statement and to the legal counsel for any such holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such holders and legal counsel with a reasonable opportunity to review such documents and comment thereon, and the Company shall not file any Registration Statement or prospectus or amendment or supplement thereto, including documents incorporated by reference, to which such holders or their legal counsel shall object.

Exhibit E-8

3.1.5. State Securities Laws Compliance.  The Company shall use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other Governmental Authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 3.1.5 or subject itself to taxation in any such jurisdiction.

3.1.6. Agreements for Disposition.  The Company shall enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties and covenants of the Company in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the holders of Registrable Securities included in such registration statement. No holder of Registrable Securities included in such registration statement shall be required to make any representations or warranties in the underwriting agreement except, if applicable, with respect to such holder’s organization, good standing, authority, title to Registrable Securities, lack of conflict of such sale with such holder’s material agreements and organizational documents, and with respect to written information relating to such holder that such holder has furnished in writing expressly for inclusion in such Registration Statement.  Holders of Registrable Securities shall agree to such covenants and indemnification and contribution obligations for selling stockholders as are customarily contained in agreements of that type. Further, such holders shall cooperate fully in the preparation of the registration statement and other documents relating to any offering in which they include securities pursuant to Section 2 hereof. Each holder shall also furnish to the Company such information regarding itself, the Registrable Securities held by such holder and the intended method of disposition of such securities as shall be reasonably required to effect the registration of the Registrable Securities.

3.1.7. Cooperation.  The principal executive officer of the Company, the principal financial officer of the Company, the principal accounting officer of the Company and all other officers and members of the management of the Company shall cooperate fully in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential investors.

Exhibit E-9

3.1.8. Records.  The Company shall make available for inspection by the holders of Registrable Securities included in such Registration Statement, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any holder of Registrable Securities included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information requested by any of them in connection with such Registration Statement.

3.1.9. Opinions and Comfort Letters.  The Company shall furnish to each holder of Registrable Securities included in any Registration Statement a signed counterpart, addressed to such holder, of (i) any opinion of counsel to the Company delivered to any Underwriter and (ii) any comfort letter from the Company’s independent public accountants delivered to any Underwriter. In the event no legal opinion is delivered to any Underwriter, the Company shall furnish to each holder of Registrable Securities included in such Registration Statement, at any time that such holder elects to use a prospectus, an opinion of counsel to the Company to the effect that the Registration Statement containing such prospectus has been declared effective and that no stop order is in effect.

3.1.10. Earnings Statement.  The Company shall comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its shareholders, as soon as practicable, an earnings statement covering a period of twelve (12) months, beginning within three (3) months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

3.1.11. Listing.  The Company shall use its best efforts to cause all Registrable Securities included in any registration to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated or, if no such similar securities are then listed or designated, in a manner satisfactory to the holders of a majority of the Registrable Securities included in such registration.

3.2 Obligation to Suspend Distribution.  Upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.1.4(iv), or, in the case of a resale registration on Form S-3 pursuant to Section 2.3 hereof, upon any suspension by the Company, pursuant to a written insider trading compliance program adopted by the Company’s Board of Directors, of the ability of all “insiders” covered by such program to transact in the Company’s securities because of the existence of material non-public information, each holder of Registrable Securities included in any registration shall immediately discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such holder receives the supplemented or amended prospectus contemplated by Section 3.1.4(iv) or the restriction on the ability of “insiders” to transact in the Company’s securities is removed, as applicable, and, if so directed by the Company, each such holder will deliver to the Company all copies, other than permanent file copies then in such holder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice.

Exhibit E-10

3.3 Registration Expenses.  The Company shall bear all costs and expenses incurred in connection with any Demand Registration pursuant to Section 2.1, any Piggy-Back Registration pursuant to Section 2.2, and any registration on Form S-3 effected pursuant to Section 2.3, and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective or whether any or all holders of Registrable Securities withdraw from any Registration Statement, including, without limitation: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1.11; (vi) Financial Industry Regulatory Authority fees; (vii) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company (including the expenses or costs associated with the delivery of any opinions or comfort letters requested pursuant to Section 3.1.9); (viii) the fees and expenses of any special experts retained by the Company in connection with such registration and (ix) the fees and expenses of one legal counsel selected by the holders of a majority-in-interest of the Registrable Securities included in such registration. The Company shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the holders thereof, which underwriting discounts or selling commissions shall be borne by such holders. Additionally, in an underwritten offering, all selling stockholders and the Company shall bear the expenses of the underwriter pro rata in proportion to the respective amount of shares each is selling in such offering.

3.4 Information.  The holders of Registrable Securities shall provide such information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to Section 2 and in connection with the Company’s obligation to comply with federal and applicable state securities laws.

3.5 Holder Obligations.  No holder of Registrable Securities may participate in any underwritten offering pursuant to this Section 3 unless such holder (i) agrees to sell only such holder’s Registrable Securities on the basis reasonably provided in any underwriting agreement, and (ii) completes, executes and delivers any and all questionnaires, powers of attorney, custody agreements, indemnities, underwriting agreements and other documents reasonably required by or under the terms of any underwriting agreement or as reasonably requested by the Company.

4. INDEMNIFICATION AND CONTRIBUTION.

4.1 Indemnification by the Company.  The Company agrees to indemnify and hold harmless Purchasers and each other holder of Registrable Securities, and each of their respective officers, employees, affiliates, directors, partners, members, attorneys and agents, and each Person, if any, who controls a Purchaser and each other holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) of Registrable Securities (each, an “Purchaser Indemnified Party”), from and against any expenses, losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under state securities laws.  The Company shall promptly reimburse the Purchaser Indemnified Party for any legal and any other expenses reasonably incurred by such Purchaser Indemnified Party in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus, or summary prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by such selling holder expressly for use therein. The Company also shall indemnify any Underwriter of the Registrable Securities, their officers, employees, affiliates, directors, partners, members and agents and each person who controls such Underwriter on substantially the same basis as that of the indemnification provided above in this Section 4.1.

Exhibit E-11

4.2 Indemnification by Holders of Registrable Securities.  Each selling holder of Registrable Securities will, in the event that any registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling holder, indemnify and hold harmless the Company, each of its directors and officers and each Underwriter (if any), and each other Person, if any, who controls another selling holder or such Underwriter or the Company within the meaning of the Securities Act or Section 20 of the Exchange Act, against any losses, claims, judgments, damages or liabilities, severally and not jointly, insofar as such losses, claims, judgments, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or allegedly untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or the alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by such selling holder expressly for use therein, and shall reimburse the Company, its directors and officers, and each other selling holder or such controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or action. Each selling holder’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling holder in connection with the sale of the Registrable Securities by such selling holder pursuant to the Registration Statement containing such untrue statement.

Exhibit E-12

4.3 Conduct of Indemnification Proceedings.  Promptly after receipt by any person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to Section 4.1 or 4.2, such person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, notify such other person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel) to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the opinion of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

4.4 Contribution.

4.4.1. If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

Exhibit E-13

4.4.2. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.4.1. The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no holder of Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such holder from the sale of Registrable Securities which gave rise to such contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

5. REPORTS UNDER SECURITIES ACT AND EXCHANGE ACT.  The Company covenants that it shall file any reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as the holders of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such Rules may be amended from time to time, or any similar Rule or regulation hereafter adopted by the Commission.  Without limiting the foregoing, the Company shall do each of the following:

(a)           make and keep available adequate current public information, as those terms are understood and defined in Rule 144, at all times after the effective date of the Registration Statement is filed by the Company;

(b)           use commercially reasonable efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c)           furnish to any Purchaser or holder of Registrable Securities, so long as the Purchaser or such holder owns any Registrable Securities, forthwith upon request such information as may be reasonably requested and not otherwise publicly available in availing any Purchaser or such holder of any rule or regulation of the Commission that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

6. MISCELLANEOUS.

6.1 Assignment; No Third Party Beneficiaries.  This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the holders of Registrable Securities hereunder may be freely assigned or delegated by such holder of Registrable Securities in conjunction with and to the extent of any transfer of Registrable Securities by any such holder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and their respective successors and the permitted assigns of the Purchasers or holders of Registrable Securities or of any assignee of the Purchaser or holder of Registrable Securities. This Agreement is not intended to confer any rights or benefits on any Persons that are not party hereto other than as expressly set forth in Article 4 and this Section 6.1.

Exhibit E-14

6.2 Notices.  All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile; provided, that if such service or transmission is not on a business day or is after normal business hours, then such notice shall be deemed given on the next business day. Notice otherwise sent as provided herein shall be deemed given on the next business day following timely delivery of such notice to a reputable air courier service with an order for next-day delivery.

To the Company:	Camden Learning Corporation 500 East Pratt Street Suite1200 Baltimore, MD 21202 Attn: David L. Warnock

To the Purchasers, to:	c/o Dlorah, Inc. 5301 S. Highway 16, Suite 200 Rapid City, SD 57701 Attention: Bob Buckingham Facsimile: (605) 721-5241

with a copy to:	Gray, Plant, Mooty, Mooty & Bennett, P.A. 500 IDS Center 80 South Eighth Street Minneapolis, MN 55402 Attn: Mark D. Williamson, Esq. Facsimile: (612) 632-4379

6.3 Severability.  This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

Exhibit E-15

6.4 Counterparts; Facsimile Signatures.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.  Facsimile signatures shall be deemed to be original signatures for all purposes of this Agreement.

6.5 Entire Agreement.  This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

6.6 Modifications and Amendments.  No amendment, modification or termination of this Agreement shall be binding upon any party unless executed in writing by such party.

6.7 Titles and Headings.  Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

6.8 Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding; provided, however, that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party.  Notwithstanding the foregoing, this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any Purchaser or holder of Registrable Securities without the written consent of such Purchaser or holder, unless such amendment, termination, or waiver applies to all Purchasers or holders of Registrable Securities in the same fashion.  The Company shall give prompt notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination, or waiver.  Any amendment, termination, or waiver effected in accordance with this Section 6.8 shall be binding on all parties hereto, regardless of whether any such party has consented thereto.  No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

6.9 Remedies Cumulative.  In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Purchaser or any other holder of Registrable Securities may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

Exhibit E-16

6.10 Governing Law.  This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware without regard to the conflict of laws principles thereof.  All actions, proceedings or claims arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New Castle County, Delaware.  The parties hereby (a) submit to the exclusive jurisdiction of any Delaware state or federal court for the purpose of any actions, proceedings or claims arising out of or relating to this Agreement brought by any party, and (b) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such action, proceeding or claim, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action, proceeding or claim is brought in an inconvenient forum, that the venue of the action, proceeding or claim is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.  Each of the parties agree that a final judgment in any action or proceeding with respect to which all appeals have been taken or waived, shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.  Each of parties irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party.  Nothing in this Section 6.10 shall affect the right of any party to serve legal process in any other manner permitted by law.

6.11 Waiver of Trial by Jury.  Each party hereby irrevocably and unconditionally waives the right to a trial by jury in any action, suit, counterclaim or other proceeding (whether based on contract, tort or otherwise) arising out of, connected with or relating to this Agreement, the transactions contemplated hereby, or the actions of the Purchaser in the negotiation, administration, performance or enforcement hereof.

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Exhibit E-17

 IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

CAMDEN LEARNING CORPORATION

By:
Name: David L. Warnock
Title: Chief Executive Officer and President

PURCHASERS:

Exhibit E-18